   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           WAUSAU PAPER MILLS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             WISCONSIN                              2621                             39-0690900
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                               ONE CLARK'S ISLAND
                          WAUSAU, WISCONSIN 54402-1408
                                 (715) 845-5266
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               STEVEN A. SCHMIDT

                VICE PRESIDENT-FINANCE, SECRETARY AND TREASURER
                           WAUSAU PAPER MILLS COMPANY
                               ONE CLARK'S ISLAND
                          WAUSAU, WISCONSIN 54402-1408
                                 (715) 845-5266
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------
                                WITH COPIES TO:

                STEPHANIE J. SELIGMAN                                  ARNOLD J. KIBURZ III
            WACHTELL, LIPTON, ROSEN & KATZ                            RUDER, WARE & MICHLER,
                 51 WEST 52ND STREET                                 A LIMITED LIABILITY S.C.
               NEW YORK, NEW YORK 10019                            500 THIRD STREET, SUITE 700
                    (212) 403-1000                                   WAUSAU, WISCONSIN 54402
                                                                          (715) 845-4336

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
      TITLE OF EACH CLASS                                PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
        OF SECURITIES TO              AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
         BE REGISTERED               REGISTERED(1)         PER SHARE(2)           PRICE(3)              FEE(3)
--------------------------------------------------------------------------------------------------------------------
                                                                                 (value of)
Common Stock no par value.......       21,282,410            $20.714            $440,849,909         $133,590.89
====================================================================================================================

(1) Based upon 15,201,721, the number of shares of common stock, no par value, of Mosinee Paper Corporation ("Mosinee Common Stock") outstanding on November 7, 1997, which shares will be exchanged for shares of common stock, no par value of, Wausau Paper Mills Company ("Wausau Common Stock") pursuant to the Merger described herein, multiplied by 1.4, the exchange ratio in the Merger.
(2) Calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based on the aggregate market value on November 7, 1997 of the shares of Mosinee Common Stock expected to be canceled in connection with the Merger and computed by dividing (x) the product of (A) the average of the high and low bid prices per share of Mosinee Common Stock as reported on the NASDAQ National Market on November 7, 1997 ($29.00) and (B) 15,201,721, representing the maximum number of shares of Mosinee Common Stock expected to be canceled in connection with the Merger, by (y) 21,282,410, representing the maximum number of shares of Wausau Common Stock to be issued in connection with the Merger.
(3) The registration fee of $133,590.89 and maximum aggregate offering price of $440,849,909 have been calculated pursuant to Rule 457(f) under the Securities Act as follows: 1/33 of 1% of the product of: (x) $29.00, the average of the high and low bid prices per share of Mosinee Common Stock as reported on the NASDAQ National Market on November 7, 1997, and (y) 15,201,721, the maximum number of shares of Mosinee Common Stock expected to be canceled in the Merger. A fee of $90,820.25 was paid on September 5, 1997 pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials by Wausau and Mosinee. Pursuant to Rule 457(b) under the Securities Act, the registration fee payable herewith has been reduced by $90,820.25, the amount previously paid upon filing of such preliminary proxy materials. Accordingly, an additional fee of $42,770.64 is required to be and has been paid with the initial filing of this Registration Statement.

    REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL WRITE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

[WAUSAU PAPER MILLS COMPANY LETTERHEAD]

                                                               November 14, 1997

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Wausau Paper Mills Company which will be held Wednesday, December 17, 1997 at the Grand Theatre, 415 Fourth Street, Wausau, Wisconsin. The meeting will start at 9:30 a.m., local time.

     At this important meeting, you will be asked to vote on certain matters relating to the proposed "merger-of-equals" between Wausau Paper Mills Company and Mosinee Paper Corporation. To accomplish the merger, Wausau Papers has agreed to issue 1.4 shares of Wausau Papers common stock in exchange for each share of Mosinee Paper common stock outstanding immediately before the merger. Based on the capitalization of Wausau Papers and Mosinee Paper as of the date of the merger agreement, the shareholders of Mosinee Paper would have received approximately 37% of the total voting power of the combined company if the merger had been effective as of that date.

     In addition to the election of directors, approval of the 1991 Employee Stock Option Plan, and approval of our independent auditors, two proposals relating to the merger will be acted upon at the Annual Meeting: (1) to approve the issuance of Wausau Papers common stock in connection with the merger with Mosinee Paper and (2) to amend Wausau Papers' articles of incorporation to change Wausau Papers' corporate name to "Wausau-Mosinee Paper Corporation" following the merger.

     Your Board of Directors believes that the merger with Mosinee Paper will create one of the nation's strongest manufacturers of specialty paper products, including niche technical papers for the medical, food processing, automotive, housing, and pressure sensitive labeling industries, premium printing and writing papers, and "away-from-home" towel and tissue. This combination of companies -- which individually have consistently achieved among the industry's highest returns -- will create an even more dynamic competitor with annual revenues of approximately $1 billion, and a strong financial position from which to pursue growth internally and through complementary niche acquisitions. The proximity and familiarity of the two companies should assist the integration of the two companies. Your Board of Directors unanimously approved the merger and believes that the merger is in your best interest.

     Shareholders should be aware that two individuals who serve as directors of Mosinee Paper also serve on the Board of Directors of Wausau Papers, including in the position of Chairman of the Board. For additional information see "Interests of Certain Persons in the Merger" in the accompanying proxy statement-prospectus. As a result of the foregoing, the respective Boards of Directors of Mosinee Paper and Wausau Papers each formed a Special Committee in connection with the negotiation and approval of the proposed merger. See "The Proposed Merger -- Reasons for the Merger; Recommendations of the Boards of Directors and Special Committees Thereof."

     Regardless of the number of shares you own or whether you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We ask that you take the time to vote by completing and promptly mailing the enclosed proxy card. Your Board of Directors recommends that you vote FOR the issuance of shares in the merger, FOR the amendment to Wausau Papers' articles of incorporation to change our corporate name, FOR each of the nominees for reelection as a director, FOR the approval of the stock option plan and FOR the approval of auditors.

     This document provides detailed information about the merger with Mosinee Paper and the related matters on which you are voting. I encourage you to read it thoroughly. The Wausau Papers Form 10-K for our most recent fiscal year is included with this mailing instead of the customary annual report. The Form 10-K contains complete financial statements and other information about the company. In addition, you can find more information about Wausau Papers and Mosinee Paper in other documents which have been filed with the Securities and Exchange Commission. Instructions on how to obtain these documents are included in the enclosed materials.

     We hope you can attend the Annual Meeting. Even if you plan to attend the meeting, please complete and return your proxy.

                                          Sincerely,

                                          /s/ DANIEL D. KING
                                          Daniel D. King
                                          President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE WAUSAU PAPERS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Joint Proxy Statement-Prospectus dated November 14, 1997, and first mailed to shareholders on or about November 17, 1997.

                                 [MOSINEE LOGO]

                                                               November 14, 1997

Dear Mosinee Shareholder:

     You are cordially invited to attend the special meeting of shareholders to be held on Wednesday, December 17, 1997 at the Westwood Conference Room, Westwood Center, Wausau Insurance Companies, 1800 West Bridge Street, Wausau, Wisconsin at 11:00 a.m., local time.

     At the special meeting, you will be asked to vote on a proposal to approve the "merger-of-equals" between Mosinee Paper Corporation and Wausau Paper Mills Company and the merger agreement governing the proposed merger. As a result of the proposed merger, the shareholders of Mosinee Paper and Wausau Papers will become the owners of a combined company, which will be renamed "Wausau-Mosinee Paper Corporation." I will be the President and Chief Executive Officer of Wausau-Mosinee and the directors and management will come from both companies.

     In the merger, each outstanding share of Mosinee Paper common stock will be converted into the right to receive 1.4 shares of Wausau Papers common stock. As of the close of business on August 22, 1997, the last business day preceding the date of the merger agreement, the market value of 1.4 shares of Wausau Papers common stock was $29.05. As of November 13, the market value of 1.4 shares of Wausau Papers common stock was $29.49. Based on the closing prices of the Wausau Papers and Mosinee Paper common stock on August 22, 1997, the value of 1.4 shares of Wausau Papers common stock represented a premium of approximately 15.6% over the price of the Mosinee Paper common stock on such date.

     Based on the capitalization of Mosinee Paper and Wausau Papers as of the date of the merger agreement, Mosinee Paper shareholders would have received approximately 37% of the total voting power of the combined company if the merger had become effective on that date. This document provides detailed information about the merger. I encourage you to read it thoroughly.

     Your Board of Directors believes that the merger with Wausau Papers will create one of the nation's strongest manufacturers of specialty paper products, including niche technical papers for the medical, food processing, automotive, housing, and pressure sensitive labeling industries, premium printing and writing papers, and "away-from-home" towel and tissue. This combination of companies -- which individually have consistently achieved among the industry's highest returns -- will create an even more dynamic competitor with annual revenues of approximately $1 billion, and a strong financial position from which to pursue growth internally and through complementary niche acquisitions. The proximity and familiarity of the two companies should help us move quickly in integrating the two companies. Your Board of Directors unanimously approved the merger and believes that the merger is in your best interest.

     Shareholders should be aware that two individuals who serve as directors of Mosinee Paper also serve on the Board of Directors of Wausau Papers, including in the position of Chairman of the Board. For additional information see "Interests of Certain Persons in the Merger" in the accompanying proxy statement-prospectus. As a result of the foregoing, the respective Boards of Directors of Mosinee Paper and Wausau Papers each formed a Special Committee in connection with the negotiation and approval of the proposed merger. See "The Proposed Merger -- Reasons for the Merger; Recommendation of the Boards of Directors and Special Committees Thereof."

     MOSINEE PAPER'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND THE BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     Because of the significance of the merger, your participation in the special meeting, in person or by proxy, is especially important. We urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of common stock will be represented at the special meeting.

     Thank you and we look forward to seeing you at the special meeting.

                                          Sincerely

                                          /s/ DANIEL R. OLVEY
                                          Daniel R. Olvey

                                          President and
                                          Chief Executive Officer

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY
STATEMENT-PROSPECTUS OR THE WAUSAU PAPERS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, NOR HAVE THEY DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The Joint Proxy Statement-Prospectus is dated November 13, 1997 and is first being mailed to shareholders on or about November 17, 1997

                           MOSINEE PAPER CORPORATION
                            1244 KRONENWETTER DRIVE
                            MOSINEE, WISCONSIN 54455

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Mosinee Paper Corporation:

     A Special Meeting of Shareholders of Mosinee Paper Corporation, a Wisconsin corporation ("Mosinee"), will be held on Wednesday, December 17, 1997, at 11:00 a.m., local time, at the Westwood Conference Room, Westwood Center, Wausau Insurance Companies, 1800 West Bridge Street, Wausau, Wisconsin (the "Mosinee Special Meeting"), to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 24, 1997, among Mosinee, Wausau Paper Mills Company, a Wisconsin corporation ("Wausau"), and WPM Holdings, Inc., a Wisconsin corporation and a wholly-owned subsidiary of Wausau ("Merger Sub"). A copy of the Merger Agreement is attached as Appendix A to the Joint Proxy Statement-Prospectus that accompanies this notice. The Merger Agreement provides for the merger of Merger Sub with and into Mosinee (the "Merger").

     If the Merger Agreement is approved and the Merger is consummated, (i) each issued and outstanding share of Mosinee common stock, no par value ("Mosinee Common Shares"), other than certain treasury shares owned by Mosinee, will be converted into the right to receive 1.4 shares of Wausau common stock, no par value (except that cash will be paid in lieu of fractional shares), and (ii) at the effective time of the Merger, Wausau's name will be changed to "Wausau-Mosinee Paper Corporation."

     Holders of record of Mosinee Common Shares at the close of business on October 17, 1997 (the "Record Date") will be entitled to vote at the Mosinee Special Meeting or any adjournments thereof. As of the Record Date, there were 15,201,721 Mosinee Common Shares outstanding (excluding treasury shares), each of which is entitled to one vote with respect to each matter to be voted on at the Mosinee Special Meeting.

     THE BOARD OF DIRECTORS OF MOSINEE HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF MOSINEE, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AT THE MOSINEE SPECIAL MEETING.

     The affirmative vote of the holders of two-thirds of the Mosinee Common Shares outstanding on the Record Date is required to approve the Merger Agreement. Detailed information concerning the Merger Agreement and the Merger is contained in the attached Joint Proxy Statement-Prospectus which you are urged to read carefully.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MOSINEE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A SHAREHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO MOSINEE'S CORPORATE SECRETARY, BY SUBSEQUENTLY FILING ANOTHER PROXY OR BY ATTENDING AND GIVING ORAL NOTICE AT THE MOSINEE SPECIAL MEETING. SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WHEN RETURNING THEIR PROXIES. IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER IS CONSUMMATED, SHAREHOLDERS WILL BE NOTIFIED AND FURNISHED INSTRUCTIONS ON HOW AND WHEN TO SURRENDER THEIR STOCK CERTIFICATES.

     THE BOARD OF DIRECTORS OF MOSINEE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AT THE MOSINEE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          /s/ GARY P. PETERSON
                                          Gary P. Peterson

                                          Secretary

Mosinee, Wisconsin
November 14, 1997

                            YOUR VOTE IS IMPORTANT.
            PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN YOUR PROXY.

                     HOLDERS OF MOSINEE COMMON STOCK SHOULD
              NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                           WAUSAU PAPER MILLS COMPANY
                               ONE CLARK'S ISLAND
                            WAUSAU, WISCONSIN 54403

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of Wausau Paper Mills Company ("Wausau Papers") will be held at the Grand Theatre, 415 Fourth Street, Wausau, Wisconsin, on Wednesday, December 17, 1997, at 9:30 a.m., local time, for the following purposes:

          1. To elect two Class I directors for terms which will expire at the annual meeting of shareholders to be held in 2000;

          2. To consider and act upon a proposal to approve the issuance of shares of common stock, no par value, of Wausau Papers to the shareholders of Mosinee Paper Corporation ("Mosinee"), including the issuance of shares to an "interested stockholder" within the meaning of Section 180.1141 of the Wisconsin Business Corporation Law, in accordance with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 24, 1997, among Wausau Papers, Mosinee, and a wholly-owned subsidiary of Wausau Papers ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Mosinee (the "Merger") with Mosinee as the surviving corporation in the Merger;

          3. To consider and act upon a proposal to amend the articles of incorporation to change Wausau Papers' corporate name to "Wausau-Mosinee Paper Corporation";

          4. To consider and act upon a proposal to approve the 1991 Employee Stock Option Plan, as amended;

          5. To approve the appointment of Wipfli Ullrich Bertelson LLP as independent auditors of the corporation; and

          6. To transact such other business as may properly come before the meeting.

     Each proposal will be acted upon separately by shareholders; however, the Merger will not be completed unless the issuance of shares in connection with the Merger is approved by the required vote of the Wausau Papers shareholders.

     The record date for determining the holders of common stock entitled to vote at the annual meeting or any adjournment thereof is the close of business on October 17, 1997.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO ELECT THE DIRECTORS NOMINATED FOR REELECTION AND TO APPROVE EACH OF THE PROPOSALS LISTED ABOVE. Each of these matters is described in detail in the accompanying Joint Proxy Statement-Prospectus.

     PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ STEVEN A. SCHMIDT

                                          Steven A. Schmidt
                                          Secretary

November 14, 1997

     THE CERTIFICATES REPRESENTING WAUSAU PAPERS COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE DATE OF THE MERGER AND THE CHANGE OF WAUSAU PAPERS' NAME TO "WAUSAU-MOSINEE PAPER CORPORATION" WILL REMAIN VALID CERTIFICATES AS IF ISSUED IN THE NAME OF WAUSAU-MOSINEE. SHAREHOLDERS OF WAUSAU PAPERS ARE NOT REQUIRED TO SUBMIT THEIR CERTIFICATES REPRESENTING WAUSAU PAPERS COMMON STOCK IN CONNECTION WITH THE MERGER.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    1
THE PROPOSED MERGER...................................................................   15
  Background of the Merger............................................................   15
  Reasons for the Merger; Recommendations of the Boards of Directors and the Special
     Committees Thereof...............................................................   18
  Opinion of Wausau's Financial Advisor...............................................   22
  Opinion of Mosinee's Financial Advisor..............................................   27
  Presentation of Goldman Sachs.......................................................   32
  Certain Assumptions.................................................................   35
  Certain Federal Income Tax Consequences.............................................   36
  Accounting Treatment................................................................   37
  HSR Act and Other Antitrust Matters.................................................   37
  Dissenters' Rights..................................................................   38
  Cautionary Statement Concerning Forward-Looking Statements..........................   38
  Restrictions on Resales by Affiliates...............................................   39
MARKET PRICES AND DIVIDENDS...........................................................   40
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..........................   41
INTERESTS OF CERTAIN PERSONS IN THE MERGER............................................   47
  Compensation and Benefit Plan Amendments............................................   47
  Employment Agreements with Mosinee Executive Officers...............................   47
  Broad Based Severance Plan..........................................................   48
  Common Directors, Including Common Chairman of the Board............................   48
  Transition Benefit Agreement with CEO of Wausau.....................................   48
  Indemnification and Insurance.......................................................   49
DIRECTORS AND MANAGEMENT OF WAUSAU-MOSINEE FOLLOWING THE MERGER.......................   49
  Directors...........................................................................   49
  Senior Executives Of Wausau-Mosinee Following the Merger............................   50
DIRECTORS AND EXECUTIVE OFFICERS; EXECUTIVE COMPENSATION; STOCK OWNERSHIP OF
  DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS............................   50
THE MOSINEE SPECIAL MEETING...........................................................   51
  General.............................................................................   51
  Matters to Be Considered and Acted Upon.............................................   51
  Date, Place and Time................................................................   51
  Record Date.........................................................................   51
  Votes Required for Approval.........................................................   51
  Voting and Revocation of Proxies....................................................   51
  Solicitation of Proxies.............................................................   52
THE WAUSAU ANNUAL MEETING.............................................................   53
  General.............................................................................   53
  Matters to Be Considered and Acted Upon.............................................   53
  Date, Place and Time................................................................   53
  Record Date.........................................................................   53
  Votes Required for Election of Directors and Approvals..............................   54
  Voting and Revocation of Proxies....................................................   54
  Solicitation of Proxies.............................................................   55

                                                                                        PAGE
                                                                                        ----
THE MERGER AGREEMENT..................................................................   56
  Terms of the Merger.................................................................   56
  Exchange of Shares..................................................................   56
  Management of Wausau-Mosinee Following the Merger...................................   58
  Representations and Warranties......................................................   58
  Certain Covenants...................................................................   58
  Conditions to the Merger............................................................   59
  Governmental Approvals..............................................................   60
  Limitation on Negotiations..........................................................   60
  Amendment; Waiver...................................................................   61
  Termination of the Merger Agreement; Termination Fees...............................   61
DESCRIPTION OF, AND CERTAIN DIFFERENCES IN, COMMON SHARES AND RIGHTS OF SHAREHOLDERS
  OF MOSINEE AND WAUSAU...............................................................   62
  Authorized Capital Stock............................................................   62
  Certain Shareholder Voting Requirements.............................................   63
  Directors...........................................................................   63
  Shareholder Proposals and Nominations...............................................   64
  Restrictions on Business Combinations and Other Transactions Under Charters and
     Bylaws...........................................................................   64
  Restrictions on Business Combinations and Control Shares Under WBCL.................   66
  Indemnification.....................................................................   67
  Rights Agreement....................................................................   67
INFORMATION RELATING TO THE WAUSAU ANNUAL MEETING.....................................   70
  Beneficial Ownership of Wausau Common Shares........................................   70
  Section 16(a) Beneficial Ownership Reporting Compliance.............................   71
  Election of Directors...............................................................   71
  Committees and Compensation of Wausau Board.........................................   72
  Compensation of Executive Officers..................................................   73
  Committee's Report on Compensation Policies.........................................   77
  Stock Price Performance Graph.......................................................   80
  Approval of 1991 Employee Stock Option Plan.........................................   80
  Approval of the Appointment of Independent Auditors.................................   83
EXPERTS...............................................................................   84
LEGAL MATTERS.........................................................................   84
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS............................................   84
WHERE YOU CAN FIND MORE INFORMATION...................................................   85
INDEX OF DEFINED TERMS................................................................   87

Appendix A: Agreement and Plan of Merger, dated as of August 24, 1997, among
            Wausau Paper Mills Company, WPM Holdings, Inc., and Mosinee Paper Corporation

Appendix B: Opinion of A.G. Edwards & Sons, Inc. dated November 14, 1997

Appendix C: Opinion of William Blair & Company, L.L.C. dated November 14, 1997

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the merger, and for a more complete understanding of the legal terms of the merger, you should read this entire document carefully, as well as those additional documents referred to in this document. See "WHERE YOU CAN FIND MORE INFORMATION." (Page 85).

Q:  WHY IS MOSINEE MERGING WITH WAUSAU?

A: Wausau's and Mosinee's Boards believe that the merger will create one of the nation's strongest manufacturers of specialty paper products, including niche technical papers for the medical, food processing, automotive, housing, and pressure sensitive labeling industries, premium printing and writing papers, and "away-from-home" towel and tissue and will provide significant benefits to the two companies' shareholders, customers and employees. Wausau-Mosinee Paper Corporation (the new name of the combined company after the merger) is expected to have revenues of approximately $1 billion and a strong financial position from which to pursue growth internally and through complementary niche acquisitions.

Q:  WHAT WILL MOSINEE SHAREHOLDERS RECEIVE FOR THEIR MOSINEE SHARES?

A: Mosinee shareholders will receive 1.4 shares of Wausau common stock in exchange for each of their Mosinee common shares. This exchange ratio will not change, even if the market price of Wausau or Mosinee common stock increases or decreases between the date the merger agreement was signed and the date the merger is completed.

     Wausau will not issue fractional shares in the merger. As a result, the total number of shares of Wausau common stock that you will receive in the merger if you are a Mosinee shareholder will be rounded down to the nearest whole number, and you will receive a cash payment for the value of the remaining fraction of a share of Wausau common stock based on the average closing price of the Wausau common stock on the Nasdaq National Market over the 10-day period which ends two trading days prior to the effective time of the merger.

     Examples:

    - If you currently own 1,000 shares of Mosinee common stock, then after the merger you will receive 1,400 shares of Wausau common stock.

    - If you currently own 1 share of Mosinee common stock, then after the merger you will receive 1 share of Wausau common stock and a check for the fractional share value of .4 of a share of Wausau common stock as described above.

Q:  WILL WAUSAU SHAREHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. Wausau shareholders will continue to hold the Wausau shares they currently own. After the merger, these shares will represent an ownership interest in the combined businesses of Wausau and Mosinee, which will be known as "Wausau-Mosinee Paper Corporation."

Q:  WHAT DO I NEED TO DO NOW?

A: Vote your shares on the accompanying proxy card, sign it and mail it in the enclosed return envelope as soon as possible so that your shares can be voted at the December 17, 1997, Wausau annual meeting of shareholders (if you are a Wausau shareholder) or at the December 17, 1997, Mosinee special meeting of the shareholders (if you are a Mosinee shareholder).

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares; your broker will provide directions on how to file your voting instructions with the broker. Your broker will not be able to vote your shares without instructions from you.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable shareholder meeting. You can do this in any of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the appropriate Corporate Secretary (to Wausau at the address on page 3 if you are a Wausau shareholder, or to Mosinee at the address on page 3 if you are a Mosinee shareholder). Third, you can attend your shareholder meeting and give oral notice during the meeting. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: HOW DO I VOTE IF MY SHARES ARE HELD BY MY DIVIDEND REINVESTMENT PLAN OR THE EMPLOYEE STOCK PURCHASE PLAN?

A: If you are a participant in either company's dividend reinvestment plan, the proxy card will serve to direct the plan administrator of the plan to vote any shares held for your benefit in the plan as of the close of business on the applicable record date. Your shares held in the plan will not be voted if you do not submit a proxy. If you are a participant in either company's employee stock purchase plan, you should receive instructions from the plan's administrator on how to direct the voting of any shares held for you in the plan.

Q:  SHOULD I SEND IN MY MOSINEE STOCK CERTIFICATES NOW?

A: No. If you are a Mosinee shareholder, after the merger is completed you will receive written instructions for exchanging your shares of Mosinee common stock for Wausau common stock (and your cash payment in lieu of any fraction of a share of Wausau common stock).

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The companies are working to complete the merger as soon as possible. The merger is expected to be completed as soon as possible following approval of all merger-related proposals at the Wausau and Mosinee shareholder meetings.

Q:  WHAT HAPPENS TO MY DIVIDENDS?

A: Neither company expects to change its dividend policy before the merger. After the merger, although future dividends will be determined by the Board of Directors of Wausau-Mosinee in light of earnings, cash flow, the financial condition of Wausau-Mosinee and such other factors and business conditions that such Board deems relevant from time to time, it is expected that Wausau-Mosinee's initial annualized dividend rate will be $.25 per Wausau-Mosinee share, the same rate as Wausau's current dividend. However, there can be no assurance as to the actual amount of dividends that will be paid by Wausau-Mosinee after the merger.

Q:  WHO CAN HELP ANSWER QUESTIONS?

A:  If you have more questions about the merger you should contact:

    Wausau Shareholders:
      Wausau Paper Mills Company
      One Clark's Island
      P.O. Box 1408
      Wausau, WI 54402-1408
      Telephone: (715) 845-5266
      Fax: (715) 675-8333

    Mosinee Shareholders:
      Mosinee Paper Corporation
      1244 Kronenwetter Drive
      Mosinee, WI 54455-9099
      Telephone: (715) 693-4470
      Fax: (715) 693-4803

                                 THE COMPANIES

WAUSAU PAPER MILLS COMPANY

     Wausau Paper Mills Company ("Wausau") was founded in 1899 and is incorporated in the state of Wisconsin. It operates paper mills in Wisconsin, New Hampshire and Maine and is organized into two operating divisions. Wausau is a leading producer of a wide range of virgin and recycled printing and writing papers, two-thirds of which are colored papers, including Astrobrights(R), a 25-year old national brand. These premium printing and writing papers serve four major categories: text and cover, index and bristol, imaging, and offset. More than 80% of Wausau's writing and printing paper is sold in sheet form to paper distributors, the remaining 20% is sold to converters that serve the greeting card and announcement industry. In addition, Wausau is one of the nation's largest manufacturers of supercalendered backing papers for pressure-sensitive labeling applications. The company also manufactures specialty papers for a broad range of food and medical and industrial applications, including protective barrier papers for pet food, microwave popcorn and lightweight paper for sterilized medical packaging. Wausau's principal office is located at One Clark's Island, P.O. Box 1408, Wausau, Wisconsin 54402-1408, telephone: (715) 845-5266.

MOSINEE PAPER CORPORATION

     Incorporated in Wisconsin in 1910, Mosinee Paper Corporation ("Mosinee") manufactures, converts and sells paper products. Mosinee, one of the nation's largest producers of masking tape base, manufactures a range of highly engineered paper products. These include high-performance industrial papers chemically treated for wet strength, flame retardancy, anti-static, corrosion or grease resistance for various industries, such as automotive, housing, and food processing, as well as other specialty grades of paper, including decorative laminate papers, deep color tissue used in napkin and tablecloth stock and colored school construction paper. Other major products and processes include wax-laminated roll wrap, custom coating, laminating and converting. In addition, Mosinee produces "away-from-home" towel and tissue products from recycled material under Bay West's EcoSoft(TM) brand which are used in the washrooms of theme parks, hospitals, hotels, office buildings, factories, schools and restaurants nationwide. Mosinee's principal office is located at 1244 Kronenwetter Drive, Mosinee, Wisconsin 54455-9099, telephone: (715) 693-4470.

                      REASONS FOR THE MERGER (SEE PAGE 18)

     The Board of Directors of Wausau and the Board of Directors of Mosinee, and their respective Special Committees (which negotiated the terms and conditions of the merger) believe that the merger offers the following significant strategic and financial benefits to Wausau and Mosinee and their respective shareholders:

     - Creation of a preeminent, high-quality specialty paper company with a broader product range and stronger business prospects than either company alone and with greater market diversification resulting in increased financial stability and strength of the combined entity.

     - Significant opportunities for cost savings through purchasing efficiencies and reduction of overhead expenses. The companies have identified approximately $19 million in annual cost savings which are expected to be fully achieved by the end of the three-year period following the merger. Although the timing and amount of such synergies are uncertain, it is expected that in the first, second and third year, respectively, approximately $6 million, $13 million and $19 million of such annual synergies would be realized. The cost savings will be offset by a one-time charge for transaction costs related to the merger which is expected to be approximately $14 million. Also, the companies expect to restructure the combined operations, resulting in additional non-recurring charges. The range of amounts and timing of such charges cannot be reasonably estimated until an analysis of the newly combined operations is completed and a detailed restructuring plan is developed, but such charges may be material.

     - Increased market capitalization of the combined company will create greater visibility in the investment community and will provide the combined company's shareholders greater liquidity for their shares, thereby enhancing the stock's attractiveness to current and prospective shareholders.

                 RECOMMENDATIONS TO SHAREHOLDERS (SEE PAGE 22)

     Mosinee: Mosinee's Board has unanimously approved the merger and the merger agreement. The Mosinee Board unanimously recommends that Mosinee shareholders vote FOR the proposal to approve the merger agreement, under which a wholly-owned subsidiary of Wausau will be merged with Mosinee, with Mosinee surviving the merger as a wholly-owned subsidiary of Wausau.

     Wausau: Wausau's Board has unanimously approved the merger and the merger agreement. The Wausau Board unanimously recommends that Wausau shareholders vote FOR each of the proposals submitted for Wausau shareholder approval in connection with the merger, FOR the nominees for Class I directors, FOR approval of the stock option plan, and FOR the approval of independent auditors.

            INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 47)

     The officers and directors of Wausau and Mosinee may have interests in the merger that are different from, or in addition to, and may conflict with the interests of shareholders generally. Such interests relate to or arise from, among other things, the terms of the merger agreement providing for the initial membership on the Wausau-Mosinee Board of Directors, the initial composition of the combined company's senior management, and a transition benefit agreement entered into between Wausau and its President and Chief Executive Officer. In addition, at its August 24, 1997 meeting, the Board of Directors of Mosinee approved the entering into of employment agreements with certain senior executives of Mosinee and adopted a broad-based severance plan (none of which contain "change of control" provisions triggered by the merger), and amended the terms of certain Mosinee stock option and other compensation and benefit plans, generally to provide that the proposed merger would not trigger "change of control" provisions contained in such plans. With certain exceptions, other mergers or acquisitions involving Mosinee would trigger such agreements, plans and provisions.

     In addition, there are two overlapping members of the Boards of Directors of Mosinee and Wausau: Mr. San W. Orr, Jr., who serves in the position of Chairman of the Board of each of Wausau and Mosinee, and Mr. Harry R. Baker, who is a member of the Board of Directors of each of Wausau and Mosinee. Mr. Orr acts as advisor to most of the living members of the Woodson family, whose family members are beneficiaries of certain trusts for which Wilmington Trust Company, currently a 22.64% shareholder of Wausau and a 9.98% shareholder of Mosinee, serves as trustee. In addition, Richard L. Radt, Vice Chairman of Mosinee, served as Chairman, from 1987 to 1988, and President and Chief Executive Officer, from 1977 to 1987, of Wausau, and as President and Chief Executive Officer of Mosinee from 1988 to 1993. Since June 1995, Mr. Radt has been retained by Wausau's Board of Directors as a consultant for various matters unrelated to the merger. As a result of the foregoing, the respective Boards of Directors of Mosinee and Wausau each formed a Special Committee in connection with the negotiation and approval of the proposed merger. See "THE PROPOSED MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors and the Special Committees Thereof."

                       THE MERGER AGREEMENT (SEE PAGE 56)

     The merger agreement, which is the legal document that governs the merger, is attached as Appendix A to this Joint Proxy Statement-Prospectus. You are encouraged to read the merger agreement carefully.

CONDITIONS TO THE MERGER (SEE PAGE 59)

     The completion of the merger depends upon the satisfaction of a number of conditions, including:

     - the continued accuracy of each party's representations and warranties;

     - the performance by each party of its obligations under the merger agreement;

     - Mosinee shareholder approval of the merger agreement;

     - Wausau shareholder approval of the issuance of Wausau common stock in connection with the merger;

     - clearance under U.S. antitrust laws;

     - receipt, at closing, of legal opinions dated as of the day of the merger as to the tax-free nature of the merger;

     - receipt of an opinion from Wausau's and Mosinee's independent accountants that the merger will qualify for pooling of interests accounting treatment; and

     - the absence of an order preventing consummation of the merger or any other transactions contemplated by the merger agreement.

     The terms of the merger agreement do not prohibit either Mosinee or Wausau from waiving any condition to the merger, although certain of such conditions which are requirements of law (e.g., shareholder approval) would not be waivable under applicable law. If the receipt of legal opinions dated as of the day of the merger as to the tax-free nature of the merger is waived, both Mosinee and Wausau will recirculate the Joint Proxy Statement-Prospectus and resolicit proxies.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 61)

     The companies can agree to terminate the merger agreement without completing the merger, and either of them can unilaterally terminate the merger agreement under various circumstances, including, among others, if (1) the merger is not completed by June 30, 1998 due to any reason other than the terminating party's failure to perform its agreements under the merger agreement by such date, (2) the required Mosinee and Wausau shareholder approvals are not received by March 31, 1998, or (3) a court or other governmental authority prohibits the merger.

TERMINATION FEES (SEE PAGE 62)

     Mosinee has agreed to pay Wausau a $15 million termination fee if either Mosinee or Wausau terminates the merger agreement because the Mosinee shareholders failed to approve the merger agreement prior to March 31, 1998, and if (1) prior to the termination of the merger agreement, a third party had proposed or otherwise made known its desire to enter into a competing transaction with Mosinee and (2) not later than the first anniversary of the termination of the merger agreement, (i) Mosinee enters into an agreement with any third party which provides for the acquisition of Mosinee, the acquisition of a majority of its assets or voting securities, or a merger or consolidation of Mosinee, or (ii) a third party (other than Wausau) acquires more than 50% of Mosinee's voting securities.

     Wausau has agreed to pay Mosinee a $15 million termination fee if either Wausau or Mosinee terminates the merger agreement under similar circumstances relating to Wausau and a similar acquisition transaction is agreed to or effected with respect to Wausau.

DIRECTORS AND MANAGEMENT OF WAUSAU-MOSINEE FOLLOWING THE MERGER (SEE PAGE 49)

     Upon completion of the merger, the Wausau-Mosinee Board will include four of the individuals currently serving on Wausau's Board, two of whom currently serve on Mosinee's Board. In addition, the four Mosinee directors not already serving as Wausau's directors will join the Wausau-Mosinee Board, resulting in an eight-member Board of Directors for Wausau-Mosinee. Daniel D. King, currently President and Chief Executive Officer of Wausau, has advised Wausau that he will resign from the Wausau Board following completion of the merger. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Transition Benefit Arrangement with CEO of Wausau."

     Mosinee's President and Chief Executive Officer will become the President and Chief Executive Officer of Wausau-Mosinee following the merger. The remainder of the senior management team of Wausau-Mosinee is expected to be comprised of individuals who currently hold senior executive positions in Wausau or Mosinee.

                      GOVERNMENTAL APPROVALS (SEE PAGE 60)

     The waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has been terminated by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission.

            SHAREHOLDER MEETINGS AND APPROVALS (SEE PAGES 51 AND 53)

     Mosinee. The special meeting of Mosinee shareholders called in connection with the merger will be held at 11:00 a.m., local time, on Wednesday, December 17, 1997, at the Westwood Conference Room, Westwood Center, Wausau Insurance Companies, 1800 West Bridge Street, Wausau, Wisconsin (the "Mosinee Special Meeting"). The record date for determining the holders of Mosinee common stock who are entitled to vote at the Mosinee Special Meeting is the close of business on October 17, 1997. At the Mosinee Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve the merger agreement.

     Wausau. The annual meeting of Wausau shareholders will be held at 9:30 a.m., local time, on Wednesday, December 17, 1997, at the Grand Theatre, 415 Fourth Street, Wausau, Wisconsin (the "Wausau Annual Meeting"). The record date for determining the holders of Wausau common stock who are entitled to vote at the Wausau Annual Meeting is the close of business on October 17, 1997. At the Wausau Annual Meeting, shareholders will be asked to consider and vote:

     - to elect two directors to terms of office which will expire at the annual meeting of Wausau shareholders (to be known as Wausau-Mosinee, following consummation of the merger) to be held in 2000;

     - to approve the issuance of Wausau common shares in connection with the merger to the shareholders of Mosinee, including the issuance of shares to an "interested stockholder" within the meaning of Wisconsin law;

     - to amend Wausau's articles of incorporation to change Wausau's corporate name to "Wausau-Mosinee Paper Corporation" upon completion of the merger;

     - to approve Wausau's 1991 Employee Stock Option Plan, as amended; and

     - to approve the appointment of Wipfli Ullrich Bertelson LLP as Wausau's independent auditors.

     Each proposal will be voted upon separately by shareholders; however, the merger will not be completed unless the issuance of the shares in connection with the merger is approved by the required vote of Wausau shareholders.

                VOTE REQUIRED FOR APPROVAL (SEE PAGES 51 AND 54)
  SECURITY OWNERSHIP OF MANAGEMENT AND THEIR AFFILIATES (SEE PAGES 50 AND 70)

     As of the record date for the Mosinee Special Meeting, the directors and executive officers of Mosinee and their affiliates beneficially owned approximately 4.70% of the outstanding shares of Mosinee common stock (including shares subject to options which are exercisable within 60 days) entitled to vote at the Mosinee Special Meeting. The proposal to approve the merger agreement must be approved by the holders of two-thirds of the votes entitled to be cast at the Mosinee Special Meeting.

     As of the record date for the Wausau Annual Meeting, the directors and executive officers of Wausau and their affiliates beneficially owned approximately 9.79% of the outstanding shares of Wausau common stock (including shares subject to options which are exercisable within 60 days) entitled to vote at the Wausau Annual Meeting.

     The issuance of shares in connection with the merger with Mosinee must be approved by (1) the holders of a majority of the votes entitled to be cast at the Wausau Annual Meeting and (2) the holders of a majority of the votes entitled to be cast at the Wausau Annual Meeting other than those shares beneficially owned by an "interested stockholder," as such term is defined under Wisconsin law. As of the record date for the

Wausau Annual Meeting, Wilmington Trust Company, in its capacity as trustee of various trusts for the benefit of the descendants of A.P. Woodson and family and certain unrelated trusts, is the beneficial owner of approximately 22.64% of the Wausau common stock outstanding and is the only "interested stockholder" known to Wausau for purposes of the vote required to approve the issuance of shares in connection with the merger.

     The proposed amendment to Wausau's articles of incorporation to change the name of the company to "Wausau-Mosinee Paper Corporation" must be approved by the holders of two-thirds of the votes entitled to be cast at the Wausau Annual Meeting. The approval of the 1991 Employee Stock Option Plan and appointment of auditors must be approved by a majority of the votes cast at the Wausau Annual Meeting. The two candidates for election as Class I directors who receive the greatest number of votes will be elected.

     In any matters to be voted upon at either shareholders meeting, subject to certain exceptions, the voting power of shares held by any person in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. As to certain of the statutory provisions concerning voting of shares at the Wausau Annual Meeting, see "THE WAUSAU ANNUAL MEETING -- Votes Required for Election of Directors and Approvals" and "DESCRIPTION OF, AND CERTAIN DIFFERENCES IN, COMMON SHARES AND RIGHTS OF SHAREHOLDERS OF MOSINEE AND WAUSAU -- Restrictions on Business Combinations and Control Shares Under WBCL."

              OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 22 AND 27)

     In deciding to approve the merger, among the factors that the Wausau Board considered was the opinion of its financial advisor, A.G. Edwards & Sons, Inc. ("A.G. Edwards"), that as of August 24, 1997 (which opinion was subsequently confirmed as of November 14, 1997) the exchange ratio of 1.4 shares of common stock of Wausau for each share of Mosinee common stock was fair, from a financial point of view, to the shareholders of Wausau. The full text of A.G. Edwards' written opinion, dated November 14, 1997, describes the basis on which A.G. Edwards rendered its opinion and is attached to this document as Appendix
B. Shareholders of Wausau are encouraged to read and carefully consider A.G. Edwards' opinion in its entirety.

     Similarly, in deciding to approve the merger, one of the factors that the Mosinee Board considered was the opinion of its financial advisor, William Blair & Company, L.L.C. ("William Blair"), that as of August 24, 1997 (which opinion was subsequently confirmed as of November 14, 1997) the exchange ratio of 1.4 shares of common stock of Wausau for each share of Mosinee common stock was fair, from a financial point of view, to the shareholders of Mosinee. The full text of William Blair's written opinion, dated November 14, 1997, describes the basis on which William Blair rendered its opinion and is attached to this document as Appendix C. Shareholders of Mosinee are encouraged to read and carefully consider William Blair's opinion in its entirety.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 36)

     Each of Wausau and Mosinee has received from legal counsel an opinion, which is based on certain representations received and on current law, that, for federal income tax purposes, (1) the merger will be tax-free to Wausau and Mosinee and (2) the merger will also be tax-free for Mosinee shareholders who exchange Mosinee common stock for Wausau common stock (except for taxes on any cash received in lieu of a fractional share of Wausau common stock). Receipt of additional opinions from legal counsel for each company dated as of the day of the merger and which are to the same effect is a condition to completion of the merger.

                        DISSENTERS' RIGHTS (SEE PAGE 38)

     Neither the shareholders of Mosinee nor the shareholders of Wausau are entitled to dissent from the merger and obtain payment of the fair value of their shares in cash.

                    MARKETS AND MARKET PRICES (SEE PAGE 40)

     The common stock of both Wausau and Mosinee is currently traded on the Nasdaq National Market. After the merger, common stock of the combined company, "Wausau-Mosinee Paper Corporation," will be traded on the Nasdaq National Market under the current symbol for Wausau, "WSAU".

     On August 22, 1997, the last trading date prior to the public announcement of the proposed merger, Wausau's common stock closed at $20.75 and Mosinee's common stock closed at $25.125 on the Nasdaq National Market. On November 13, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement-Prospectus, Wausau's common stock closed at $21.06 and Mosinee's common stock closed at $28.75 on the Nasdaq National Market.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

WAUSAU

     The following table sets forth selected historical consolidated financial and other data for Wausau as of, and for each of the five years in the period ended, August 31, 1997. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Wausau's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, including the notes thereto, incorporated by reference into this document. See "WHERE YOU CAN FIND MORE INFORMATION."

            WAUSAU PAPER MILLS COMPANY AND CONSOLIDATED SUBSIDIARIES
                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FOR THE YEAR ENDED AUGUST 31
                                          --------------------------------------------------------
                                          1997(a)      1996       1995         1994       1993(b)
                                          --------   --------   --------     --------     --------
STATEMENT OF INCOME DATA:
  Net sales.............................  $570,258   $542,669   $515,743     $426,504     $381,816
  Operating profit......................    81,520     69,523     52,754       69,990       62,910
  Earnings before changes in accounting
     principles.........................    48,899     41,229     31,251       42,052       38,371
  Net earnings..........................    48,899     41,229     31,251       43,052(c)    22,621(d)
PER SHARE DATA:(e)
  Earnings before changes in accounting
     principles.........................  $   1.34   $   1.12   $   0.85     $   1.14     $   1.04
  Net earnings..........................      1.34       1.12       0.85         1.16(c)      0.61(d)
  Cash dividends declared...............     0.250      0.220      0.200        0.174        0.153
  Book value............................      8.31       7.19       6.43         5.80         4.94
BALANCE SHEET DATA:
  Total assets..........................  $555,615   $467,028   $434,686     $361,389     $329,583
  Long-term debt........................    83,510     53,119     68,623       30,270       42,712
  Shareholders' equity..................   303,554    264,711    236,689      214,818      183,139
OTHER DATA:
  Capital spending......................  $ 36,715   $ 61,389   $ 64,479     $ 42,056     $ 51,026
  Depreciation, depletion and
     amortization.......................    26,586     23,140     19,940       17,635       15,445
  Cash flows provided by (used in):
     Operating activities...............    67,591     79,958     47,512       64,739       34,375
     Investing activities...............   (88,007)   (50,416)   (79,096)     (41,441)     (50,974)
     Financing activities...............    23,341    (29,517)    30,717      (22,708)      17,239

---------------
NOTES TO SELECTED HISTORICAL FINANCIAL AND OTHER DATA

(a) On May 12, 1997, Wausau Papers Otis Mill, Inc., a wholly-owned subsidiary of Wausau, completed the purchase of the assets and business of Otis Specialty Papers, Inc. from Rexam Inc. Fiscal 1997 results include 112 days of contribution from the date of acquisition.

(b) On April, 1, 1993, Wausau Papers of New Hampshire, Inc., a wholly-owned subsidiary of Wausau, acquired certain assets of James River Paper Company and its parent, James River Corporation of Virginia.

(c) Includes a $1 million ($.02 per share) credit for the cumulative effect of adopting the required standards of accounting for income taxes.

(d) Includes an after-tax charge of $15.75 million ($.43 per share) for the cumulative effect of adopting the required standards of accounting for postretirement benefits.

(e) Per share data has been adjusted to give retroactive effect to stock splits and stock dividends.

MOSINEE

     The following table sets forth selected historical consolidated financial and other data for Mosinee as of, and for each of the five years in the period ended, December 31, 1996, and as of, and for the nine-month periods ended September 30, 1997 and 1996. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Mosinee's Annual Report on Form 10-K for the year ended December 31, 1996, and the unaudited consolidated interim financial statements contained in Mosinee's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997, including the notes thereto, incorporated by reference into this document. See "WHERE YOU CAN FIND MORE INFORMATION."

            MOSINEE PAPER CORPORATION AND CONSOLIDATED SUBSIDIARIES
                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                FOR THE NINE MONTHS
                                ENDED SEPTEMBER 30                 FOR THE YEAR ENDED DECEMBER 31
                                -------------------   --------------------------------------------------------
                                  1997       1996       1996       1995       1994         1993         1992
                                --------   --------   --------   --------   --------     --------     --------
STATEMENT OF INCOME DATA:
  Net sales...................  $253,293   $237,130   $314,490   $305,570   $266,707     $244,821     $225,512
  Operating profit............    40,241     37,899     49,526     29,706     25,971       18,357        7,191
  Earnings before changes in
    accounting principles.....    23,120     20,580     26,899     15,185     13,041        9,637           37
  Net earnings (loss).........    23,120     20,580     26,899     15,185     12,291(a)     9,637(b)    (8,500)(c)
PER SHARE DATA:(d)
  Earnings before changes in
    accounting principles.....  $   1.52   $   1.31   $   1.71   $   0.96   $   0.82     $   0.61     $   0.00
  Net earnings (loss).........      1.52       1.31       1.71       0.96       0.77(a)      0.61(b)     (0.55)(c)
  Cash dividends declared.....      0.14       0.11       0.21       0.18       0.17         0.17         0.17
  Book value..................      8.81       7.64       7.90       6.43       5.65         5.03         4.58
BALANCE SHEET DATA:
  Total assets................  $316,775   $281,159   $285,029   $272,945   $265,083     $252,061     $247,702
  Long-term debt..............    64,864     60,249     48,332     79,307     91,383       96,260      100,000
  Shareholders' equity........   133,986    120,075    123,897    101,192     88,851       79,133       72,070
OTHER DATA:
  Capital spending............  $ 25,170   $ 16,564   $ 21,100   $ 16,741   $ 19,088     $ 11,963     $ 21,508
  Depreciation, depletion and
    amortization..............    14,177     13,014     18,064     16,633     15,684       15,017       15,839
  Cash flows provided by (used
    in):
    Operating activities......    27,520     37,315     56,418     30,902     25,926       26,936       16,201
    Investing activities......   (30,955)   (16,253)   (20,643)   (15,185)   (18,441)     (11,773)     (15,551)
    Financing activities......       635    (21,463)   (35,041)   (14,856)    (7,451)     (14,483)      (1,628)

---------------
NOTES TO SELECTED HISTORICAL FINANCIAL AND OTHER DATA

(a) Includes an after-tax charge of $750,000 ($.05 per share) for the cumulative effect of adopting the required standards of accounting for postemployment benefits.

(b) Includes income of $3.0 million after-tax ($.20 per share) for a patent infringement suit award.

(c) Includes an after-tax charge of $8.5 million ($.55 per share) for the cumulative effect of adopting the required standards of accounting for postretirement benefits.

(d) Per share data has been adjusted to give retroactive effect to stock splits and stock dividends, including a three-for-two split in May 1997.

         SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL AND OTHER DATA

     The following table sets forth selected unaudited pro forma combined financial and other data (the "Selected Pro Forma Data") for Wausau as of, and for each of the three years in the period ended, August 31, 1997. The Selected Pro Forma Data are presented to reflect the estimated impact on the historical consolidated financial statements of Wausau of the merger, which will be accounted for as a pooling of interests, and the issuance of 21,282,409 shares of Wausau common stock upon consummation of the merger. See "THE PROPOSED
MERGER -- Accounting Treatment." The statement of income data assume that the merger had been consummated as of the beginning of each period presented and the balance sheet data assume that the merger had been consummated on August 31 of each year presented. Certain adjustments to the data presented have also been made to reflect the different fiscal years of Wausau and Mosinee (see note a, below).

     The Selected Pro Forma Data have been derived from or prepared consistently with the unaudited pro forma condensed combined financial statements included elsewhere in this document. The Selected Pro Forma Data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the merger. The following Selected Pro Forma Data should be read in conjunction with the historical and unaudited pro forma condensed combined financial statements and notes thereto incorporated by reference into, or included elsewhere in, this document. See "WHERE YOU CAN FIND MORE INFORMATION" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

            WAUSAU PAPER MILLS COMPANY AND CONSOLIDATED SUBSIDIARIES

         SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE YEAR ENDED AUGUST 31(a)
                                                             ----------------------------------
                                                               1997         1996         1995
                                                             --------     --------     --------
STATEMENT OF INCOME DATA:
  Net sales................................................  $892,304     $855,841     $802,431
  Operating profit.........................................   136,325      109,580       80,278
  Earnings before changes in accounting principles.........    79,653       62,424       45,184
  Net earnings.............................................    79,653       62,424       45,184
PER SHARE DATA:
  Earnings before changes in accounting principles.........  $   1.38     $   1.07     $   0.78
BALANCE SHEET DATA:
  Total assets.............................................  $864,619     $745,722     $706,418
  Long-term debt...........................................   152,349      123,486      159,956
  Shareholders' equity.....................................   417,639      376,507      330,402
OTHER DATA:
  Capital spending.........................................  $161,972     $ 79,627     $ 84,585
  Depreciation, depletion and amortization.................    45,325       40,070       36,224
  Cash flows provided by (used in):
     Operating activities..................................   118,342      123,119       73,242
     Investing activities..................................  (118,999)     (68,024)     (97,630)
     Financing activities..................................     4,480      (53,524)      22,902

---------------
NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL AND OTHER DATA

(a) The selected unaudited pro forma combined statement of income, per share, and other data present data for Wausau for the fiscal years ended August 31, 1997, 1996, and 1995, combined with the recast statement of income, per share, and other data of Mosinee for the twelve month periods ended June 30, 1997, 1996, and 1995. The selected unaudited pro forma combined balance sheet data present the balance sheets of Wausau as of August 31, 1997, 1996 and 1995 combined with the balance sheets of Mosinee as of June 30, 1997, 1996 and 1995, respectively. Mosinee's fiscal year ends on December 31.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth earnings, cash dividends declared, and book value per share data for Wausau and Mosinee on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Mosinee. Pro forma combined earnings per share are derived from the Unaudited Pro Forma Condensed Combined Financial Information presented elsewhere in this Joint Proxy Statement-Prospectus, which gives effect to the merger under the pooling of interests accounting method. Pro forma combined cash dividends declared per share reflect Wausau cash dividends per share declared in the periods indicated. Book value per share for the pro forma combined presentation is based upon outstanding shares of Wausau common stock, adjusted to include shares of Wausau common stock to be issued in the merger for outstanding shares of Mosinee common stock at the effective time of the merger, based on the conversion of each share of Mosinee common stock into 1.4 shares of Wausau common stock. The information set forth below should be read in conjunction with the respective historical and unaudited financial statements of Wausau and Mosinee incorporated by reference in this Joint Proxy Statement-Prospectus and the "Selected Unaudited Pro Forma Combined Financial and Other Data" and the notes thereto presented in the "Summary" hereto. See "WHERE YOU CAN FIND MORE INFORMATION."

                 WAUSAU AND MOSINEE COMPARATIVE PER SHARE DATA

                                                                       YEAR ENDED AUGUST 31
                                                                   ----------------------------
                                                                   1997(d)     1996       1995
                                                                   ------     ------     ------
WAUSAU -- HISTORICAL(a):
Earnings per Wausau share before changes in accounting
  principles.....................................................  $1.34      $1.12      $0.85
Cash dividends declared per common share.........................   0.250      0.220      0.200
Book value per common share......................................   8.31

                                                   NINE MONTHS
                                                 ENDED SEPTEMBER               YEAR ENDED
                                                       30                     DECEMBER 31
                                                -----------------     ----------------------------
                                                 1997       1996       1996       1995       1994
                                                ------     ------     ------     ------     ------
                                                   (UNAUDITED)
MOSINEE -- HISTORICAL(a):
Earnings per common share before changes in
  accounting principles.......................  $ 1.52     $ 1.31     $ 1.71     $ 0.96     $ 0.82
Cash dividends declared per common share......    0.14       0.11       0.21       0.18       0.17
Book value per common share...................    8.81       7.64       7.90

                                                                       YEAR ENDED AUGUST 31
                                                                   ----------------------------
                                                                   1997(d)     1996       1995
                                                                   ------     ------     ------
WAUSAU AND MOSINEE -- UNAUDITED PRO FORMA COMBINED(e):
Earnings per common share before changes in accounting
  principles.....................................................  $ 1.38     $ 1.07     $ 0.78
Cash dividends declared per common share(c)......................   0.224      0.193      0.173
Book value per common share......................................    7.22

                                                                      YEAR ENDED AUGUST 31
                                                                  -----------------------------
                                                                   1997        1996       1995
                                                                  -------     ------     ------
EQUIVALENT UNAUDITED PRO FORMA COMBINED PER MOSINEE SHARE(b)(e):
Earnings per common share before changes in accounting
  principles....................................................  $  1.93     $ 1.50     $ 1.09
Cash dividends declared per common share........................    0.314      0.270      0.242
Book value per common share.....................................    10.11

---------------
NOTES TO COMPARATIVE PER SHARE DATA

(a) Per share data has been adjusted to give retroactive effect to all stock splits and stock dividends.

(b) Mosinee equivalent unaudited pro forma combined per share data represent the unaudited pro forma combined per share data multiplied by the exchange ratio of 1.4 shares of Wausau common stock for each share of Mosinee common stock.

(c) Wausau and Mosinee pro forma combined cash dividends declared per common share reflect Wausau historical dividends declared combined with the recast Mosinee dividends declared divided by the pro forma combined weighted average number of shares. After the merger, although future dividends will be determined by the Board of Directors of Wausau-Mosinee in light of earnings, cash flow, the financial condition of Wausau-Mosinee and such other factors and business conditions that such Board deems relevant from time to time, it is expected that Wausau-Mosinee's initial annualized dividend rate will be $.25 per Wausau-Mosinee share, the same rate as Wausau's current dividend. However, there can be no assurance as to the actual amount of dividends that will be paid by Wausau-Mosinee after the merger.

(d) On May 12, 1997, Wausau Papers Otis Mill, Inc., a wholly-owned subsidiary of Wausau, completed the purchase of the assets and business of Otis Specialty Papers, Inc. from Rexam Inc. Fiscal 1997 results include 112 days of contribution from the date of acquisition.

(e) The unaudited pro forma Wausau and Mosinee combined and equivalent pro forma Mosinee per share data present the combination of Wausau for the fiscal years ended August 31, 1997, 1996, and 1995, combined with the recast Mosinee for the twelve month periods ended June 30, 1997, 1996, and 1995. The Wausau and Mosinee unaudited pro forma combined book value per share presents the book value of Wausau as of August 31, 1997, combined with the book value of Mosinee as of June 30, 1997. Mosinee's fiscal year ends on December 31.

                              THE PROPOSED MERGER

BACKGROUND OF THE MERGER

     In March 1997, San W. Orr, Jr., who serves as Chairman of the Board of each of Mosinee Paper Corporation ("Mosinee") and Wausau Paper Mills Company ("Wausau"), contacted Goldman, Sachs & Co. ("Goldman Sachs") and requested that firm to analyze the financial implications of, and to report on the anticipated market response to, a possible business combination between Mosinee and Wausau. Based on its review, Goldman Sachs expressed a favorable view of the potential transaction from both a financial standpoint and in terms of anticipated market response. In making such request, Mr. Orr was acting in his capacity as Chairman of the Board of each of Mosinee and Wausau. The idea of a proposed business combination involving Mosinee and Wausau was first formally presented to the Board of Directors of Mosinee (the "Mosinee Board") on July 28, 1997 and to the Board of Directors of Wausau (the "Wausau Board") on August 5, 1997, although Mr. Orr had previously discussed such idea with members of each Board of Directors informally from time to time. Mr. Orr also requested the law firm of Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton") to represent him in his capacity as Chairman of the Board of each of Mosinee and Wausau and to provide assistance in connection with the proposed merger. The fees and expenses of each of Goldman Sachs and Wachtell Lipton will be shared by Wausau and Mosinee.

     In addition to Mr. Orr, Harry R. Baker serves as a member of the Mosinee Board and the Wausau Board. Also, Mr. Richard L. Radt, Vice Chairman of Mosinee, served as Chairman, from 1987 to 1988, and President and Chief Executive Officer, from 1977 to 1987, of Wausau, and as President and Chief Executive Officer of Mosinee from 1988 to 1993. Since June, 1995, Mr. Radt has been retained by the Wausau Board as a consultant for various matters unrelated to the proposed merger. In light of the foregoing, each of the Mosinee Board and the Wausau Board determined to form a special committee of their respective board of directors, consisting of all non-management directors who were not directors of, or consultants to, the other company, to act on behalf of their respective companies in discussions and negotiations regarding a potential transaction.

     On July 28, 1997, the Mosinee Board formed a special committee (the "Mosinee Special Committee") consisting of Richard G. Jacobus and Walter Alexander. Shortly after its formation, the Mosinee Special Committee retained William Blair & Company, L.L.C. ("William Blair") as its independent financial advisors and Foley & Lardner as its independent legal advisors in connection with a possible transaction with Wausau.

     On August 5, 1997, the Wausau Board formed a special committee (the "Wausau Special Committee") consisting of Gary W. Freels and David B. Smith, Jr. Shortly after its formation, the Wausau Special Committee retained A.G. Edwards & Sons, Inc. ("A.G. Edwards") as its independent financial advisors and Sidley & Austin as its independent legal advisors in connection with a possible transaction with Mosinee.

     During the period from August 5 through August 15, the advisors to each of the Mosinee and Wausau Special Committees conducted a due diligence investigation of each company. The Wausau Special Committee met twice during such period and received reports from its advisors on the progress and results of their due diligence investigations.

     Late in the day on August 15, a representative of Goldman Sachs contacted A.G. Edwards and William Blair and proposed a transaction in which Mosinee would become a wholly-owned subsidiary of Wausau. The proposal contemplated an exchange ratio in the merger of 1.25 shares of Wausau common stock ("Wausau Common Shares") for each outstanding share of Mosinee common stock ("Mosinee Common Shares"), which was consistent with the relative trading values of the two companies' common shares on that date. The proposal also contemplated a "floor adjustment" provision which would provide that in the event of a decline in the market price of the Wausau Common Shares below a floor of $18 per share during a specified period prior to the closing of the transaction, the exchange ratio would be revised to equal the ratio of $22.50 over the average market price of the Wausau Common Shares during such period (the "Initial Proposal").

     On August 18, 1997, a draft merger agreement was distributed to the counsel for each Special Committee.

     The Wausau Special Committee and its legal and financial advisors met on August 19, 1997 to consider the Initial Proposal. At the meeting, representatives of A.G. Edwards reviewed preliminary valuation materials and Sidley & Austin reviewed the role of the Wausau Special Committee and the legal duties of its members, the terms of the draft merger agreement, and certain due diligence and other legal matters. Following the meeting, a representative of A.G. Edwards advised a representative of Goldman Sachs that the Wausau Special Committee was not prepared to recommend a proposal with a floor adjustment mechanism but, on a preliminary basis, believed that it would be able to recommend a proposal with a fixed exchange ratio of 1.25.

     Also on August 19, 1997, the Mosinee Special Committee met with its advisors. At the meeting, representatives of William Blair presented an overview of its valuation methodology and reviewed with the Mosinee Special Committee preliminary financial profiles and preliminary valuation information with respect to Wausau and Mosinee. Foley & Lardner made a presentation to the Mosinee Special Committee members regarding their legal responsibilities relative to the proposed transaction, the terms of the draft merger agreement, and other legal matters. William Blair informed the Mosinee Special Committee of the Initial Proposal and reviewed certain analyses performed by it based on the Initial Proposal and financial projections through fiscal year 1998 provided by Wausau's management as compared to analysts' consensus earnings estimates for the same period. The Mosinee Special Committee discussed the potential benefits to Mosinee shareholders of the proposed merger of equals and determined to proceed with the analysis of the transaction subject to the exchange ratio being increased based, in part, on the relative contribution of Mosinee to the combined entity. Following the meeting, the Mosinee Special Committee's willingness to consider a transaction with an exchange ratio of 1.4 Wausau Common Shares for each Mosinee Common Share and including the $18 floor adjustment of the Initial Proposal was communicated to the Wausau Special Committee's advisors.

     The Mosinee Special Committee's proposal was considered at the Wausau Special Committee meeting on August 20. At the meeting, A.G. Edwards reviewed updated preliminary valuation materials and Sidley & Austin reviewed various legal matters. Following the Wausau Special Committee meeting, that Committee's unwillingness to include a "floor" adjustment provision in the potential transaction along with a counterproposal by the Wausau Special Committee of a fixed exchange ratio of 1.25 were communicated to the Mosinee Special Committee's advisors. Mosinee's advisors responded that the Mosinee Special Committee believed a floor adjustment was a necessary element of the proposed transaction.

     In the evening on August 20, 1997, Goldman Sachs communicated to each of the Special Committees a compromise of the positions taken by each Special Committee, which entailed raising the exchange ratio to 1.4 Wausau Common Shares for each Mosinee Common Share and eliminating the floor adjustment provision. During those conversations, the Mosinee Special Committee's advisors reiterated the Mosinee Special Committee's insistence on a floor adjustment mechanism, and Goldman Sachs informed A.G. Edwards of the Mosinee Special Committee's position.

     The Mosinee Special Committee met on August 21, 1997 and received an update from its advisors on the status of the negotiations. At that meeting, Foley & Lardner reviewed with the committee a summary of the terms of the draft merger agreement which had been distributed previously.

     The Wausau Special Committee also met on August 21, at which time it discussed with its advisors the status of the negotiations and certain related matters. A.G. Edwards telephoned a representative of Goldman Sachs following the Wausau Special Committee meeting and stated that the committee was unwilling to consider an exchange ratio of 1.4 so long as the Mosinee Special Committee insisted on a floor adjustment provision. Discussions and negotiations continued during the course of the morning and into the afternoon. Late in the afternoon on August 21, each of the Special Committees agreed, subject to final approval of the other terms of the merger agreement, to a fixed exchange ratio of 1.4 Wausau Common Shares for each Mosinee Common Share (the "Exchange Ratio") with no floor adjustment mechanism. The Mosinee Special Committee determined, after consultations with its advisors and in view of the Wausau Special Committee's position that it would not recommend an increase in the exchange ratio without removal of the floor adjustment mechanism, that the increase in the exchange ratio in return for the deletion of the floor adjustment provision was an appropriate compromise.

     On August 22, 1997, a revised draft merger agreement was distributed to counsel for the respective Special Committees reflecting their comments to the draft distributed on August 18. Later on August 22, and again on August 23, the legal advisors of the respective Special Committees and Wachtell Lipton further negotiated the terms of the proposed merger agreement.

     Also on August 22, representatives of Goldman Sachs made a presentation to the members of the Mosinee Special Committee and its advisors and members of senior management of Mosinee concerning their views on the proposed transaction. Thereafter, the Mosinee Special Committee met with its advisors and received updated preliminary valuation analyses from William Blair and a detailed review of the revised draft merger agreement from Foley & Lardner.

     Goldman Sachs also met on August 22 with the Wausau Special Committee and its advisors and presented their views on the proposed transaction. Following the Goldman Sachs presentation, the Wausau Special Committee met to discuss the Goldman Sachs presentation and received updated preliminary valuation analyses from A.G. Edwards and a detailed review of the revised draft merger agreement from Sidley & Austin.

     The Wausau Special Committee met on August 23 at which time it discussed with its advisors the status of the negotiations and certain related matters.

     On August 24, the Wausau Special Committee met to review the terms of the proposed merger. At the meeting, A.G. Edwards reviewed the financial terms of the proposed merger and Sidley & Austin reviewed the terms of the merger agreement. The Wausau Special Committee also received the oral opinion of A.G. Edwards to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the shareholders of Wausau. Following these presentations, the Wausau Special Committee determined to recommend the proposed merger to the Wausau Board.

     Following the meeting of the Wausau Special Committee, the full Wausau Board convened to review the proposed transaction and to consider the recommendations of the Wausau Special Committee. At that meeting, Goldman Sachs and A.G. Edwards made presentations to the Wausau Board with respect to the financial aspects of the proposed merger and Wachtell Lipton reviewed the terms of the merger agreement. The Wausau Special Committee delivered its recommendation that the Wausau Board approve the merger and the merger agreement, including the issuance of Wausau Common Shares in the merger, and A.G. Edwards rendered its opinion (subsequently confirmed in writing) to the full Wausau Board that, as of that date, the Exchange Ratio was fair, from a financial point of view, to the shareholders of Wausau. After considering such reports and opinions, the Wausau Board unanimously determined that the merger, upon the terms and conditions discussed at the meeting and set forth in the merger agreement, was fair to, and in the best interests of, the shareholders of Wausau, unanimously approved and adopted the merger and the merger agreement, including the issuance of Wausau Common Shares in the merger, and unanimously resolved to recommend that the holders of Wausau Common Shares vote to approve the issuance of Wausau Common Shares in the merger and the amendment to Wausau's articles of incorporation (the "Wausau Charter") in connection with the merger at the next annual meeting of shareholders of Wausau (the "Wausau Annual Meeting").

     Also on August 24, 1997, at a meeting of the Mosinee Special Committee, Foley & Lardner outlined in detail the terms and conditions of the proposed form of the merger agreement. William Blair reviewed the financial terms of the proposed merger and certain financial analyses performed by it. William Blair also rendered its oral opinion to the Mosinee Special Committee to the effect that, as of such date, and based on the procedures and subject to the assumptions stated at the meeting, the Exchange Ratio was fair, from a financial point of view, to the shareholders of Mosinee. Following these presentations, the members of the Mosinee Special Committee discussed the presentations they had received at this and various other Mosinee Special Committee meetings and, upon conclusion, determined to recommend to the full Mosinee Board that the merger agreement be approved.

     Following the meeting of the Mosinee Special Committee, the full Mosinee Board convened to review the proposed transaction and to consider the recommendations of the Mosinee Special Committee. At that meeting, Goldman Sachs and William Blair made presentations to the Mosinee Board with respect to the financial aspects of the proposed merger and related matters and Wachtell Lipton reviewed the terms of the merger agreement. The Mosinee Special Committee delivered its recommendation that the Mosinee Board approve and adopt the merger and the merger agreement and William Blair rendered its opinion (subsequently confirmed in writing) to the full Mosinee Board that, as of that date, the Exchange Ratio was fair, from a financial point of view, to the shareholders of Mosinee. After considering such reports and opinions, the Mosinee Board unanimously determined that the merger, upon the terms and conditions discussed at the meeting and set forth in the merger agreement, was fair to, and in the best interests of, the shareholders of Mosinee, unanimously approved and adopted the merger and the merger agreement and unanimously resolved to recommend that the holders of Mosinee Common Shares approve the merger agreement.

     Later that day, Mosinee, Wausau, and a wholly-owned subsidiary of Wausau ("Merger Sub") executed the merger agreement attached as Appendix A to the Joint Proxy Statement-Prospectus (the "Merger Agreement") and prior to the opening of the market on August 25, 1997 issued a press release announcing such execution.

     Thereafter, a representative of a third party industry participant contacted a representative of William Blair, financial advisor to the Mosinee Special Committee, and said that it might be interested in discussing the possibility of an alternative business combination to the proposed merger. Discussions were held involving representatives of Goldman Sachs, William Blair, the Chairman and the Chief Executive Officer of Mosinee and representatives of such third party concerning the restrictions set forth in the Merger Agreement with respect to solicitation of, and discussions concerning, alternative third party proposals and such party was advised during those discussions that the Mosinee Board of Directors and the Mosinee Special Committee viewed the merger as a strategic business opportunity and a merger of equals transaction and not as a sale of Mosinee. No specific proposal was made by such third party and such third party advised Mosinee that it was not interested in pursuing the matter. The members of the Mosinee Special Committee were informed of the third party contact prior to the time that such third party advised Mosinee that it was not interested in pursuing the matter. The third party advised Mosinee that it was not interested in pursuing the matter before the Mosinee Board or the Mosinee Special Committee held a meeting with respect thereto.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND THE SPECIAL COMMITTEES THEREOF

     The Wausau Board, the Wausau Special Committee, the Mosinee Board and the Mosinee Special Committee believe that the merger of Merger Sub with and into Mosinee (the "Merger") offers the following significant strategic and financial benefits to Wausau and Mosinee and their respective shareholders:

     - COMBINING COMPLEMENTARY PRODUCT OFFERINGS

       By combining two strong companies with complementary product lines, the Wausau Board and the Mosinee Board believe that the Merger will create one of the nation's strongest manufacturers of specialty paper products with a broader product range and stronger business prospects than either company alone, and with greater market diversification, resulting in increased financial stability and strength of the combined entity. By leveraging Wausau's and Mosinee's combined technical and manufacturing expertise, sharing sales leads and cross knowledge in specialty papers, and optimizing distribution in printing papers, school papers, and towel and tissue, the Wausau Board and the Mosinee Board believe that Wausau-Mosinee Paper Corporation, the new name for the combined company following the Merger ("Wausau-Mosinee"), will be better able to provide value to its combined customer base.

     - INCREASED EFFICIENCIES AND COST REDUCTION

       The Merger is expected to provide significant opportunities for cost savings through purchasing efficiencies and reduction of overhead expenses. The Wausau Board and the Mosinee Board believe that the two companies' proximity and familiarity and their similar corporate cultures will help the combined company to integrate Wausau's and Mosinee's operations and to recognize quickly the objectives of the Merger. The companies have identified approximately $19 million in annual cost savings which are expected to be fully achieved by the end of the three-year period following the

       Merger. Although the timing and amount of such synergies are uncertain, it is expected that in the first, second and third year, respectively, approximately $6 million, $13 million and $19 million of such annual synergies would be realized. These cost savings will be offset by a one-time charge for transaction costs related to the Merger which is expected to be approximately $14 million. Also, the companies expect to restructure the combined operations, resulting in additional non-recurring charges. The range of amounts and timing of such charges cannot be reasonably estimated until an analysis of the newly combined operations is completed and a detailed restructuring plan is developed, but such charges may be material.

     - GREATER VISIBILITY IN THE INVESTMENT COMMUNITY

       The Wausau Board and the Mosinee Board believe that the increased market capitalization of the combined company will create greater visibility in the investment community and will provide Wausau-Mosinee shareholders greater liquidity for their shares thereby enhancing the stock's attractiveness to current and prospective shareholders.

     Neither the Boards of Directors nor Special Committees of Wausau or Mosinee contacted, or authorized any of their representatives to contact, any third parties in order to explore the interest of any such third party in pursuing a merger or other business combination with such companies, as such Boards and Special Committees view the Merger as a strategic business opportunity for the respective companies and not as a sale of either company. Under Delaware corporate law (which governs many publicly traded corporations but not Mosinee or Wausau), if a corporation determines to pursue a strategic merger of equals transaction (such as the proposed Merger), such transaction is not viewed as a sale of the corporation and, accordingly, the fiduciary duties of the board of directors of the corporation do not require the directors to seek the highest possible price for the corporation's shares, whether in an auction or otherwise. Mosinee and Wausau believe that, although the issue has not been presented to a Wisconsin court, Wisconsin corporate law (which governs Mosinee and Wausau) would be guided by Delaware corporate law on this point.

  The Wausau Special Committee

     In reaching its conclusions, the Wausau Special Committee considered the following to be the relevant and material factors:

     (a) the strategic fit between Wausau and Mosinee and the complementary nature of their respective businesses; the Wausau Special Committee believed that the foregoing would enhance the market reception for the Merger and facilitate the integration process of the respective businesses;

     (b) trends in the paper and pulp industry, including the potential for continuing consolidation, and the greater ability of the combined company, due to increased scale, to pursue selected strategic acquisitions; the Wausau Special Committee believed that, in view of such trends and the possible opportunity to pursue additional acquisitions by reason of the Merger, it was in the interests of Wausau and its shareholders to consider the proposed combination at this time;

     (c) information concerning the financial condition, results of operations, assets, liabilities and prospects of Wausau and Mosinee as separate entities and on a combined basis; such information, in the view of the Wausau Special Committee, supported its favorable view of the Merger;

     (d) the potential for achieving cost synergies through purchasing efficiencies and reduction of overhead expenses; the Wausau Special Committee concluded that such synergies supported the "premium" to market reflected in the exchange ratio of 1.4;

     (e) the proximity and familiarity of the companies and their similar corporate cultures; the Wausau Special Committee believed that the foregoing would facilitate the integration process of the respective businesses;

     (f) the structure of the transaction, including the expected accounting treatment of the Merger as a pooling of interests and that the Merger is designed to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); the Wausau Special Committee believed that if the Merger were instead accounted for as a purchase (with the associated recognition of goodwill), the possible future trading prices for Wausau Common Shares and the market view of the Merger would be less favorable than the actual structure pursued, and also believed that, in view of the fact that many of Mosinee's shareholders are long-term holders who acquired their holdings at lower prices than the current trading level, the Mosinee shareholders would view the transaction more favorably if it were accorded tax-free treatment;

     (g) the fact that the number of Wausau Common Shares to be issued to the shareholders of Mosinee in the Merger is a fixed number of shares per Mosinee Common Share that will not fluctuate due to changes in the share price of Wausau; the Wausau Special Committee believed that in comparison to a floating exchange ratio, the fixed exchange ratio would reduce the opportunity for trading strategies by market professionals which could distort the short-term trading levels of Wausau Common Shares and Mosinee Common Shares;

     (h) the increased "float" that the combined company would have in contrast to that of either company individually; the Wausau Special Committee believed the increased "float" would benefit the shareholders of the combined company;

     (i) the composition and strength of the senior management of the combined company; the Wausau Special Committee recognized that management strengths of the combined company would benefit all shareholders of the combined company;

     (j) the terms and conditions of the Merger Agreement, including the fact that Wausau Common Shares are being issued in the Merger, that each company may provide information to interested third-party bidders if its board determines in good faith after consultation with legal counsel that it is necessary to do so to avoid a breach of its fiduciary duties to the company or its shareholders, that although the Merger Agreement may be terminated after March 31, 1998 due to the failure to receive shareholder approval, the Merger Agreement does not provide for its earlier termination to enable either party to enter into an alternative transaction, and each party's agreement to pay the other a $15 million break-up fee under specified circumstances; the Wausau Special Committee believed such terms and conditions enhanced the likelihood that the Merger would be consummated;

     (k) the fact that after giving effect to the shares to be issued in the Merger, the shareholders of Wausau immediately prior to the Merger would hold approximately 63% of the total number of Wausau Common Shares that will be outstanding, with the Mosinee shareholders to hold the remaining 37%; the Wausau Special Committee noted that, in view of Wausau's projected contribution of earnings before interest, taxes, depreciation and amortization ("EBITDA"), operating income, and net income to the combined business resulting from the Merger, exclusive of possible synergies (see "-- Opinion of Wausau's Financial Advisor -- Pro Forma Contribution Analysis"), such relative ownership was favorable to the Wausau shareholders;

     (l) the course of the negotiations regarding the terms of the Merger Agreement; the Wausau Special Committee recognized that although such negotiations resulted in certain changes to the initial proposal that benefitted the Mosinee shareholders (in particular the improvement of the exchange ratio from 1.25 to 1.4), other changes (in particular, the elimination of the $18 floor adjustment mechanism referred to under "-- Background of the Merger") benefitted the Wausau shareholders;

     (m) the financial analyses performed by the Wausau Special Committee's financial advisor, A.G. Edwards, and the opinion of A.G. Edwards that the Exchange Ratio was fair, from a financial point of view, to the shareholders of Wausau; the Wausau Special Committee believed that the foregoing supported its favorable view of the Merger;

     (n) the advice received from Goldman Sachs, including the financial implications of, and the anticipated market reaction to, the proposed transaction; the Wausau Special Committee believed that the foregoing supported its favorable view of the Merger;

     (o) the overall knowledge of the members of the Wausau Special Committee obtained as a result of their prior membership on the Wausau Board and as a result of due diligence undertaken by the Wausau Special Committee; the Wausau Special Committee believed that, based on such knowledge, the Merger could be effected with minimal disruption to the respective businesses of the two companies; and

     (p) the likelihood of consummation of the Merger; the Wausau Special Committee was optimistic that, notwithstanding the voting requirements applicable to both companies with respect to the Merger (see "THE MOSINEE SPECIAL MEETING -- Votes Required for Approval" and "THE WAUSAU ANNUAL
MEETING -- Votes Required for Election of Directors and Approvals"), the Merger would be consummated on the terms and conditions reflected in the Merger Agreement.

     Based upon its consideration of all of the factors described above, among others, the Wausau Special Committee arrived at its determination to recommend approval of the Merger Agreement. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Wausau Special Committee did not assign any relative or specific weight to the various factors considered, and the two members of the Wausau Special Committee may have given differing weights to different factors.

  The Mosinee Special Committee

     In reaching its conclusions, the Mosinee Special Committee considered the following to be the relevant and material factors: (a) the Exchange Ratio, which the Mosinee Special Committee considered to be favorable to Mosinee shareholders in part because it represents a premium of approximately 15% over the closing price of Mosinee Common Shares on the Nasdaq National Market on August 22, 1997 (the last full trading day prior to the public announcement of the Merger), a premium of approximately 12% over the closing price of Mosinee Common Shares on July 23, 1997 (the trading day that is 30 days prior to the date on which the Merger was publicly announced) and an increase of approximately 25% in the expected annual dividend payment over the dividend paid on Mosinee Common Shares; (b) the financial performance, condition, business operations and prospects of each of Mosinee and Wausau and that, on a combined basis, the companies will likely have greater financial stability and strength due to the anticipated increase in scale economies (including significant opportunities for cost savings through purchasing efficiencies), the market diversification resulting from the combination of complementary product lines and the impact of the potential operating efficiencies and other synergies that are expected to reduce operational expenses, all of which were viewed favorably by the Mosinee Special Committee; (c) current industry, economic and market conditions and trends that, in the judgment of the Mosinee Special Committee, made the consolidation with Wausau in the Merger a more attractive alternative than continuing to operate on a stand-alone basis; (d) the importance of significant scale and scope and financial resources to a company's ability to compete effectively in the paper industry and that Mosinee and Wausau on a combined basis would be positioned to compete more effectively than Mosinee standing alone, due in part to the expected synergies described above; (e) the anticipated positive effect of the Merger on Mosinee's shareholders, including reducing operating costs; (f) the composition and strength of the senior management of the combined company; (g) the terms of the Merger Agreement and other documents executed and to be executed in connection with the Merger which provide for reciprocal representations and warranties, conditions to closing and rights to termination, and balanced rights and obligations that are as favorable to the Mosinee shareholders as they are to the Wausau shareholders; (h) that the Merger is expected to be treated as a tax-free reorganization to shareholders and to be accounted for as a pooling of interests for financial reporting purposes; (i) the current and historical market prices of Mosinee Common Shares to which the Exchange Ratio compared favorably;
(j) the impact of the Merger on the customers and employees of Mosinee, including the potential gain or loss of customers and the impact on the morale of the Mosinee employees of the Merger; (k) that Wausau-Mosinee will provide its shareholders greater liquidity for their shares compared to the current liquidity of Mosinee Common Shares thereby enhancing the stock's attractiveness to current and prospective shareholders; (l) the advice received from Goldman Sachs, including the financial implications of, and the anticipated market reaction to, the proposed transaction; and (m) the opinion of William Blair, described below, that the Exchange Ratio is fair to the holders of Mosinee Common Shares from a financial point of view. The Mosinee Special Committee also considered several countervailing factors associated with the Merger, including the costs associated with achieving the various expected synergies described above and potential difficulties in successfully integrating the businesses of Mosinee and Wausau.

     As part of its presentation, William Blair noted that the implied equity value of the discounted cash flow analysis was greater than the stock price implied by the Merger consideration as of the date of the Merger

Agreement. However, William Blair stated that since Mosinee shareholders will continue to share in the growth of a stronger combined company through stock ownership, William Blair considered the discounted cash flow analysis less relevant than other of its analyses. Also, as part of its presentation, William Blair noted that it considered the premium represented by the Exchange Ratio (15.6%) not materially different from the premium in the transaction viewed by William Blair as most comparable (a 16.4% premium in the James River/Fort Howard transaction). Although the directors did not view the William Blair discounted cash flow analysis as a favorable factor with respect to the Merger, they also considered that it was only one component of William Blair's financial analysis. See "-- Opinion of Mosinee's Financial Advisor."

     In determining to recommend approval of the Merger Agreement, the Mosinee Special Committee considered the above factors as a whole and did not assign specific or relative weights to any one factor or group of factors and the two members of the Mosinee Special Committee may have given different weights to different factors.

  Recommendations of the Boards of Directors

     As described above, at a special meeting of the Wausau Board on August 24, 1997, the Wausau Board determined the Merger to be fair to and in the best interests of the Wausau shareholders. Accordingly, the Wausau Board has unanimously approved and adopted the Merger Agreement, approved the Merger, including the issuance of Wausau Common Shares in the Merger, and unanimously recommends that Wausau shareholders vote FOR the proposals submitted for Wausau shareholder approval in connection with the Merger.

     At a special meeting of the Mosinee Board on August 24, 1997, the Mosinee Board determined the Merger to be fair to and in the best interests of the Mosinee shareholders. Accordingly, the Mosinee Board has unanimously approved and adopted the Merger Agreement, approved the Merger, and unanimously recommends that Mosinee shareholders vote FOR the proposal to approve the Merger Agreement.

     In reaching their conclusions, the Wausau Board and the Mosinee Board each independently considered the factors considered by their respective Special Committees described above, including the presentations of the respective financial advisors and of Goldman Sachs. In addition, the Wausau Board and the Mosinee Board considered the recommendation of their respective Special Committees that such Board approve the Merger and adopt the Merger Agreement containing an Exchange Ratio and other terms developed through arms-length negotiations between the Special Committees. In reaching their decisions to approve the Merger and to recommend the matters submitted for approval in connection with the Merger to shareholders, neither the Wausau Board nor the Mosinee Board assigned any relative or specific weights to the various factors considered, and individual directors may have given differing weights to different factors.

OPINION OF WAUSAU'S FINANCIAL ADVISOR

     Pursuant to a letter agreement dated August 8, 1997, A.G. Edwards provided to the Wausau Special Committee and the Wausau Board financial advisory services and a fairness opinion in connection with the proposed Merger. A.G. Edwards was selected by the Wausau Special Committee to act as its financial advisor and financial advisor to the Wausau Board based on A.G. Edwards' qualifications, expertise and reputation. A.G. Edwards assisted the Wausau Special Committee in negotiating the significant business terms contained in the Merger Agreement and, at the meetings of the Wausau Special Committee and the Wausau Board on August 24, 1997, A.G. Edwards delivered its oral and written opinion (such written opinion dated August 24, 1997, the "A.G. Edwards Opinion") that, as of that date, based upon and subject to the various considerations set forth in the opinion, the Exchange Ratio was fair from a financial point of view to the Wausau shareholders.

     THE FULL TEXT OF THE A.G. EDWARDS OPINION (CONFIRMED AS OF NOVEMBER 14,
1997) WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE SCOPE OF THE REVIEW UNDERTAKEN BY A.G. EDWARDS IN RENDERING SUCH OPINION, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT-PROSPECTUS. WAUSAU SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE A.G. EDWARDS OPINION CAREFULLY AND IN ITS ENTIRETY. THE A.G. EDWARDS OPINION WAS DIRECTED TO THE WAUSAU SPECIAL COMMITTEE AND THE WAUSAU BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL

POINT OF VIEW AS OF THE DATE OF THE OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF WAUSAU COMMON SHARES AS TO HOW TO VOTE AT THE WAUSAU ANNUAL MEETING. THE SUMMARY OF THE A.G. EDWARDS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at the A.G. Edwards Opinion, A.G. Edwards, among other things:
(1) reviewed the Merger Agreement; (2) reviewed certain publicly-available Wausau and Mosinee historical audited financial statements, certain unaudited interim financial statements and certain financial projections; (3) reviewed certain internal financial analyses and projections for Wausau and Mosinee prepared by their respective managements, including the anticipated cost synergies resulting from the Merger as projected by the management of Mosinee;
(4) held discussions with management of Wausau and Mosinee regarding the past and current business operations, financial condition and future prospects of Wausau and Mosinee, respectively, including discussions relating to the strategic, financial and operational benefits anticipated from the Merger; (5) reviewed the pro forma impact of the Merger on the net sales, operating income, earnings before interest and taxes ("EBIT"), EBITDA, earnings per share ("EPS") and shareholders' equity of Wausau; (6) compared certain financial information for Wausau and Mosinee with similar information for certain other companies, the securities of which are publicly traded; (7) reviewed the historical trading activity of the Wausau Common Shares and the Mosinee Common Shares; (8) reviewed the financial terms of certain recent business combinations in the forest products industry; and (9) completed such other studies and analyses as A.G. Edwards considered appropriate. The material assumptions underlying the internal financial analyses and projections of Wausau and Mosinee which A.G. Edwards reviewed are set forth below under "-- Certain Assumptions."

     A.G. Edwards assumed and relied upon, without independent verification, the accuracy and completeness of financial and other information reviewed by it for purposes of its opinion. A.G. Edwards was not engaged to, and therefore did not, verify the accuracy or completeness of any such information. A.G. Edwards was informed and assumed, without independent verification, that the internal financial statements and other financial and operating data, including projections and estimates of the strategic, financial and operational benefits anticipated from the Merger, supplied to, discussed with or otherwise made available to A.G. Edwards by Wausau and Mosinee were reasonably prepared on bases reflecting the best then currently available estimates and judgments of their respective managements as to the expected future financial performance of Wausau and Mosinee, in each case, on a stand-alone basis and after giving effect to the Merger, including, the projected cost savings and operating synergies resulting from the Merger. A.G. Edwards has not independently verified such information or assumptions nor does it express any opinion with respect thereto. A.G. Edwards did not make any independent valuation or appraisal of the assets or liabilities of Wausau or Mosinee, respectively, nor was A.G. Edwards furnished with any such appraisals. A.G. Edwards assumed that the Merger will be accounted for as a pooling of interests business combination in accordance with U.S. generally-accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Code and will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver by Wausau of any material terms or conditions.

     The A.G. Edwards Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. The A.G. Edwards Opinion as summarized herein, is limited to the fairness, from a financial point of view, to the Wausau shareholders, of the Exchange Ratio. In arriving at its opinion, A.G. Edwards was not authorized to solicit, and did not solicit, interest from any third party with respect to an acquisition, business combination or other extraordinary transaction involving Wausau, nor did A.G. Edwards negotiate with any parties other than the Mosinee Special Committee and its representatives.

     The following is a summary of the analyses performed by A.G. Edwards in arriving at the A.G. Edwards Opinion.

     Comparative Stock Price Performance. A.G. Edwards reviewed the recent performance of each of the Wausau Common Shares and Mosinee Common Shares and compared such performance with that of a group of sixteen public forest products companies (collectively, the "Public Companies") over various periods ranging up to ten years. A.G. Edwards observed that over the two-year period ended August 20, 1997, the market price of Wausau Common Shares appreciated approximately 15%, compared with an approximate appreciation of 118% for Mosinee Common Shares, and an approximate appreciation of 2% for the index of the market prices of the Public Companies during the same two-year period. A.G. Edwards observed that the price of the Wausau Common Shares appreciated approximately 20% over the one year period ended August 20, 1997, while the price of Mosinee Common Shares and the index of Public Companies' stock prices appreciated approximately 37% and 27%, respectively, in the same time period. A.G. Edwards further observed that during the month preceding August 20, 1997, the price of the Wausau Common Shares appreciated approximately 8%, while the price of the Mosinee Common Shares depreciated approximately 4% and the index of Public Companies' stock prices appreciated approximately 5%.

     Exchange Ratio Analysis. A.G. Edwards performed an analysis of the ratios of the closing price of Wausau Common Shares to the closing price of Mosinee Common Shares (the "Market-Based Exchange Ratio") on average and at various points over various periods during the two years ended August 20, 1997 as compared to the Exchange Ratio. Based on the arithmetic average prices of Wausau and Mosinee shares, A.G. Edwards calculated implied Market-Based Exchange Ratios of 1.31 times over 180 days, 1.35 times over 90 days, 1.32 times over 30 days,
1.30 times over 20 days and 1.23 times over 5 days leading up to August 20, 1997. Additionally, A.G. Edwards calculated Market-Based Exchange Ratios of 1.08 times one year prior, 1.29 times 180 days prior, 1.30 times 60 days prior and
1.38 times 30 days prior to August 20, 1997. A.G. Edwards also observed that on May 1, 1997, the Market-Based Exchange Ratio was 1.56 times, representing the highest closing exchange ratio since August 1, 1995. Based on the closing stock prices of Wausau and Mosinee on August 22, 1997, A.G. Edwards observed that the Exchange Ratio represented a 15.6% premium to the Market-Based Exchange Ratio on that date. A.G. Edwards noted that the Exchange Ratio of 1.40 times was within the range of Market-Based Exchange Ratios observed over the periods reviewed and represented a relatively modest premium over the most recently observed Market-Based Exchange Ratios.

     Mergers of Equals Premiums Analysis. A.G. Edwards compared the premium to be paid in the proposed Merger with those paid in selected business combinations of public companies since 1994 which were identified by Securities Data Company as mergers of equals. A.G. Edwards calculated the premiums as of one day, one week and four weeks prior to the announcement of each transaction and analyzed the premiums in relation to the percentage of post-acquisition share ownership by target company shareholders. A.G. Edwards observed that the premiums paid in these transactions ranged from (13.1)% to 40.8% with medians of 9.6%, 13.8% and 6.5%, respectively, for periods one day, one week and four weeks prior to announcement, and that the premiums paid appeared inversely related to the percentage of ownership of the target shareholders after the transaction. A.G. Edwards concluded that the premium represented by the Exchange Ratio (which A.G. Edwards calculated to range from (1.4)% to 15.6% over similar time periods) was within the range of premiums paid in other transactions and approximated the medians paid in the other transactions reviewed.

     Pro Forma Contribution Analysis. A.G. Edwards analyzed the relative pro forma contribution of each of Wausau and Mosinee to the pro forma combined entity based on Wausau and Mosinee's historical results from operations and the respective companies' projections. For comparative purposes, A.G. Edwards converted Wausau's historical August 31 fiscal year-end to a November 30 year-end using Wausau's quarterly statements and converted Wausau's projected fiscal year-end to a December 31 year-end, to conform to Mosinee's December 31 year-end. This analysis indicated, among other things, that Wausau would contribute 63.2%, 60.4%, 59.6% and 60.5% of net sales, operating income, EBITDA and net income, respectively, in calendar year 1996, and 62.7%, 59.5%, 59.0% and 61.2% of net sales, operating income, EBITDA and net income, respectively, in the last twelve months ending May 31, 1997 for Wausau and June 30, 1997 for Mosinee. The analysis indicated that based on the respective management projections excluding anticipated synergies, Wausau would contribute 64.3%, 59.4%, 60.2% and 60.4% of net sales, operating income, EBITDA and net income, respectively, in calendar year 1998, and 62.7%, 60.6%, 61.5% and 61.8% of net sales, operating income, EBITDA and net income, respectively, in calendar year 1999. A.G. Edwards compared these figures to the pro forma ownership of the combined company by Wausau shareholders. A.G. Edwards noted that in all cases Wausau's contribution of EBITDA, operating income, and net income was less than the 63.2% pro forma combined entity ownership by Wausau shareholders and that Wausau's contribution to the combined company of net sales (which measure A.G. Edwards deemed less important than other measures) approximated the Wausau shareholders, pro forma ownership of the combined company.

     Discounted Cash Flows Analysis. A.G. Edwards performed an analysis of the present value of Wausau's and Mosinee's future tax-adjusted operating cash flows, in each case on a stand-alone basis, as projected by Wausau's and Mosinee's managements, using discount rates, reflecting the weighted average cost of capital, of 9.0%, 10.0%, 11.0% and 12.0% and terminal perpetuity growth rates of 1.0%, 3.0% and 5.0%. A.G. Edwards analyzed financial projections for Wausau and Mosinee for the fiscal years 1998 to 2000 and 1998 to 2002, respectively, and projected Wausau's operating cash flows for 2001 and 2002 using a 6% annual revenue growth rate and constant margins. Based on this analysis, A.G. Edwards estimated the present value as of January 1, 1998 of the equity of Wausau and Mosinee to range from $526.1 million to $1,548.1 million and from $374.2 million to $1,202.7 million, respectively. A.G. Edwards noted that Wausau's percentage contribution of discounted cash flow to the combined company (which ranged from 56.6% to 57.7% using a 10% discount rate and perpetuity growth rates ranging from 1% to 3%) was significantly below the Wausau shareholders' pro forma ownership of the combined company of 63.2%.

     Public Company Trading Analysis. A.G. Edwards compared certain financial information of Wausau with that of Mosinee and with that of a group of nine selected mid-capitalization public forest products companies (together, the "Mid-Capitalization Companies") and with that of a group of seven selected large-capitalization public forest products companies (together the "Large-Capitalization Companies"). The Mid-Capitalization Companies included Bowater Incorporated, Chesapeake Corporation, Consolidated Papers, Inc., Crown Vantage Inc., Domtar Inc., Longview Fibre Company, Mercer International Inc., Pope & Talbot, Inc. and Westvaco Corporation. The Large-Capitalization Companies included Champion International Corporation, Fort James Corporation, Georgia-Pacific Corporation, International Paper Company, Mead Corporation, Union Camp Corporation and Willamette Industries, Inc. The financial information reviewed by A.G. Edwards included, among other things, each company's stock price as a multiple of the last twelve months ("LTM") and calendarized First Call Corporation estimates for 1997 and 1998 EPS, and each company's total market capitalization (defined as market value of common equity plus total debt less cash and cash equivalents) as a multiple of LTM net sales, LTM EBIT and LTM EBITDA. A.G. Edwards calculated Mosinee's multiples using implied valuations based on the Exchange Ratio. The total market capitalization to LTM net sales multiples were 1.6 times for Wausau, 1.6 times implied for Mosinee, a median of
1.3 times for the Mid-Capitalization Companies and a median of 1.4 times for the Large-Capitalization Companies. The total market capitalization to LTM EBIT multiples were 10.6 times for Wausau, 9.3 times implied for Mosinee, a median of
16.1 times for the Mid-Capitalization Companies and a median of 24.4 times for the Large-Capitalization Companies. The total market capitalization to LTM EBITDA multiples were 8.1 times for Wausau, 6.9 times implied for Mosinee, a median of 8.8 times for the Mid-Capitalization Companies and a median of 10.7 times for the Large-Capitalization Companies. The stock price to LTM EPS multiples were 15.6 times for Wausau, 14.6 times implied for Mosinee, a median of 26.6 times for the Mid-Capitalization Companies and a median of 44.3 times for the Large-Capitalization Companies. The stock price to 1997 estimated EPS multiples were 15.4 times for Wausau, 13.4 times implied for Mosinee, a median of 26.0 times for the Mid-Capitalization Companies and a median of 52.5 times for the Large-Capitalization Companies. The stock price to 1998 estimated EPS multiples were 12.4 times for Wausau, 12.5 times implied for Mosinee, a median of 16.1 times for the Mid-Capitalization Companies and a median of 19.6 times for the Large-Capitalization Companies. No company used in the Public Company Trading Analysis is identical to Wausau. A.G. Edwards noted that in all cases, except in the case of total market capitalization to LTM net sales, Wausau traded at multiples below the median of the other public companies and that Mosinee's implied multiples were generally both below Wausau's multiples and below the median of the two indices of publicly-traded companies.

     Analysis of Selected Precedent Transactions. A.G. Edwards reviewed publicly available information regarding twelve completed and one announced but not completed transactions involving the acquisition of forest products companies (collectively the "Precedent Transactions") since January 1995. A.G. Edwards compared certain financial measures for the Precedent Transactions to the same financial measures for Mosinee based on the value of Mosinee assuming the closing price for Wausau Common Shares as of

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

August 20, 1997 and the Exchange Ratio. The measures reviewed included the transaction value (defined as the value paid for the relevant target company's common equity on a fully diluted basis plus total debt less cash and cash equivalents) as a multiple of LTM net sales, LTM EBIT and LTM EBITDA and the equity value to LTM earnings. For the transaction value to net sales, the Precedent Transaction multiples ranged from a low of 0.2 times to a high of 4.4 times with a median of 1.1 times compared to Mosinee's implied multiple of 1.6 times. For the transaction value to LTM EBIT, the Precedent Transaction multiples ranged from a low of 4.9 times to a high of 18.3 times with a median of 11.7 times compared to Mosinee's implied multiple of 9.3 times. For transaction value to LTM EBITDA, the Precedent Transaction multiples ranged from a low of 3.3 times to a high of 11.6 times with a median of 9.5 times compared to Mosinee's implied multiple of 6.9 times. For equity value to LTM earnings, the Precedent Transaction multiples ranged from a low of 8.0 times to a high of
32.2 times with a median of 19.1 times compared to Mosinee's implied multiple of
14.6 times. In certain cases, the ranges for the Precedent Transaction multiples excluded certain multiples deemed not meaningful by A.G. Edwards due to unusual factors associated with one or more specific transaction(s). No transaction used in the Analysis of Selected Precedent Transactions is identical to the proposed Merger. A.G. Edwards noted that in all cases except transaction value to LTM net sales (which measure A.G. Edwards deemed less important than other measures), Mosinee's multiples implied in the Merger were below the medians of the corresponding multiples paid in the Precedent Transactions.

     Pro Forma Financial Analysis. A.G. Edwards analyzed the pro forma impact of the Merger on Wausau's estimated per share net sales, EBIT, EBITDA and earnings for the calendar years 1998, 1999 and 2000. Such analysis was based on Wausau's and Mosinee's respective managements' projections for the corresponding periods, with Wausau's projections calendarized to conform to Mosinee's December 31 year-end. A.G. Edwards' analysis indicated that, assuming the Merger is treated as a pooling of interests for accounting purposes and before taking into account any one-time restructuring charges or any cost synergies resulting from the combination, the Merger would result in EPS accretion for Wausau shareholders of 4.5%, 2.2% and 5.0% for the conformed calendar years 1998, 1999 and 2000, respectively. A.G. Edwards' analysis also indicated, based on the foregoing assumptions and including the impact of anticipated cost synergies as projected by the management of Mosinee, that the Merger would result in EPS accretion for Wausau shareholders of 8.5%, 10.1% and 15.0% for the conformed calendar years 1998, 1999 and 2000, respectively. Additionally, A.G. Edwards analyzed the pro forma impact of the Merger based on revised assumptions in which Mosinee's pre-tax profitability was reduced by 5.0%, 10.0%, 15.0% and 20.0% per year below management's projections and assuming no cost saving synergies, and noted the Merger would not become significantly dilutive until operating earnings declined more than 10% from management's base-case projections. A.G. Edwards also noted that the prospects for achieving significant cost synergies significantly increased the operating earnings reduction required to result in dilution to Wausau shareholders.

     The foregoing summary does not purport to be a complete description of all the analyses performed by A.G. Edwards in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In rendering the A.G. Edwards Opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions, considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the A.G. Edwards Opinion. In addition, A.G. Edwards may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be A.G. Edwards' view of the actual value of Wausau and Mosinee. In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Wausau or Mosinee. The assumptions made and judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the A.G. Edwards Opinion itself. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. A.G. Edwards does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of A.G. Edwards' analysis of the fairness of the Exchange Ratio, from a financial point of view, to the holders of Wausau Common Shares and were conducted in connection with the delivery of A.G. Edwards' Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Wausau or Mosinee might actually be sold. As described above under "-- Background of the Merger," A.G. Edwards' opinion to the Wausau Special Committee and the Wausau Board was one of many factors taken into consideration by the Wausau Board in making its determination to approve and adopt the Merger Agreement. Although A.G. Edwards provided advice to the Wausau Special Committee during the course of the Merger negotiations, the decision to enter into the Merger Agreement and to accept the Exchange Ratio was solely that of the Wausau Board. A.G. Edwards did not recommend any specific exchange ratio to Wausau or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

     A.G. Edwards, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards, Wausau, Wausau's directors and officers or its shareholders, or Mosinee, which in its opinion would affect its ability to render a fair and independent opinion in this matter.

     For its services in connection with the Merger, A.G. Edwards will receive from Wausau a fee, a portion of which is contingent upon consummation of the Merger, and which is based in part on the aggregate equity value of Wausau if the Merger is consummated. The fee will not exceed $1.25 million. If the Merger is not consummated, A.G. Edwards' fees for its services, including delivery of its fairness opinion, will be $500,000 (which fees have been paid and which will be credited against the transaction fee described above if the Merger is consummated). Wausau has agreed to reimburse A.G. Edwards for its reasonable out-of-pocket expenses and to indemnify A.G. Edwards and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling A.G. Edwards or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to A.G. Edwards' engagement.

OPINION OF MOSINEE'S FINANCIAL ADVISOR

     On August 12, 1997, the Mosinee Special Committee retained William Blair to act as its financial advisor and to render a fairness opinion to the committee and to the full Mosinee Board in connection with the potential combination with Wausau. At the August 24, 1997 meeting of the Mosinee Special Committee, William Blair rendered to the Mosinee Special Committee its oral opinion that, as of such date and based upon and subject to the various considerations set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Mosinee Common Shares. William Blair also delivered its oral and written opinions to such effect to the full Mosinee Board at its meeting on August 24, 1997 (such written opinion, confirmed as of November 14, 1997, the "Blair Opinion").

     THE FULL TEXT OF THE BLAIR OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF REVIEW BY WILLIAM BLAIR IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS. THE BLAIR OPINION WAS DIRECTED TO THE MOSINEE SPECIAL COMMITTEE AND THE MOSINEE BOARD AND WAS LIMITED TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF MOSINEE COMMON SHARES FROM A FINANCIAL POINT OF VIEW. THE BLAIR OPINION DOES NOT ADDRESS ANY OTHER ASPECT TO THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION AS TO HOW THE SHAREHOLDERS OF MOSINEE SHOULD VOTE AT THE SPECIAL MEETING OF HOLDERS OF MOSINEE COMMON SHARES AT WHICH THE APPROVAL OF THE MERGER AGREEMENT WILL BE VOTED UPON (THE "MOSINEE SPECIAL MEETING.") THE SUMMARY OF THE BLAIR OPINION SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF MOSINEE COMMON SHARES ARE URGED TO, AND SHOULD, READ THE BLAIR OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at its opinion, William Blair, among other things, (1) reviewed certain publicly available financial statements and other information concerning Mosinee and Wausau; (2) reviewed certain internal financial statements and other financial and operating data concerning Mosinee and Wausau prepared by the managements of Mosinee and Wausau, respectively; (3) analyzed certain financial projections of Mosinee and

Wausau prepared by their respective managements; (4) discussed the past and current operations and financial condition and the prospects of Mosinee and Wausau with senior executives of Mosinee and Wausau, respectively; (5) analyzed the pro forma impact of the Merger on the combined company's EPS, consolidated capitalization and financial ratios; (6) analyzed and compared the respective historical and projected contribution by Mosinee and Wausau of various income statement and balance sheet line items; (7) reviewed the reported market prices and trading volatility of the Mosinee Common Shares and the Wausau Common Shares and the effect thereon of the relationship between reported earnings and analysts' estimates; (8) compared the financial performance of Mosinee and Wausau and the prices and trading activity of the Mosinee Common Shares and the Wausau Common Shares with that of certain other comparable publicly-traded companies and their securities; (9) discussed the strategic objectives of Mosinee and Wausau and the plan for the combined company, including the amount and timing of cost savings and related expenses and synergies expected to result from the Merger, with senior executives of Mosinee and Wausau; (10) reviewed the financial terms, to the extent publicly available, of certain comparable precedent merger transactions; (11) reviewed a draft of the Merger Agreement and certain related documents; and (12) performed such analyses and considered such other factors as William Blair deemed appropriate. The material assumptions underlying the internal financial analyses and projections of Wausau and Mosinee which William Blair reviewed are set forth under "-- Certain Assumptions."

     The Blair Opinion, as summarized herein, was limited to the fairness, from a financial point of view, to the Mosinee shareholders, of the Exchange Ratio. In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of the information supplied or otherwise made available to William Blair by Mosinee and Wausau for the purposes of its opinion. William Blair assumed that the financial projections, including synergies and other benefits expected to be derived from the Merger, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Mosinee and Wausau. William Blair did not make any independent valuation or appraisal of the assets or liabilities of either Mosinee or Wausau, nor was William Blair furnished with any such appraisals. In addition, William Blair assumed the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including the allocation of management positions set forth therein. William Blair assumed that the Merger would be accounted for as a pooling of interests business combination, and that the Merger would be treated as a tax-free reorganization under the Code. William Blair's opinion is necessarily based on economic, market and other conditions as they existed on, and the information made available to it as of August 24, 1997.

     The following is a summary of certain analyses performed by William Blair in arriving at the Blair Opinion.

     Common Share Performance. William Blair analyzed the closing prices and trading volumes of the Mosinee Common Shares from January 2, 1991 to August 21, 1997. William Blair observed that during this period, based on closing prices on the Nasdaq National Market, the Mosinee Common Shares achieved a high of $28.44 per share and a low of $8.75 per share. The Mosinee Common Shares closed at $25.13 per share on August 21, 1997. William Blair also observed that the trading volume in Mosinee Common Shares was significantly lower that the trading volume in Wausau Common Shares over the historical period. William Blair attributed this to, among other factors, Mosinee's smaller size and market capitalization as well as the smaller number of financial analysts regularly covering Mosinee compared to the number covering Wausau.

     William Blair also analyzed the closing prices and trading volumes of the Wausau Common Shares from January 2, 1991 to August 21, 1997. During this period, based on closing prices on the Nasdaq National Market, Wausau Common Shares achieved a high of $24.73 and a low of $6.08 per share. Wausau Common Shares closed at $20.75 per share on August 21, 1997. William Blair analyzed the effect of the relationship between reported earnings and analysts' estimates on the market prices and trading volatility of the Wausau Common Shares and concluded that historical trading activity had generally not been materially affected by variations thereof.

     Comparable Public Company Trading Analysis. William Blair performed an analysis (referred to as a "comparable public company trading analysis") examining Mosinee's and Wausau's performance relative to a group of publicly-traded peers. William Blair compared certain publicly available financial and operating data, projections of future financial performance and market statistics (based upon closing stock prices on August 20, 1997) of Champion International Corporation, Chesapeake Corporation, Consolidated Papers, Inc., Fort James Corporation, and P.H. Glatfelter Company (collectively, the "Selected Comparable Companies") using historical financial information with respect to the Selected Comparable Companies as of the date of the most recent financial statements publicly available for each company. William Blair compared (1) closing stock prices as a multiple of estimated 1997 and 1998 EPS based on estimates by First Call Research Network; (2) the aggregate value (consisting of market capitalization plus total debt less cash and marketable securities) as a multiple of last LTM EBITDA; and (3) closing stock prices as a multiple of current book value, among other items.

     For the Selected Comparable Companies, such analysis indicated (1) a median closing stock price to estimated 1997 EPS multiple of 19.6x compared with multiples of 11.8x for Mosinee and 13.7x for Wausau; (2) a median closing stock price to estimated 1998 EPS multiple of 15.5x compared with multiples of 10.9x for Mosinee and 12x for Wausau; (3) a median aggregate value to estimated 1997 EBITDA multiple of 9.4x compared with multiples of 6.1x for Mosinee and 8.1x for Wausau and (4) a median closing stock price to current book value multiple of 1.9x compared with multiples of 3.2x for Mosinee and 2.6x for Wausau. On both an historical and current basis, William Blair noted that, except in the case of the multiple of closing stock price to current book value, both Mosinee and Wausau have traded at multiples below the multiples of other comparable public companies.

     No company utilized as a comparison in the comparable public company trading analysis is identical to Mosinee or Wausau; all of the Selected Comparable Companies were larger than Mosinee and Wausau and, in William Blair's view, most manufacture a more diverse product mix. In evaluating the Selected Comparable Companies, William Blair made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Mosinee and Wausau, such as the impact of competition on Mosinee and Wausau and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Mosinee, Wausau or the industry, or in the financial markets in general.

     Comparable Transactions Analysis. Using publicly available information, William Blair reviewed selected business combination transactions within the paper industry from 1993 to 1997, and, in particular, undertook a detailed analysis of the recent merger between James River Corporation of Virginia ("James River") and Fort Howard Corporation ("Fort Howard"). William Blair believed that the James River/Fort Howard merger represented the best comparable transaction to the Merger because it involved two companies in the paper industry, was a "merger of equals", and was a recent transaction (having been consummated in mid-August 1997). The exchange ratio in the James River/Fort Howard merger represented a 16.4% price premium for shareholders of Fort Howard, the non-issuing company, based on Fort Howard's stock price the day before the merger announcement. William Blair observed that the Exchange Ratio represents a 15.6% premium for Mosinee shareholders over Mosinee's stock price one day prior to the announcement of the Merger.

     William Blair considered that the premium represented by the Exchange Ratio over the pre-announcement Mosinee stock price was lower than that in the transaction viewed by William Blair as most comparable to the Merger (15.6% in the Merger as compared to 16.4% in the James River/Fort Howard transaction). However, William Blair believed that such percentages were not materially different. William Blair also considered the enhanced potential for growth of the combined company and the expectation that the increased market capitalization of the combined company should create greater visibility in the investment community and thereby provide greater liquidity for shareholders and enhance the attractiveness of the combined company's stock.

     Discounted Cash Flow Analysis. William Blair performed a discounted cash flow analysis of Mosinee for the fiscal years ended 1998 through 2002 to estimate the present value of the stand-alone unlevered free cash flows that Mosinee would be expected to generate if Mosinee performed in accordance with certain financial forecasts. William Blair evaluated two different scenarios, first assuming that Mosinee would acquire

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

a new specialty mill in 1999, and second assuming no such acquisition. The discounted cash flow analysis for Mosinee was based upon discussions with management of Mosinee as well as upon certain financial forecasts prepared by the management of Mosinee. Unlevered free cash flows of Mosinee were calculated as net income plus depreciation and amortization, deferred tax, other noncash expenses and after-tax net interest expense, less investment in working capital, capital expenditures and other noncash income. William Blair calculated terminal values for Mosinee by applying a range of EBITDA multiples from 5.0x to 7.0x. The unlevered free cash flow amounts and terminal values were then discounted to the present using a range of discount rates from 11.0% to 13.0%. Using financial information and forecasts provided by management of Mosinee, William Blair derived an implied equity value range for Mosinee. This analysis, which did not consider any benefits derived from combining Mosinee and Wausau, indicated that the implied equity value of Mosinee ranged from $32.89 to $37.33 per fully diluted Mosinee Common Share under the mill acquisition scenario and an implied equity value of $30.12 to $33.69 under the second scenario. William Blair noted that the implied equity value from the discounted cash flow analysis represented a significant premium to Mosinee's pre-announcement stock price and the stock price implied by the Merger.

     William Blair performed a similar discounted cash flow for Wausau using management's projections and assumptions identical to those used in Mosinee's discounted cash flow analysis. The implied equity value ranged from $18.00 to $19.94, which represented a slight discount to Wausau's pre-announcement stock price.

     William Blair noted that the implied equity value of the discounted cash flow analysis was greater than the stock price implied by the Merger consideration as of the date of the Merger Agreement. Since Mosinee shareholders will continue to share in the growth of a stronger combined company through stock ownership, William Blair considered the discounted cash flow analysis less relevant than other of its analyses and did not believe that undue focus should be placed on the share price implied by the Merger consideration as of the date of the Merger Agreement in relation to the implied equity value of the discounted cash flow analysis.

     Historical Market Capitalization Analysis. William Blair analyzed Mosinee's market capitalization as a percentage of the combined total market capitalizations of Mosinee and Wausau for the period from January 4, 1991 to August 20, 1997. During this period, Mosinee's market capitalization as a percentage of the combined company's capitalization ranged from 17% to 39%, and was generally at or below 30%. On August 21, 1997, Mosinee's market capitalization as a percentage of the combined company's capitalization was 34%, and William Blair noted that Mosinee shareholders would receive approximately a 37% interest in the combined company based on this measure.

     Historical Market Price Ratio Analysis. William Blair analyzed the historical ratios between market prices per Mosinee Common Share and per Wausau Common Share ("Historical Exchange Ratios"). The Historical Exchange Ratios were analyzed from January 1, 1992 to August 20, 1997. During this period, the Historical Exchange Ratios ranged from 0.48 to 1.56. Before late 1995, the Exchange Ratios were below 1.00 and, with few exceptions, generally below the Exchange Ratio. On August 20, 1997, the ratio of the market price for Mosinee Common Shares to the market price for Wausau Common Shares was 1.23. The average for the ten days preceding August 20, 1997 was 1.24 and the 45-day average was
1.31. William Blair noted that all of the exchange ratios for the recent average trading days were below the Exchange Ratio. William Blair also noted that at the Exchange Ratio, assuming that Wausau's stock price remained unchanged, a Mosinee shareholder would receive approximately $29.05 in Wausau Common Shares, representing a 15.6% premium over Mosinee's closing stock price of $25.13 on August 21. William Blair calculated that if Wausau's stock price were to fall 13.5% to $17.95, Mosinee shareholders would receive $25.13 in Wausau Common Shares, an amount equal to Mosinee's August 21 closing stock price.

     Pro Forma Analysis of the Merger. William Blair analyzed certain pro forma effects of the Merger, including the impact of the Merger on pro forma EPS of Wausau for fiscal years 1997 (pro forma) and 1998. Such analysis was based on internal management projections and base case synergy projections provided by the managements of Wausau and Mosinee, including Wausau's internal EPS projections of $1.30 and $1.44 for the fiscal year ended 1997 and 1998, respectively, and Mosinee's internal EPS projections of $2.20 and $2.39 for the fiscal year ended 1997 and 1998, respectively. William Blair observed that, if the Merger were treated as a pooling of interests for accounting purposes, and if estimated first-year synergies of $5.7 million were realized, the Merger would have an accretive effect on pro forma EPS, excluding one-time integration charges, of approximately 9% in fiscal year 1997 (pro forma) over Wausau's internal EPS projection and 10% in fiscal year 1998 over Wausau's 1998 internal EPS projection. William Blair noted that on a pro forma basis even if no synergies were achieved in fiscal 1998, the Merger would be 1.3% accretive to Wausau.

     William Blair also analyzed the potential effects of the Merger on the combined company's stock price and observed positive effects for both 1998 and 1999 to the combined company's stock price assuming synergies of $5.7 million and $13.3, respectively, were realized during such periods and the combined company maintained a stock price to earnings multiple (a "P/E multiple") similar to the current Wausau P/E multiple. William Blair calculated potential ranges for Wausau's Common Share price based on a range of EPS assumptions for fiscal 1998 and fiscal 1999 as well as various P/E multiples and computed the potential value to a Mosinee shareholder based on the Exchange Ratio. William Blair considered EPS estimates for 1998 ranging from $1.42, which was the combined company's projected EPS assuming both managements' internal projections and no synergies, to $1.58, which was the combined company's projected EPS assuming managements' internal estimates and the realization of expected first year synergies of $5.7 million. Blair considered P/E multiples ranging from 10.9, which represented Mosinee's current estimated 1998 P/E multiple, to 17.1, which represented the average 1998 P/E multiple for the Selected Comparable Companies, and also considered a P/E multiple of 14.4, which represented Wausau's 1998 P/E multiple based on its internal $1.44 EPS estimate. Blair noted from its analysis that assuming the expected synergies were realized and the P/E multiples obtained were between 10.9 and 17.1, the potential value for Mosinee shareholders would range from approximately $24.33 to $37.60. William Blair also noted that if Wausau maintained its current P/E multiple and the assumed synergies were realized, the potential value to a Mosinee shareholder could exceed $30 as compared to the closing price of the Mosinee Common Shares of $25.13 on August 21. William Blair also noted that the Merger would significantly increase the market capitalization and product diversification of Wausau, and again noted the further benefits to the stock price that would result if the P/E multiples paid for the combined company approached the median P/E multiples paid for the Selected Comparable Companies. William Blair also noted that one of the benefits that the Merger brings to Mosinee shareholders is that they will receive stock in a larger company which should have increased visibility in the investment community, as well as potentially increasing liquidity for the Mosinee Common Shares.

     William Blair also noted that if Wausau were to maintain its current annualized dividend of $.25 per share, Mosinee shareholders would receive a $.35 per share dividend equivalent (calculated as Wausau's dividend multiplied by the Exchange Ratio), or a 25% increase compared to the current Mosinee annualized dividend of $.28 per share.

     Summary Contribution Analysis. William Blair analyzed and compared the historical contributions by Mosinee and Wausau to the combined companies' total assets and shareholders' equity for the period from 1995 through 1997. The analysis indicated that over the three-year period, Mosinee contributed 37.5% of total assets and 30.7% of shareholders' equity. William Blair also analyzed and compared the respective historical and projected contributions by Mosinee and Wausau to total revenues, EBIT and net income of the combined entity for the period from 1995 through 1998. The analysis indicated that over the four-year period, Mosinee would contribute 37.1% to combined revenues, 40.5% to combined EBIT and 38.6% to combined net income. William Blair compared these percentages to the approximately 37% ownership stake that current Mosinee shareholders would receive in the combined company based on the Exchange Ratio and found them comparable.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, William Blair considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of William Blair's analyses, without considering all analyses, would create an incomplete view of the process underlying the Blair Opinion. In addition, William Blair may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be William Blair's view of the actual value of Mosinee.

     In performing its analyses, William Blair made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mosinee or Wausau. The analyses performed by William Blair are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of William Blair's analysis of the fairness of the Exchange Ratio from a financial point of view to the holders of Mosinee Common Shares and were provided to the Mosinee Special Committee and the Mosinee Board in connection with the delivery of the Blair Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Mosinee Common Shares might actually be sold.

     Mosinee retained William Blair based upon its experience and expertise. William Blair is a nationally recognized investment banking and financial advisory firm. William Blair, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. William Blair is a full-service firm engaged in trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, William Blair or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the account of its customers, in securities of Mosinee or Wausau.

     Financial Advisor Fees. Pursuant to a letter agreement dated as of August 12, 1997, William Blair will receive a fee from Mosinee, a portion of which is contingent upon consummation of the Merger, and which is based on the aggregate equity value of Mosinee if the Merger is consummated. The fee will approximate $750,000. In addition to the foregoing compensation, Mosinee has agreed to reimburse William Blair for its expenses, including reasonable fees and expenses of its counsel, and to indemnify William Blair for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

PRESENTATION OF GOLDMAN SACHS

     On August 22, 1997, Goldman Sachs made a presentation to the members of the Mosinee Special Committee and to the members of the Wausau Special Committee relating to the proposed transaction. Also, on August 24, 1997, Goldman Sachs made a presentation to the Mosinee Board and a presentation to the Wausau Board relating to the proposed transaction. The presentations made to the Mosinee Special Committee, the Wausau Special Committee, the Mosinee Board and the Wausau Board were substantially similar and were based on the same financial analyses. Prior to engaging Goldman Sachs as their respective financial advisors, Mosinee and Wausau agreed that Goldman Sachs would not render any opinion, written or oral, to either Mosinee or Wausau, or to their respective boards of directors or shareholders with respect to any transaction. As such, Goldman Sachs was not requested to, and did not, render any opinion as to the fairness of the consideration to be received pursuant to the Merger by the respective shareholders of Mosinee or Wausau.

     In connection with its presentation, Goldman Sachs reviewed, among other things, (1) the current draft Merger Agreement; (2) Annual Reports to Shareholders and Annual Reports on Form 10-K of Mosinee for the five years ended December 31, 1996 and of Wausau for the five years ended August 31, 1996; (3) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Mosinee and Wausau; (4) certain other communications from Mosinee and Wausau to their respective shareholders; and (5) certain internal financial analyses and forecasts for Mosinee and Wausau prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Mosinee and Wausau regarding the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Mosinee Common Shares and the Wausau Common Shares, compared certain financial and stock market information for Mosinee and Wausau with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the pulp and paper industry specifically and other industries generally and performed such other studies and analyses as it considered appropriate. The material assumptions underlying the internal financial analyses and projections of Wausau and Mosinee which Goldman Sachs reviewed are set forth below under "-- Certain Assumptions."

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of its presentation. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Mosinee and Wausau or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' presentation was based upon the economic and market conditions existing on the dates of its presentation. Goldman Sachs was not requested to solicit and did not solicit interest from other parties in a potential business combination with either Mosinee or Wausau. The presentation of Goldman Sachs referred to herein was provided for the information and assistance of the Mosinee Special Committee, the Wausau Special Committee, the Mosinee Board and the Wausau Board in connection with their consideration of the Merger and does not constitute a recommendation as to how any holder of Mosinee Common Shares or Wausau Common Shares should vote with respect to the Merger.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with its presentation made to the Mosinee Special Committee and the Wausau Special Committee on August 22, 1997 and to the Mosinee Board and the Wausau Board on August 24, 1997.

          (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the Mosinee Common Shares and the Wausau Common Shares. In addition, Goldman Sachs compared the historical stock prices of the Mosinee Common Shares and the Wausau Common Shares on a monthly basis from January 1985 to July 1997 to NBSK Prices (i.e., bleached pulp prices).

          (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Mosinee and Wausau to corresponding financial information, ratios and public market multiples for three publicly traded specialty/tissue manufacturing companies (the "Selected Tissue Companies") and seven publicly traded paper commodity manufacturing companies (the "Selected Commodity Companies," and together with the "Selected Tissue Companies, the "Selected Companies"). The Selected Tissue Companies were: Fort James Corporation, P.H. Glatfelter Co., and Kimberly-Clark Corporation. The Selected Commodity Companies were:
     Boise Cascade Corporation, Chesapeake Corp., Georgia-Pacific Corporation, International Paper Co., Potlatch Corp., Westvaco Corporation, and Weyerhaeuser Co. The Selected Companies were chosen because they are publicly-traded companies with operations and investment characteristics that for purposes of analysis may be considered similar to Mosinee and Wausau. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Mosinee and Wausau were calculated using a price of $25.38 per Mosinee Common Share and $20.38 per Wausau Common Share, the closing price of such shares on August 19, 1997. The multiples for each of Mosinee, Wausau and the Selected Companies were based on the most recent publicly available information and estimates provided by Institutional Brokers Estimate Service ("IBES"). With respect to the Selected Companies, Goldman Sachs considered price-to-earnings ratios for estimated 1997 (the "1997 P/E Ratios") and for estimated 1998 (the "1998 P/E Ratios"), in each case, based on IBES estimates as of August 19, 1997. Goldman Sachs' analyses of the Selected Companies indicated that (a) estimated 1997 P/E Ratios for the Selected Tissue Companies (together with Mosinee and Wausau) ranged from a low of 11.6x to a high of 23.4x with a mean of 17.1x and a median of 16.4x, and for the Selected Commodity Companies ranged from a low of 19.9x to a high of 54.4x with a mean of 35.7x and a median of 32.2x, as compared to estimated 1997 P/E Ratios for Mosinee and Wausau of 11.6x and 14.1x, respectively, and (b) estimated 1998 P/E Ratios for the Selected Tissue Companies (together with Mosinee and Wausau) ranged from a low of 10.9x to a high of 17.2x with a mean of 13.7x and a median of 12.4x, and for the Selected Commodity Companies ranged from a low of 14.5x to a high of 27.4x with a mean of 19.2x and a median of 19.1x, as compared to estimated 1998 P/E Ratios for Mosinee and Wausau of 10.9x and 11.9x, respectively. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

          (iii) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, sales, EBITDA and EBIT) for Mosinee, Wausau and the pro forma combined entity resulting from the Merger based on financial forecasts for Mosinee and Wausau of their respective managements (such financial forecasts for Wausau have been adjusted to reflect a fiscal year ending in December). The analysis indicated that Mosinee would contribute 34.3%, and Wausau would contribute 65.7%, to the market capitalization (based on fully diluted shares outstanding for each company) of the combined entity, and Mosinee would contribute 34.6%, and Wausau would contribute 65.4%, to the levered market capitalization (i.e., market capitalization plus net debt plus preferred stock) of the combined entity, in each case, after the Merger based on the closing stock prices of the Mosinee Common Shares and the Wausau Common Shares on August 19, 1997. Goldman Sachs also analyzed the relative contribution of Mosinee and Wausau to the combined entity on a pro forma basis with respect to various financial items based on estimated years 1997 and 1998. This analysis indicated that (1) in estimated year 1997, Mosinee and Wausau would contribute 36.9% and 63.1%, respectively, to combined sales, 40.7% and 59.3%, respectively, to combined EBITDA, and 41.5% and 58.5%, respectively, to combined EBIT, and (2) in estimated year 1998, Mosinee and Wausau would contribute 35.7% and 64.3%, respectively, to combined sales, 39.8% and 60.2%, respectively, to combined EBITDA, and 40.6% and 59.4%, respectively, to combined EBIT.

          (iv) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Goldman Sachs compared the estimated EPS of Wausau on a stand-alone basis to: (1) the estimated EPS of the common stock of the combined company on a pro forma basis ("Pro Forma EPS") based on earnings estimates for estimated calendar years 1997, 1998 and 1999 for Mosinee and Wausau prepared by their respective managements (such earnings estimates for Wausau were adjusted to reflect a fiscal year ending in December) and (2) Pro Forma EPS based on IBES earnings estimates for estimated calendar years 1997, 1998 and 1999. These comparisons were based on the following assumptions: (a) a price of $25.38 per Mosinee Common Share (the per share price of Mosinee Common Shares on August 19,
     1997) (b) an exchange ratio of 1.40x, and (c) the Merger being accounted for as a pooling of interests. Based on such analyses, the Merger, (i) assuming synergies of $18,850,000 are realized (with 30% of such synergies realized in estimated 1998, 70% in estimated 1999, and 100% in estimated
     2000), would be accretive to the holders of the common stock of the combined entity on an EPS basis for estimated 1997, 1998 and 1999, and (ii) assuming full synergies are realized, would be accretive to the holders of the common stock of the combined entity on an EPS basis for estimated 1997, 1998 and 1999.

     The preparation of such presentation is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' presentation. In preparing its presentation, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Mosinee or Wausau or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its presentation to the Mosinee Special Committee, the Wausau Special Committee, the Mosinee Board, and the Wausau Board and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily, indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of Mosinee, Wausau, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' presentation to the Mosinee Special Committee, the Wausau Special Committee, the Mosinee Board and the Wausau Board was one of many factors taken into consideration by such Special Committees and Boards in making their respective recommendations and determinations to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Each of Mosinee and Wausau selected Goldman Sachs as its respective financial advisor because Goldman Sachs is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Pursuant to a letter agreement dated July 29, 1997 (the "Engagement Letter"), Mosinee and Wausau engaged Goldman Sachs to act as their respective financial advisors in connection with a transaction which would involve the combination, whether by merger, acquisition or otherwise, of Mosinee and Wausau. Pursuant to the terms of the Engagement Letter, Mosinee and Wausau have agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee equal to 0.50% of the aggregate value of the transaction, provided, however, that in no event shall the transaction fee be less than $5,000,000 or greater than $6,250,000. Pursuant to the terms of the Engagement Letter, Mosinee and Wausau have paid Goldman Sachs an aggregate of $2,000,000 which will be applied against the transaction fee. Mosinee and Wausau have agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees and disbursements plus any sales use and similar taxes, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN ASSUMPTIONS

     The internal financial analyses and projections of Wausau reviewed by A.G. Edwards, William Blair, and Goldman Sachs were derived from Wausau's fiscal year 1998-2000 business plan assumptions. The material assumptions underlying these projections included the following: Pulp prices will increase modestly in the first four months of fiscal 1998, but a relatively stable pulp market is expected thereafter with pulp prices increasing slightly in fiscal 1999 before declining in fiscal year 2000. Wausau's paper prices will improve as pulp prices increase, but will not totally recover the impact of the change in pulp prices. Papermaking capacity at all facilities will be fully utilized during the three-year period and the mix of products sold will improve with higher margin product replacing lower end or fill tonnage. Substantial volume and mix improvement is also expected from Wausau's release coated products business. These improvements in pricing, mix and volume, including the first full year of Wausau's operation of its Otis mill, are assumed to result in sales growth of 18% in 1998. Continued sales growth in 1999 and 2000 is expected to average 5.5% per annum. Raw materials, other than pulp, and energy prices, are expected to experience only modest price changes. Wausau's business plan assumptions call for operating cash flow to be used for debt reduction and to fund capital spending of $150 million to $200 million over the three-year period to expand capacity and reduce costs. Other assumptions included continued general economic growth, annual inflation of 3%, stable interest rates, and increases in salaried compensation which are consistent with recent experience. In addition, for purposes of cash flow planning, the assumptions included annual cash dividend increases.

     The internal financial analyses and projections of Mosinee reviewed by A.G. Edwards, William Blair, and Goldman Sachs were derived from Mosinee's fiscal year 1997-2002 business plan assumptions. The material assumptions underlying these projections included the following: Sales will grow throughout the period at rates consistent with recent growth rates, with the addition of a new facility accounting for higher growth rates of approximately 23% per year for the first two years of its operation. Gross profit margins will remain relatively constant throughout the period, but may decline somewhat after 1998 due to increased capacity in the towel and tissue industry. Capacity at all existing facilities will be fully utilized during the six-year period. Assumed expenditures for capital spending, including the acquisition of a new facility, are $370,000,000 during the period. Other assumptions include continued general economic growth and stable annual inflation and interest rates with corresponding increases in wages and administrative costs. In addition, for purposes of cash flow planning, the assumptions included annual cash dividend increases.

     THE ASSUMPTIONS SET FORTH ABOVE INVOLVE INHERENT UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM PROJECTED RESULTS. SEE "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following discussion describes the material federal income tax consequences of the Merger and summarizes the respective opinions of special counsel to Wausau and Mosinee. The discussion is based upon the Code, U.S. Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this Joint Proxy Statement-Prospectus, and is subject to any changes in these or other laws occurring after such date. The discussion does not address the effects of any state, local or foreign tax laws.

     The tax consequences of the Merger to an individual shareholder may vary depending upon such shareholder's particular situation, and certain shareholders (particularly any shareholder which, on the date the Merger is effective (the "Effective Date"), is not a U.S. Person, is a tax-exempt entity, securities dealer, broker-dealer, insurance company or financial institution or is an individual who acquired his or her Mosinee Common Shares pursuant to an employee stock option or otherwise as compensation) may be subject to special rules not discussed below. For these purposes, a "U.S. Person" is (1) a citizen or resident of the United States for U.S. income tax purposes, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (4) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. Persons have the authority to control all its substantial decisions.

     EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN ANY APPLICABLE TAX LAWS.

     The following is a summary of the opinion received by Wausau from Sidley & Austin, special counsel to Wausau, and the opinion received by Mosinee from Foley & Lardner, special counsel to Mosinee, both of which are filed as exhibits to the Wausau Registration Statement (as hereafter defined): (1) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Code Section 368(a), (2) no gain or loss will be recognized by Wausau, Merger Sub or Mosinee as a result of the Merger and (3) no gain or loss will be recognized by the shareholders of Mosinee who exchange their Mosinee Common Shares solely for Wausau Common Shares as a result of the Merger (except with respect to cash, if any, received in lieu of a fractional share interest). The obligations of the parties to consummate the Merger are conditioned on the receipt of additional opinions from each of Sidley & Austin and Foley & Lardner to the same effect dated as of the day of the Merger. Shareholders should be aware that an opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts. Shareholders should also be aware that the opinions of Sidley & Austin and Foley & Lardner are, and will be, based on current law and on certain representations regarding factual matters and certain covenants as to future actions made by Wausau and Mosinee. If these representations are incorrect in certain material respects or the covenants are not complied with, the conclusions reached by counsel in its opinion might be jeopardized.

     If, as concluded in the opinions of each of Sidley & Austin and Foley & Lardner, the Merger will qualify as a reorganization within Code Section 368(a), the Merger will have the federal income tax consequences discussed below.

     Tax Implications to Mosinee Shareholders. Except to the extent Mosinee shareholders receive cash in lieu of a fractional share interest, Mosinee shareholders who exchange Mosinee Common Shares in the Merger for Wausau Common Shares will not recognize gain or loss for federal income tax purposes upon the receipt of Wausau Common Shares in exchange for their Mosinee Common Shares. The aggregate tax basis of Wausau Common Shares received as a result of the Merger will be the same as the shareholder's aggregate tax basis in the Mosinee Common Shares surrendered in such exchange, reduced by the portion of the shareholder's tax basis properly allocated to the fractional share interest, if any, for which the shareholder receives cash. The holding period of the Wausau Common Shares received by Mosinee shareholders as a result of the Merger will include the period during which the shareholder held the Mosinee Common Shares so received, provided that such Mosinee Common Shares were held as capital assets at the Effective Date. Holders of Mosinee Common Shares that have differing bases or holding periods in respect of such shares should consult their tax advisors prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Wausau Common Shares to be received in the exchange. A Mosinee shareholder that receives cash in lieu of a fractional share interest in Wausau Common Shares in the Merger will be treated as having received the fractional share interest in Wausau Common Shares in the Merger and then as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under Code
Section 302, with the result that the Mosinee shareholder should generally recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the portion of the shareholder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such shareholder's Mosinee Common Shares are held as a capital asset at the Effective Date. The capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the fractional share interest exceeds one year. However, in the case of an individual, if the holding period is not more than 18 months, the maximum rate of tax on any gain will be 28% rather than 20%. In the case of corporate taxpayers, capital gains are subject to tax at the same rates as ordinary income.

     Tax Implications to Wausau, Merger Sub and Mosinee. Wausau, Merger Sub and Mosinee will not recognize any gain or loss for federal income tax purposes as a result of the Merger.

ACCOUNTING TREATMENT

     Wausau and Mosinee anticipate that the Merger will be accounted for using the pooling of interests method of accounting. Under this method of accounting, holders of Mosinee Common Shares will be deemed to have combined their existing voting common stock interest with that of holders of Wausau Common Shares by exchanging their shares for Wausau Common Shares. Accordingly, the book value of the assets, liabilities and shareholders' equity of Mosinee, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of Wausau and no goodwill will be created. Results of operations of Wausau will include the results of both Wausau and Mosinee for the entire fiscal year in which the Merger occurs; however, expenses incurred to effect the Merger must be treated by the combined company as current charges against income in the period in which the Merger occurs.

     Receipt by Wausau and Mosinee of the opinion of Wipfli Ullrich Bertelson LLP, the independent accountants of each company, that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement is a condition to completion of the Merger.

     The unaudited pro forma financial information contained in this Joint Proxy Statement-Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SUMMARY -- Selected Unaudited Pro Forma Combined Financial and Other Data," and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

HSR ACT AND OTHER ANTITRUST MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have expired or been terminated. On October 2, 1997, the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") granted an early termination of the HSR Act waiting period.

     The FTC and DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the proposed Merger. At any time before or after the effective time of the Merger (the "Effective Time"), the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require the divestiture of substantial assets of Wausau or Mosinee. While the companies believe that the Merger is legal under the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Under the Merger Agreement, Wausau and Mosinee have agreed to use their reasonable best efforts to obtain any governmental clearance required for the Merger and to contest any action or order that seeks to restrict or prevents consummation of the Merger. The FTC, the DOJ or other governmental entities could seek, among other things, divestiture of certain product lines or assets by the combined company. Pursuant to the Merger Agreement, neither party is required to (and may not without the consent of the other party) propose or negotiate any such action if it would involve businesses, product lines, assets or properties which are material in the aggregate to Wausau and Mosinee taken together as a whole.

     On May 13, 1997, the State of Florida filed a civil complaint in the Northern District of Florida against ten manufacturers of commercial sanitary paper products, including Mosinee's wholly-owned subsidiary, Bay West Paper Corporation, alleging a conspiracy to fix prices starting at least as early as 1993. In addition, on May 13, 1997, a private class action suit was filed in the Northern District of Florida against the same defendants, also alleging a conspiracy to fix prices. Related class action suits have been filed in federal district courts in at least four states and in the state courts of California and Tennessee. The defendants have filed a motion in the California and Tennessee state court proceedings to remove the cases to federal court. The defendants in the private class action suits have filed a motion to transfer and consolidate the suits with the multidistrict litigation panel. Mosinee intends to vigorously defend these suits. While Mosinee does not believe, based on the information now available, that these suits will have a material adverse effect on the operations, liquidity or consolidated financial condition of Mosinee, these suits are only recently filed and there can be no assurance as to the effect of their outcome on Mosinee. Further, while the parties do not believe these suits should affect the Merger, there can be no assurance that the suits will not affect the Merger based on the information now available.

DISSENTERS' RIGHTS

     Neither the shareholders of Mosinee nor the shareholders of Wausau are entitled to dissent from the Merger and obtain payment of the fair value of their shares in cash.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Wausau and Mosinee have made forward-looking statements in this document and the documents incorporated by reference herein that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of Wausau and Mosinee set forth (1) under "SUMMARY," "THE PROPOSED MERGER -- Background of the Merger," "-- Reasons for the Merger; Recommendations of the Boards of Directors and the Special Committees Thereof," "-- Opinion of Wausau's Financial Advisor," "-- Opinion of Mosinee's Financial Advisor," "-- Presentation of Goldman Sachs" and "-- Certain Assumptions" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION," (2) as management projections in "THE PROPOSED MERGER -- Opinion of Wausau's Financial Advisor," "-- Opinion of Mosinee's Financial Advisor," "-- Presentation of Goldman Sachs" and "-- Certain Assumptions" (3) under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this document and (4) in this document and the documents incorporated herein by reference preceded by, followed by, or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Wausau, Mosinee and Wausau-Mosinee may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Wausau's and Mosinee's ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, Wausau and Mosinee claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     Shareholders of Wausau and Mosinee should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this Joint Proxy Statement-Prospectus, could affect the future results of Wausau-Mosinee and could cause results to differ materially from those expressed in such forward-looking statements: (1) the effect of economic conditions; (2) the ability of Wausau and Mosinee to successfully integrate their operations; (3) the impact of competitive products and pricing; (4) product development; (5) changes in laws and regulations, including changes in accounting standards and environmental regulations affecting the paper and pulp industry; (6) customer demand; (7) changes in raw material, energy and other costs; (8) unforeseen operational problems at any of the company's facilities which result in significant lost production or repair costs; and (9) opportunities that may be presented to and pursued by Wausau-Mosinee.

RESTRICTIONS ON RESALES BY AFFILIATES

     The Wausau Common Shares to be issued to Mosinee shareholders in the Merger will have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Upon issuance, these shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Mosinee as that term is defined under the Securities Act. An "affiliate" of Mosinee, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Mosinee. Any subsequent transfer by an affiliate of Mosinee must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of Wausau-Mosinee) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the Mosinee Common Shares (as well as to certain other related individuals or entities).

     Securities and Exchange Commission ("SEC") guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the Merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning thirty days prior to the merger and ending when financial results covering at least thirty days of post-merger operations of the combined entity have been published. Wausau and Mosinee have agreed in the Merger Agreement to use their reasonable best efforts to obtain customary agreements from their respective affiliates concerning the above-described rules and guidelines.

                          MARKET PRICES AND DIVIDENDS

     The Wausau Common Shares and the Mosinee Common Shares are traded on the Nasdaq National Market under the respective symbols "WSAU" and "MOSI". At the Effective Time, Wausau will be renamed "Wausau-Mosinee Paper Corporation". After the Merger, the shares of common stock of Wausau-Mosinee ("Wausau-Mosinee Common Shares") will be traded on the Nasdaq National Market under Wausau's current symbol, "WSAU".

     As of October 17, 1997, the record date of the Wausau Annual Meeting (the "Wausau Annual Meeting Record Date"), there were approximately 1,900 holders of record of Wausau Common Shares and 36,514,972 Wausau Common Shares were outstanding. As of October 17, 1997, the record date of the Mosinee Special Meeting (the "Mosinee Special Meeting Record Date"), there were approximately 1,675 holders of record of Mosinee Common Shares and 15,201,721 Mosinee Common Shares were outstanding.

     On August 22, 1997, the last full trading day prior to the public announcement of the signing of the Merger Agreement, the closing price, on the Nasdaq National Market, of the Wausau Common Shares was $20.75, and the closing price of the Mosinee Common Shares was $25.125. On November 13, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement-Prospectus, the closing price, on the Nasdaq National Market, of the Wausau Common Shares was $21.06 and of the Mosinee Common Shares was $28.75.

     The following table sets forth the range of high and low closing price information of Wausau Common Shares and Mosinee Common Shares as reported on the Nasdaq National Market, and the dividends declared on the common shares of each company, for the calender quarters indicated. The information in the table has been adjusted to reflect retroactively all applicable stock dividends and stock splits.

                                    WAUSAU COMMON SHARES                    MOSINEE COMMON SHARES
                             -----------------------------------     ------------------------------------
                               MARKET PRICE                             MARKET PRICE
                             -----------------     CASH DIVIDEND     ------------------     CASH DIVIDEND
     CALENDER QUARTER         HIGH       LOW         DECLARED         HIGH        LOW         DECLARED
---------------------------  ------     ------     -------------     -------     ------     -------------
1995
  First Quarter............  $19.40     $16.35        $0.05          $13.29      $10.91        $  .045
  Second Quarter...........  $19.00     $17.00        $0.05          $13.18      $10.63        $  .045
  Third Quarter............  $19.80     $17.40        $0.05          $12.69      $10.75        $  .045
  Fourth Quarter...........  $22.70     $19.00        $0.055         $13.37      $11.63        $  .045
1996
  First Quarter............  $23.50     $20.80        $0.055         $16.37      $12.37        $ .0533
  Second Quarter...........  $24.13     $19.75        $0.055         $18.50      $15.37        $ .0533
  Third Quarter............  $20.50     $16.50        $0.055         $19.33      $17.33        $ .0533
  Fourth Quarter...........  $21.38     $18.50        $0.0625        $24.00      $18.17        $ .0533
1997
  First Quarter............  $20.50     $17.88        $ .0625        $27.00      $21.17        $ .0533
  Second Quarter...........  $19.75     $17.25        $ .0625        $27.25      $20.67        $   .07
  Third Quarter............  $25.38     $18.75        $ .0625        $35.89      $23.75        $   .07
  Fourth Quarter (through
     November 13, 1997)....  $24.63     $19.75        $0.00          $34.25      $27.38        $   .07

     No assurances can be given as to the market prices of Wausau Common Shares or Mosinee Common Shares at, or, in the case of Wausau Common Shares, after, the Effective Time. SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WAUSAU COMMON SHARES AND MOSINEE COMMON SHARES.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information (the "Unaudited Pro Forma Information") gives effect to the Merger under the pooling of interests method of accounting. The Unaudited Pro Forma Information is presented to reflect the estimated impact of the Merger and the issuance of
1.4 Wausau Common Shares for each Mosinee Common Share issued and outstanding. As of the Mosinee Special Meeting Record Date, there were approximately 15,201,721 Mosinee Common Shares issued and outstanding. The Unaudited Pro Forma Information assumes the issuance of 21,282,409 Wausau Common Shares in the Merger. See "THE PROPOSED MERGER -- Accounting Treatment."

     The Unaudited Pro Forma Information is presented as if the Merger had been consummated as of the beginning of each period presented for the unaudited pro forma condensed combined statements of income and as of August 31, 1997, for the unaudited pro forma condensed combined balance sheet. Certain adjustments to the data presented have also been made to reflect the different fiscal years of Wausau and Mosinee (see "Notes to Unaudited Pro Forma Condensed Combined Statements of Income and Balance Sheet -- Basis of Presentation," below). All column headings used in the Unaudited Pro Forma Information refer to the period-end date of Wausau.

     The Unaudited Pro Forma Information gives effect to the reclassifications and adjustments set forth in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements and does not reflect cost savings anticipated as a result of the Merger. For a discussion of anticipated cost savings, see "THE PROPOSED MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors and the Special Committees Thereof." The Unaudited Pro Forma Information is not necessarily indicative of the operating results and financial position that might have been achieved had the Merger been consummated on the dates or as of the beginning of each period indicated, nor is it necessarily indicative of operating results and financial position which may occur in the future.

     The Unaudited Pro Forma Information should be read in conjunction with the historical consolidated financial statements of Wausau and Mosinee contained in their respective Annual Reports on Form 10-K and the unaudited consolidated interim financial statements contained in Mosinee's Quarterly Report on Form 10-Q for the six months ended June 30, 1997. See "WHERE YOU CAN FIND MORE INFORMATION."

            WAUSAU PAPER MILLS COMPANY AND CONSOLIDATED SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FOR THE YEAR ENDED AUGUST 31, 1997
                                               -----------------------------------------------------
                                                                          PRO FORMA        PRO FORMA
                                                WAUSAU      MOSINEE      ADJUSTMENTS       COMBINED
                                               --------     --------     -----------       ---------
Net Sales....................................  $570,258     $322,632       $  (586)(a)     $ 892,304
  Cost of products sold......................   456,239      236,273          (586)(a)       691,926
                                               --------     --------     ---------          --------
Gross Profit.................................   114,019       86,359                         200,378
  Selling, administrative and research
     expenses................................    32,499       31,554                          64,053
                                               --------     --------                        --------
Operating Profit.............................    81,520       54,805                         136,325
  Interest expense...........................    (3,520)      (3,882)                         (7,402)
  Interest income............................       172            5                             177
  Other income and expense -- net............       227         (104)                            123
                                               --------     --------                        --------
Earnings Before Income Taxes.................    78,399       50,824                         129,223
  Provision for income taxes.................    29,500       20,070                          49,570
                                               --------     --------                        --------
Net Earnings.................................  $ 48,899     $ 30,754       $               $  79,653
                                               ========     ========     =========          ========
Net Earnings Per Common Share................     $1.34        $1.99                           $1.38
                                               ========     ========                        ========
Weighted Average Number of Shares............    36,514       15,470        21,300(b)         57,814
                                               ========     ========     =========          ========

   The accompanying notes are an integral part of this pro forma information.

            WAUSAU PAPER MILLS COMPANY AND CONSOLIDATED SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         FOR THE YEAR ENDED AUGUST 31, 1996
                                                 ---------------------------------------------------
                                                                            PRO FORMA      PRO FORMA
                                                  WAUSAU      MOSINEE      ADJUSTMENTS     COMBINED
                                                 --------     --------     -----------     ---------
Net Sales......................................  $542,669     $313,689       $  (517)(a)   $ 855,841
  Cost of products sold........................   443,383      241,341          (517)(a)     684,207
                                                 --------     --------     ---------        --------
Gross Profit...................................    99,286       72,348                       171,634
  Selling, administrative and research
     expenses..................................    29,763       32,291                        62,054
                                                 --------     --------                      --------
Operating Profit...............................    69,523       40,057                       109,580
  Interest expense.............................    (2,786)      (5,418)                       (8,204)
  Interest income..............................       562                                        562
  Other income and expense -- net..............      (470)         598                           128
                                                 --------     --------                      --------
Earnings Before Income Taxes...................    66,829       35,237                       102,066
  Provision for income taxes...................    25,600       14,042                        39,642
                                                 --------     --------                      --------
Net Earnings...................................  $ 41,229     $ 21,195       $             $  62,424
                                                 ========     ========     =========        ========
Net Earnings Per Common Share..................     $1.12        $1.35                         $1.07
                                                 ========     ========                      ========
Weighted Average Number of Shares..............    36,821       15,725        21,300(b)       58,121
                                                 ========     ========     =========        ========

   The accompanying notes are an integral part of this pro forma information.

            WAUSAU PAPER MILLS COMPANY AND CONSOLIDATED SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         FOR THE YEAR ENDED AUGUST 31, 1995
                                                 ---------------------------------------------------
                                                                            PRO FORMA      PRO FORMA
                                                  WAUSAU      MOSINEE      ADJUSTMENTS     COMBINED
                                                 --------     --------     -----------     ---------
Net Sales......................................  $515,743     $287,178       $  (490)(a)   $ 802,431
  Cost of products sold........................   434,995      236,741          (490)(a)     671,246
                                                 --------     --------     ---------        --------
Gross Profit...................................    80,748       50,437                       131,185
  Selling, administrative and research
     expenses..................................    27,994       22,913                        50,907
                                                 --------     --------                      --------
Operating Profit...............................    52,754       27,524                        80,278
  Interest expense.............................    (1,688)      (6,051)                       (7,739)
  Interest income..............................       239           81                           320
  Other income and expense -- net..............      (454)       1,422                           968
                                                 --------     --------                      --------
Earnings Before Income Taxes...................    50,851       22,976                        73,827
  Provision for income taxes...................    19,600        9,043                        28,643
                                                 --------     --------                      --------
Net Earnings...................................  $ 31,251     $ 13,933       $             $  45,184
                                                 ========     ========     =========        ========
Net Earnings Per Common Share..................     $0.85        $0.89                         $0.78
                                                 ========     ========                      ========
Weighted Average Number of Shares..............    36,829       15,725        21,300(b)       58,129
                                                 ========     ========     =========        ========

   The accompanying notes are an integral part of this pro forma information.

            WAUSAU PAPER MILLS COMPANY AND CONSOLIDATED SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                   AUGUST 31, 1997
                                                 ---------------------------------------------------
                                                                            PRO FORMA      PRO FORMA
                                                  WAUSAU      MOSINEE      ADJUSTMENTS     COMBINED
                                                 --------     --------     -----------     ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents....................  $  5,297     $  2,676                     $   7,973
  Accounts and notes receivable................    50,296       28,820                        79,116
  Inventories..................................    84,112       49,039                       133,151
  Deferred income taxes........................     8,324        7,225                        15,549
  Other current assets.........................     1,390          572                         1,962
                                                 --------     --------                      --------
Total current assets...........................   149,419       88,332                       237,751
Property, plant and equipment..................   386,466      209,767                       596,233
Other assets...................................    19,730       10,905                        30,635
                                                 --------     --------                      --------
          TOTAL ASSETS.........................  $555,615     $309,004                     $ 864,619
                                                 ========     ========                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt.........  $  6,290                                  $   6,290
  Accounts payable.............................    29,890     $ 18,787                        48,677
  Accrued and other liabilities................    24,406       22,941       $14,000          61,347
  Accrued income taxes.........................     1,719        2,211                         3,930
                                                 --------     --------     ---------        --------
Total current liabilities......................    62,305       43,939        14,000         120,244
                                                 --------     --------     ---------        --------
LONG-TERM LIABILITIES
  Long-term debt...............................    83,510       68,839                       152,349
  Deferred income taxes........................    49,301       37,635                        86,936
  Other liabilities............................    56,945       29,251                        86,196
                                                 --------     --------                      --------
Total long-term liabilities....................   189,756      135,725                       325,481
                                                 --------     --------                      --------
Preferred stock of subsidiary..................                  1,255                         1,255
Total shareholders' equity.....................   303,554      128,085       (14,000)(c)     417,639
                                                 --------     --------     ---------        --------
          TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY.............................  $555,615     $309,004       $             $ 864,619
                                                 ========     ========     =========        ========

   The accompanying notes are an integral part of this pro forma information.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF

                            INCOME AND BALANCE SHEET

1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined financial statements reflect the Merger under the pooling of interests method of accounting. The unaudited pro forma condensed combined statements of income for each year in the three-year period ended August 31, 1997, give effect to the Merger as though it had occurred as of the beginning of each period presented. The unaudited pro forma condensed combined balance sheet as of August 31, 1997, assumes that the Merger had been consummated on that date.

     The unaudited pro forma condensed combined statements of income present financial information for Wausau for the fiscal years ended August 31, 1997, 1996, and 1995 and the recast financial information of Mosinee for the twelve month periods ended June 30, 1997, 1996, and 1995. Mosinee's fiscal year ends December 31. There are no net sales or income for any period included more than once in the pro forma statements.

     The unaudited pro forma condensed combined balance sheet presents the balance sheet of Wausau as of August 31, 1997 and the balance sheet of Mosinee as of June 30, 1997.

     The unaudited pro forma condensed combined statements of income exclude the positive effects of potential cost savings which may be achieved upon combining the resources of the companies and non-recurring transaction costs of approximately $14 million, including investment banking, legal, and accounting fees. These transaction costs will be reflected in the results of operations in the first period reported by the combined company. Further, Wausau expects to restructure the combined companies, resulting in additional non-recurring charges. The range of amounts and timing of such charges cannot be reasonably estimated until an analysis of the newly combined operations is completed and a detailed restructuring plan is developed, but such charges may be material.

     For periods ending after December 15, 1997, the companies will retroactively adopt Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share." Under the new standard contained in SFAS No. 128, the companies will be required to report diluted earnings per share. Stock options are the only dilutive securities reflected in previously published financial statements. The difference between basic and diluted earnings per share under the new standard for previously reported periods is not expected to be material. The companies previously published earnings per share information is equivalent to basic earnings per share under SFAS No. 128.

2.  PRO FORMA ADJUSTMENTS

     (a) Represents elimination of intercompany sales between Wausau and Mosinee.

     (b) Represents an adjustment to reflect the combined weighted average number of common shares of Wausau and Mosinee, reflecting the assumed issuance of approximately 21.3 million Wausau Common Shares in exchange for approximately 15.2 million Mosinee Common Shares outstanding utilizing an exchange ratio of 1.4 Wausau Common Shares for Mosinee Common Share.

     (c) Reflects an accrual for the estimated $14 million transaction costs related to the Merger.

3.  FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The unaudited pro forma condensed combined financial statements assume that the Merger qualifies as a tax-free reorganization for federal income tax purposes.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Mosinee Board and the Wausau Board with respect to the Merger, shareholders should be aware that, as described below, certain members of Wausau's or Mosinee's management and certain directors may have interests in the Merger that are different from, or in addition to, and may conflict with, the interests of shareholders generally, and which may create potential conflicts of interest. Such interests relate to or arise from, among other things, the terms of the Merger Agreement providing for
(1) the Board of Directors of Wausau-Mosinee (the "Wausau-Mosinee Board") initially to consist of the current members of each companies' Board of Directors (other than Mr. King), four of whom are currently directors of Mosinee and not currently directors of Wausau, (2) the division of certain senior management positions of Wausau-Mosinee among the existing senior management of each of the companies, and (3) the indemnification of existing directors and officers of Mosinee and Wausau and the continuation of directors and officers liability insurance. The Mosinee Board and the Wausau Board were aware of, and considered the interests of, their respective directors and officers when they approved the Merger Agreement and the Merger. All such additional interests, as well as a transition benefit agreement which was entered into with Mr. King subsequent to the execution of the Merger Agreement, are described below, to the extent material. Except as described below or under "DIRECTORS AND MANAGEMENT OF WAUSAU-MOSINEE FOLLOWING THE MERGER," such persons have, to the knowledge of Mosinee and Wausau, no material interest in the Merger apart from those of the companies' respective shareholders generally.

COMPENSATION AND BENEFIT PLAN AMENDMENTS

     Under Mosinee's 1994 and 1985 Stock Option Plans, certain corporate change-in-control transactions give rise to an automatic cashout of options. At its August 24, 1997 meeting, the Mosinee Board amended these plans and (subject to any required consent of option holders) all outstanding options thereunder to provide that the Merger will not trigger this cashout right. Mosinee has received all such required consents of option holders. The Mosinee Board also approved an amendment to Mosinee's Deferred Compensation Plan for Directors to clarify that in a merger or similar corporate transaction, the stock equivalent units in directors' deferred compensation accounts will be adjusted, if necessary, into the surviving company's stock. Thus, in the Merger, the stock equivalent units would be adjusted to represent Wausau Common Shares based upon the Exchange Ratio in the Merger.

     Mosinee's Supplemental Retirement Plan ("SRP") and Supplemental Retirement Plan with Mr. Orr (the "Orr Plan") provide for full payment of the present value of all accrued benefits upon any Change of Control (as defined in such plans) not approved in advance by the Mosinee Board. These provisions would not be triggered by the Merger. At its August 24, 1997 meeting, the Mosinee Board amended the definition of "Change of Control" in each of the SRP and the Orr Plan so that it would be triggered by Board-approved Changes of Control other than the Merger. The SRP was also amended to provide that the Change of Control payout for an employee with less than five years of service is prorated, rather than paid out in full.

EMPLOYMENT AGREEMENTS WITH MOSINEE EXECUTIVE OFFICERS

     At its August 24, 1997 meeting, the Mosinee Board also approved the entering into of employment agreements between Mosinee and each of Messrs. Olvey, Peterson, Carlson, Canavera, Urbanek and McDonald. These employment agreements only become effective upon a Change of Control, or upon the termination of the executive's employment in connection with or in anticipation of a Change of Control. "Change of Control" in these agreements is defined to exclude the Merger. The agreements terminate on the earlier of August 24, 1998, unless a Change of Control has occurred prior to such date or a proposal with respect to a Change of Control is pending on such date and the effectiveness of the Merger. Upon becoming effective, each employment agreement provides for the continued employment of the executive, with the same position and duties and on the same terms and conditions as were in effect before the Change of Control, for a term of three years. In the event that the executive's employment is terminated during such term by Mosinee without "Cause" or by the executive for "Good Reason" (as those terms are defined in the employment agreements), or by the executive during the 30-day period beginning 180 days after the Change of Control, the executive is entitled to receive a lump sum payment equal to the sum of (1) his accrued but unpaid cash compensation (including a pro rata bonus for the year of termination), (2) three times his base salary and annual bonus amount, and (3) the actuarial present value of the additional pension benefits and certain nonqualified retirement plan benefits he would have become entitled to if he had continued to be employed for another three years beyond his termination date. In addition, the executive will continue to be provided with medical benefits for the same three-year period, and will be provided with outplacement services. Finally, Mosinee will make an additional payment to the executive, if necessary, to make the executive whole for any tax on excess parachute payments for which the executive may become liable and reimburse the executive for any legal fees reasonably incurred by the executive as a result of any dispute regarding the enforceability or validity of his or her agreements.

BROAD BASED SEVERANCE PLAN

     At its August 24, 1997 meeting, the Mosinee Board also adopted a Change of Control Severance Policy, which is a broad-based severance policy for certain employees who, within two years of a Change of Control (defined to exclude the Merger), are terminated by Mosinee without "Cause" or who terminate their own employment after certain employer-imposed changes in job duties, compensation or job location. This policy will terminate on August 24, 1998 unless a Change of Control has occurred prior to such date or a proposal with respect to a Change of Control is pending on such date. The severance benefits provided consist of a number of weeks of base salary plus bonus (paid in a lump sum), plus continued medical benefits for the same number of weeks. The number of weeks is equal to
(1) the number of the participant's completed years of service with Mosinee plus
(2) the participant's total base and bonus compensation divided by $5,000; provided, that the minimum benefit is four weeks and the maximum benefit is 52 weeks. Benefits are reduced if necessary to avoid any excise tax on "excess parachute payments."

COMMON DIRECTORS, INCLUDING COMMON CHAIRMAN OF THE BOARD

     Mr. Orr serves as Chairman of the Board of Directors of each of Wausau and Mosinee and will serve as Chairman of the Board of Directors of Wausau-Mosinee upon consummation of the Merger. In addition, Mr. Orr acts as advisor to most of the living members of the Woodson family, which family members are beneficiaries of certain trusts for which Wilmington Trust Company, currently a 9.98% shareholder of Mosinee and a 22.64% shareholder of Wausau, serves as Trustee. As of October 17, 1997, Mr. Orr may be deemed to beneficially own approximately 1.62% of the outstanding Mosinee Common Shares and approximately 1.20% of the outstanding Wausau Common Shares, although a portion of such beneficial ownership is disclaimed. See "INFORMATION RELATING TO THE WAUSAU ANNUAL
MEETING -- Beneficial Ownership of Wausau Common Shares" and "Beneficial Ownership of Common Stock" in the Mosinee Proxy Statement for the 1997 Annual Meeting of Shareholders (which is incorporated by reference herein). Mr. Harry
R. Baker is a member of the Board of Directors of each of Mosinee and Wausau. In addition, Richard L. Radt, Vice Chairman of Mosinee, served as Chairman, from 1987 to 1988, and President and Chief Executive Officer, from 1977 to 1987, of Wausau, and as President and Chief Executive Officer of Mosinee from 1988 to 1993. Since June 1995, Mr. Radt has been retained by the Wausau Board as a consultant for various matters unrelated to the Merger.

TRANSITION BENEFIT AGREEMENT WITH CEO OF WAUSAU

     Wausau has entered into an agreement with Daniel D. King, its President and Chief Executive Officer, to provide supplemental benefits to Mr. King following the Effective Time. Mr. King has agreed to continue to serve as President and Chief Executive Officer until December 1, 1997, as a director of Wausau until the Effective Time, and as Vice Chairman until February 15, 1998. As a transition benefit, Mr. King will be paid salary at an annual rate of $490,000 beginning December 1, 1997 and, effective February 16, 1998, will be entitled to receive a monthly benefit equal to his then current salary through November 30, 1998. During this benefit period, Mr. King will also be provided with coverage under Wausau's group health, life, and dental insurance plans. Wausau will also make outplacement services available to Mr. King after November 30, 1997. Mr. King will also become vested in, and be entitled to receive, approximately $766,000 in a lump sum as the value of his accrued benefit under Wausau's supplemental retirement plan. The agreement also provides for certain restrictions on competition with Wausau-Mosinee's business by Mr. King.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that the articles of incorporation of Mosinee (the "Mosinee Charter") and the bylaws of Mosinee (the "Mosinee Bylaws"), including the indemnification provisions, will survive the Merger. Wausau and Mosinee have agreed that these indemnification provisions will not be amended, repealed or otherwise modified for six years after the Effective Time in any manner that would adversely affect the rights of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of Mosinee or its subsidiaries. Following the Merger, Wausau-Mosinee will assume and become jointly and severally liable with respect to existing indemnification agreements with officers and directors of Mosinee and Mosinee will assume similar liabilities with respect to the indemnification of officers and directors of Wausau. The Merger Agreement also provides that for six years after the Effective Time, Wausau-Mosinee will provide to the individuals who were directors and officers of Wausau and Mosinee, liability insurance protection of the same kind and scope currently provided to the officers and directors by Wausau and Mosinee directors' and officers' liability insurance policies in effect on such date.

     Wausau and Mosinee have agreed (after the Effective Time) to indemnify and hold harmless to the fullest extent permitted under applicable law each present and former director, officer, trustee, fiduciary, employee or agent of Wausau and Mosinee and its subsidiaries and each such person who served at the request of Wausau and Mosinee or its subsidiaries in such position with another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against all costs and expenses and certain other amounts paid in connection with any claim, action, suit, proceeding or investigation, whether initiated before the Effective Time, or arising out of the Merger Agreement.

                   DIRECTORS AND MANAGEMENT OF WAUSAU-MOSINEE
                              FOLLOWING THE MERGER

DIRECTORS

     The Merger Agreement provides that Wausau will take such actions as are necessary to elect Richard L. Radt, Vice Chairman of Mosinee, Daniel R. Olvey, President and Chief Executive Officer of Mosinee, Richard G. Jacobus and Walter Alexander as members of the Wausau-Mosinee Board immediately following the Merger. Each of such individuals is currently a director of Mosinee and each will serve an initial term as a director of Wausau-Mosinee which will expire at the first annual election of directors following their initial election to the Wausau-Mosinee Board. It is expected that, with the exception of Mr. King, who has advised Wausau that he will resign from the Wausau Board following the Merger, the directors currently serving on the Wausau Board will continue to serve as members of the Wausau-Mosinee Board immediately following the Merger.

     Background information with respect to current Wausau directors is set forth under "INFORMATION RELATING TO THE WAUSAU ANNUAL MEETING -- Election of Directors." Background information for the four individuals who will join the Wausau-Mosinee Board at the Effective Time follows:

     Mr. Radt, age 65, is Vice Chairman of the Board of Mosinee and served as President and Chief Executive Officer of Mosinee from 1987 until August, 1993, and as President and Chief Executive Officer of Wausau from 1977 to 1987. Mr. Radt has been a director of Mosinee since 1987.

     Mr. Olvey, age 48, is President and Chief Executive Officer of Mosinee. He has held the positions of President and Chief Executive Officer and a director of Mosinee since August, 1993. Mr. Olvey served as Executive Vice President and Chief Operating Officer from 1992 until his current appointment and, from 1989 until 1992, he served, successively, as the principal financial officer and the executive officer in charge of Mosinee's specialty paper operations.

     Mr. Jacobus, age 67, is Chairman and Chief Executive Officer of Jacobus Wealth Management, Inc. (personal investment management). He served as President and Chief Executive Officer of Johnson International, Inc. (bank holding company) from 1988 to 1995 and as Vice Chairman, Robert W. Baird & Co., Incorporated (investment banking) from November, 1986 to 1988. Mr. Jacobus has been a director of Mosinee since 1985.

     Mr. Alexander, age 62, has served as President of Alexander Lumber Co. (retail lumber yards) since 1972. He has been a director of Mosinee since 1987 and also serves as a director of Old Second Bancorp, Inc.

SENIOR EXECUTIVES OF WAUSAU-MOSINEE FOLLOWING THE MERGER

     The senior management team of Wausau-Mosinee following the Merger is expected to include the following individuals from Wausau and Mosinee:

                               WAUSAU-MOSINEE POSITION                   CURRENT POSITION
                         ------------------------------------    ---------------------------------
San W. Orr, Jr.........  Chairman                                Chairman
                                                                   (Wausau and Mosinee)
Richard L. Radt........  Vice Chairman                           Vice Chairman (Mosinee)
Daniel D. King.........  Vice Chairman                           President and Chief Executive
                                                                   Officer (Wausau)
Daniel R. Olvey........  President and Chief Executive           President and Chief Executive
                           Officer                                 Officer (Mosinee)
Gary P. Peterson.......  Senior Vice President -- Finance,       Senior Vice President -- Finance,
                           Secretary and Treasurer                 Secretary and Treasurer
                                                                   (Mosinee)
Larry A. Baker.........  Senior Vice President,                  Senior Vice President,
                           Administration                          Administration (Wausau)
Stuart R. Carlson......  Senior Vice President, Specialty        Senior Vice President, Specialty
                           Papers Group                            Papers Group (Mosinee)
Thomas J. Howatt.......  Senior Vice President, Printing and     Vice President, Printing and
                           Writing Group                         Writing Division (Wausau)
David L. Canavera......  Senior Vice President, Towel and        Senior Vice President, Towel and
                           Tissue Group                            Tissue (Mosinee)
Dennis M. Urbanek......  Vice President, Environmental and       Vice President, Environmental and
                           Engineering                             Engineering (Mosinee)
Michael I. McDonald....  Vice President, Human Resources         Vice President, Human Resources
                                                                   (Mosinee)
Steven A. Schmidt......  Corporate Controller                    Vice President, Finance,
                                                                 Secretary and Treasurer (Wausau)

           DIRECTORS AND EXECUTIVE OFFICERS; EXECUTIVE COMPENSATION;
                STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                           AND PRINCIPAL SHAREHOLDERS

     Information concerning current directors and executive officers of Wausau, executive compensation and ownership of Wausau Common Shares by management and principal shareholders is set forth under "INFORMATION RELATING TO THE WAUSAU ANNUAL MEETING." Information concerning current directors and executive officers of Mosinee, executive compensation and ownership of Mosinee voting shares by management and principal shareholders is contained in Mosinee's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Mosinee 1996 10-K") incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

                          THE MOSINEE SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is furnished to the holders of Mosinee Common Shares in connection with the solicitation of proxies by the Mosinee Board for use at the Mosinee Special Meeting to be held for the purposes described in this document. Each copy of this Joint Proxy Statement-Prospectus mailed to holders of Mosinee Common Shares is accompanied by a form of proxy for use at the Mosinee Special Meeting.

     This Joint Proxy Statement-Prospectus is also furnished to Mosinee shareholders as a prospectus in connection with the issuance by Wausau of the Wausau Common Shares pursuant to the Merger.

MATTERS TO BE CONSIDERED AND ACTED UPON

     At the Mosinee Special Meeting, Mosinee shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement (the "Merger Proposal"). The Merger Agreement is attached as Appendix A to this Joint Proxy Statement-Prospectus and described under "THE MERGER AGREEMENT" and elsewhere in this document.

DATE, PLACE AND TIME

     The Mosinee Special Meeting will be held at 11:00 a.m., local time, on Wednesday, December 17, 1997, at the Westwood Conference Room, Westwood Center, Wausau Insurance Companies, 1800 West Bridge Street, Wausau, Wisconsin.

RECORD DATE

     The Mosinee Board has fixed the close of business on October 17, 1997 for determining the holders of Mosinee Common Shares that are entitled to receive notice of and to vote at the Mosinee Special Meeting.

VOTES REQUIRED FOR APPROVAL

     As of the Mosinee Special Meeting Record Date, there were 15,201,721 Mosinee Common Shares outstanding. Each Mosinee Common Share outstanding at the close of business on such date is entitled to one vote upon the Merger Proposal. Approval of the Merger Proposal by the shareholders of Mosinee requires the affirmative vote, in person or by proxy, of two-thirds of the Mosinee Common Shares entitled to be cast at the Mosinee Special Meeting.

     Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Mosinee Special Meeting. A "broker non-vote" occurs when a nominee who holds shares for a beneficial owner may not vote because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. BECAUSE THE VOTE ON THE MERGER PROPOSAL REQUIRES THE APPROVAL OF TWO-THIRDS OF THE VOTES ENTITLED TO BE CAST, ABSTENTIONS OR THE FAILURE TO VOTE AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A NEGATIVE VOTE.

     As of the Mosinee Special Meeting Record Date, directors and executive officers of Mosinee owned beneficially an aggregate of 714,567 Mosinee Common Shares (including shares subject to options which are exercisable within 60 days). Directors and executive officers of Mosinee have indicated their intention to vote their Mosinee Common Shares in favor of the Merger Proposal.

VOTING AND REVOCATION OF PROXIES

     General. Mosinee Common Shares represented by proxy properly signed and received at or prior to the Mosinee Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, MOSINEE COMMON SHARES REPRESENTED BY THE PROXY WILL BE

VOTED FOR THE MERGER PROPOSAL. The proxy holders may, in their discretion, vote shares which have been voted for the Merger to adjourn the Mosinee Special Meeting to solicit additional proxies in favor of the Merger.

     Dividend Reinvestment and Employee Stock Purchase Plan. If a shareholder is a participant in Mosinee's Dividend Reinvestment Plan, the proxy which accompanies this Joint Proxy Statement-Prospectus will also serve to direct the administrator of such plan with respect to the voting of any Mosinee Common Shares held for the participant under such plan as of the close of business on the Mosinee Special Meeting Record Date. Participants in the Mosinee Employee Stock Purchase Plan (together with the Mosinee Dividend Reinvestment Plan, the "Mosinee Plans") should receive instructions from such plan's administrator on how to direct the voting of any Mosinee Common Shares held for such participant in such plan. If a participant fails to mark or sign and return the proxy to the plan administrator or otherwise provide voting directions in a timely fashion, the Mosinee Common Shares beneficially owned by the participant and held in the Mosinee Plans will not be voted. BECAUSE THE VOTE ON THE MERGER PROPOSAL REQUIRES THE APPROVAL OF AT LEAST TWO-THIRDS OF THE VOTES ENTITLED TO BE CAST AT THE MOSINEE SPECIAL MEETING, ABSTENTIONS OR THE FAILURE TO VOTE WITH RESPECT TO SHARES HELD IN THE MOSINEE PLANS, WILL HAVE THE SAME EFFECT AS A NEGATIVE VOTE. Participants in the Mosinee Plans will have their share balances automatically transferred to the plans maintained by Wausau as of the Effective Time.

     Revocation of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Mosinee Special Meeting if written notice of such revocation or another duly executed proxy bearing a later date is filed with the Corporate Secretary of Mosinee. A proxy may also be revoked by giving oral notice at the Mosinee Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Mosinee Paper Corporation, 1244 Kronenwetter Drive, Mosinee, Wisconsin 54455, Attention:
Corporate Secretary. Attendance at the Mosinee Special Meeting will not in and of itself constitute revocation of a proxy.

     Other Business. The Mosinee Bylaws specify that only the business stated in the written notice of a special meeting of shareholders may be acted upon at such meeting. Mosinee shareholders will therefore not be entitled to present any matters for consideration at the Mosinee Special Meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Mosinee, none of whom will be specifically compensated for such services, may solicit proxies from the shareholders of Mosinee, personally or by telephone, facsimile, electronic mail or by other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     In addition, Mosinee has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies from Mosinee shareholders. D.F. King will assist the Mosinee Board by distributing proxy material to banks, brokers and other institutional holders. D.F. King will also monitor returned proxy cards and may assist in sending follow-up letters and in some cases making phone calls to broker clients and larger record holders. The fees to be paid by Mosinee to D.F. King for such services are not expected to exceed $6,000, plus reasonable out-of-pocket costs and expenses such as trucking, air freight and postage, data processing and other miscellaneous items. Mosinee will bear its own expenses in connection with the solicitation of proxies for the Mosinee Special Meeting, other than the expenses of printing, filing and mailing this Joint Proxy Statement-Prospectus and the Registration Statement on Form S-4 of Wausau of which this Joint Proxy Statement-Prospectus is a part (the "Wausau Registration Statement"), which expenses will be shared equally by Wausau and Mosinee.

                           THE WAUSAU ANNUAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is furnished to the holders of Wausau Common Shares in connection with the solicitation of proxies by the Wausau Board for use at the Wausau Annual Meeting to be held for the purposes described in this document. Each copy of this Joint Proxy Statement-Prospectus mailed to holders of Wausau Common Shares is accompanied by a form of proxy for use at the Wausau Annual Meeting. See "INFORMATION RELATING TO THE WAUSAU ANNUAL MEETING" for information concerning beneficial ownership of Wausau Common Shares, directors of Wausau, and executive compensation.

MATTERS TO BE CONSIDERED AND ACTED UPON

     At the Wausau Annual Meeting, Wausau shareholders will be asked to elect two directors, consider and act upon two proposals relating to the Merger (the "Proposals"), approve the 1991 Employee Stock Option Plan, approve the appointment of auditors, and to transact such other business as may properly come before the meeting.

     (1) Election of Directors. The Wausau Board has nominated San W. Orr, Jr. and David B. Smith, Jr. for reelection as Class I directors for terms which will expire at the annual meeting of shareholders of Wausau to be held in 2000. No other nominees have been proposed for election to the Board. See "INFORMATION RELATING TO THE WAUSAU ANNUAL MEETING -- Election of Directors."

     (2) The "Share Issuance Proposal." Wausau shareholders are being asked to approve the issuance of Wausau Common Shares in accordance with the Merger and the Merger Agreement to the shareholders of Mosinee, including approval of the issuance of shares to an "interested stockholder" as provided under Section
180.1141 of the Wisconsin Business Corporation Law ("WBCL").

     (3) The "Change of Name Proposal." Wausau shareholders are being asked to approve and adopt an amendment to the Wausau Charter to change Wausau's corporate name, as of the Effective Time, to "Wausau-Mosinee Paper Corporation."

     (4) Approval of Stock Option Plan. Wausau shareholders are being asked to approve the 1991 Employee Stock Option Plan. See "INFORMATION RELATING TO THE WAUSAU ANNUAL MEETING -- Approval of 1991 Employee Stock Option Plan."

     (5) Approval of Independent Auditors. Wausau shareholders are being asked to approve the appointment of Wipfli Ullrich Bertelson LLP as Wausau's independent auditors. See "INFORMATION RELATING TO THE WAUSAU ANNUAL
MEETING -- Approval of the Appointment of Independent Auditors."

     (6) Other Matters. At this date, there are no other matters management intends to present or has reason to believe others will present at the Wausau Annual Meeting. As of the date of this Joint Proxy Statement-Prospectus, no shareholders have given notice of their intention to submit other matters to be considered at the Wausau Annual Meeting. See "SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS." If other matters now unknown to management come before the meeting, the proxy holders will vote in accordance with their judgment.

     Each of the proposals described above will be acted upon separately by Wausau's shareholders. The Merger will not be completed and the actions contemplated in connection with the Merger will not be effected unless the Share Issuance Proposal is approved by the required vote of Wausau shareholders.

DATE, PLACE AND TIME

     The Wausau Annual Meeting will be held at 9:30 a.m., local time, on Wednesday, December 17, 1997, at the Grand Theatre, 415 Fourth Street, Wausau, Wisconsin.

RECORD DATE

     The Wausau Board has fixed the close of business on October 17, 1997 for determining the holders of Wausau Common Shares that are entitled to receive notice of and to vote at the Wausau Annual Meeting.

VOTES REQUIRED FOR ELECTION OF DIRECTORS AND APPROVALS

     As of the Wausau Annual Meeting Record Date, there were 36,514,972 Wausau Common Shares outstanding. Except as described below with respect to shares held by any person in excess of 20% of the voting power in the election of directors, each Wausau Common Share is entitled to one vote upon each matter properly submitted to shareholders at the Wausau Annual Meeting.

     With respect to the election of Class I directors, shareholders may vote in favor of the nominee specified on the accompanying form of proxy or may withhold their vote. Votes that are withheld will be excluded entirely from the voting for the election of Class I directors and will have no effect. No other name has been submitted as a nominee for election as a Class I director in accordance with the bylaws of Wausau (the "Wausau Bylaws"). See "INFORMATION RELATING TO THE WAUSAU ANNUAL MEETING -- Election of Directors" and "SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS".

     Approval of the Share Issuance Proposal requires each of (1) the affirmative vote of a majority of the votes cast, in person or by proxy, at the Wausau Annual Meeting and (2) the affirmative vote of a majority of the Wausau Common Shares which are not beneficially owned by an "interested stockholder," as defined under the WBCL. Under Section 180.1141 of the WBCL, the issuance of shares representing more than 5% of the aggregate market value of all of the Wausau Common Shares outstanding to the beneficial owner of at least 10% of the voting power of the Wausau Common Shares outstanding (an "interested stockholder") must, under the circumstances of the proposed Merger, be approved by the affirmative vote of the holders of a majority of the Wausau Common Shares not held by the interested stockholder. As of the Wausau Annual Meeting Record Date, the only "interested stockholder" known to Wausau is Wilmington Trust Company, Wilmington, Delaware, which, in its capacity as trustee of various trusts for the benefit of the descendants of A.P. Woodson and family and certain unrelated trusts, is the beneficial owner of approximately 22.64% of the Wausau Common Shares and will receive approximately 1.49 million additional Wausau Common Shares pursuant to the Merger by virtue of its beneficial ownership of Mosinee Common Shares.

     The two nominees for directors who receive the greatest number of votes will be elected Class I directors. Approval of the Change of Name Proposal requires the affirmative vote, in person or by proxy, of two-thirds of the votes entitled to be cast at the Wausau Annual Meeting. Approval of the 1991 Employee Stock Option Plan, the appointment of auditors and of all other matters which may come before the Wausau Annual Meeting (other than the election of directors, the Change of Name Proposal or any other amendment to the Wausau Charter) requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Wausau Annual Meeting.

     In any matters to be voted upon at the Wausau Annual Meeting, subject to certain exceptions, the voting power of shares held by any person in excess of 20% of the Wausau Common Shares outstanding is limited to 10% of the full voting power of those excess shares. The voting power of the Wausau Common Shares held by Wilmington Trust Company is subject to this provision.

     Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. A "broker non-vote" occurs when a nominee who holds shares for a beneficial owner may not vote because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to a proposal. Because the vote on the Share Issuance Proposal requires the approval of a majority of the shares which are not beneficially owned by an interested stockholder and the Change of Name Proposal requires the approval of two-thirds of the votes entitled to be cast, abstentions or the failure to vote and broker non-votes will have the same effect as a negative vote on the Proposals. Because abstentions and broker non-votes do not constitute votes cast, they will have no effect on the outcome of the election of directors, the approval of the 1991 Employee Stock Option Plan, or the approval of auditors.

     As of the Wausau Annual Meeting Record Date, directors and executive officers of Wausau and their affiliates owned beneficially an aggregate of 3,619,125 Wausau Common Shares (including shares subject to options which are exercisable within 60 days). Directors and executive officers of Wausau have indicated their intention to vote their Wausau Common Shares in favor of the Proposals.

VOTING AND REVOCATION OF PROXIES

     General. Wausau Common Shares represented by proxy properly signed and received at or prior to the Wausau Annual Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, WAUSAU COMMON SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR EACH OF THE BOARD NOMINEES FOR DIRECTOR, FOR EACH OF THE PROPOSALS, FOR THE APPROVAL OF THE 1991 EMPLOYEE STOCK OPTION PLAN, AND FOR THE APPROVAL OF THE APPOINTMENT OF AUDITORS. The proxy holders may, in their discretion, vote shares which have been voted in favor of the Proposals to adjourn the Wausau Annual Meeting to solicit additional proxies in favor of the Proposals.

     Dividend Reinvestment and Common Stock Purchase Plans. If a shareholder is a participant in Wausau's Dividend Reinvestment and Stock Purchase Plan, the proxy accompanying this Joint Proxy Statement-Prospectus will also serve to direct the administrator of such plan with respect to the voting of any Wausau Common Shares held for the participant under such plan at the close of business on the Wausau Annual Meeting Record Date. Participants in the Wausau Monthly Common Stock Purchase Plan (together with the Wausau Dividend Reinvestment and Stock Purchase Plan, the "Wausau Plans") should receive instructions from such plan's administrator on how to direct the voting of any Wausau Common Shares held for such participant in such plan. Shares beneficially owned by participants in the Wausau Plans for which no proxy or other voting directions are received will not be voted. Because the vote on the Share Issuance Proposal requires the approval of a majority of the shares which are not beneficially owned by an interested stockholder and the Change of Name Proposal requires the approval of two-thirds of the votes entitled to be cast by all shareholders, abstention or the failure to vote with respect to shares in the Wausau Plans will have the same effect as a negative vote on these proposals.

     Revocation of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Wausau Annual Meeting if written notice of such revocation or another duly executed proxy bearing a later date is filed with the Corporate Secretary of Wausau, or by giving oral notice at the Wausau Annual Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Wausau Paper Mills Company, P.O. Box 1408, Wausau, Wisconsin 54402-1408; Attention: Corporate Secretary. Attendance at the Wausau Annual Meeting will not in and of itself constitute revocation of a proxy.

     Other Business. Wausau has not received notice, pursuant to the Wausau Bylaws, of the intention of any person to present any other business at the Wausau Annual Meeting. The Wausau Board is not currently aware of any business to be acted upon at the Wausau Annual Meeting other than as described in this document. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Wausau, none of whom will be specifically compensated for such services, may solicit proxies from the shareholders of Wausau, personally or by telephone, facsimile, electronic mail, or by other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     In addition, Wausau has retained D.F. King to assist in the solicitation of proxies from Wausau shareholders. D.F. King will assist the Wausau Board by distributing proxy material to banks, brokers and other institutional holders. D.F. King will also monitor returned proxy cards and may assist in sending follow-up letters and in some cases making phone calls to broker clients and larger record holders. The fees to be paid by Wausau to D.F. King for such services are not expected to exceed $5,000 plus reasonable out-of-pocket costs and expenses such as trucking, air freight and postage, data processing and other miscellaneous items. Wausau will bear its own expenses in connection with the solicitation of proxies for the Wausau Annual Meeting, other than the expenses of printing, filing and mailing this Joint Proxy Statement-Prospectus and the Wausau Registration Statement, which expenses will be shared equally by Wausau and Mosinee.

                              THE MERGER AGREEMENT

     This section of the Joint Proxy Statement-Prospectus describes the material aspects of the Merger Agreement and the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. All Wausau shareholders and Mosinee shareholders should read the Merger Agreement carefully.

TERMS OF THE MERGER

     General. At the Effective Time, Mosinee and Wausau will consummate the Merger, in which Merger Sub will merge with and into Mosinee. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Mosinee will be the surviving corporation (the "Surviving Corporation") of the Merger and a direct wholly-owned subsidiary of Wausau. If the requisite approvals of the shareholders of Mosinee and Wausau are received, the Merger is expected to be consummated no later than two business days after the satisfaction or waiver of each of the conditions to consummation of the Merger.

     Articles of Incorporation and Bylaws. The Mosinee Charter and Mosinee Bylaws in effect immediately prior to the Effective Time will be the articles of incorporation and bylaws of the Surviving Corporation.

     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of Mosinee immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

     Conversion of Mosinee Common Shares. At the Effective Time, each Mosinee Common Share issued and outstanding immediately prior to the Effective Time (other than treasury shares or shares owned by Wausau or wholly-owned subsidiaries of Wausau or Mosinee, which will be canceled) will automatically be converted into the right to receive 1.4 Wausau Common Shares. At the Effective Time, Mosinee Common Shares will no longer be outstanding and will be canceled and retired automatically and will cease to exist, and each certificate previously representing any such shares will thereafter represent only the right to receive a certificate representing the Wausau Common Shares into which such Mosinee Common Shares were converted in the Merger.

     No fractional Wausau Common Shares will be issued in the Merger. Instead, each Mosinee shareholder who would otherwise be entitled to receive a fraction of a Wausau Common Share will be entitled to a cash payment, without interest, in an amount equal to the fraction of a Wausau Common Share to which such holder would otherwise have been entitled times the average closing price of a Wausau Common Share on the Nasdaq National Market over the 10 trading days ending two trading days prior to the Effective Time.

     Because the Exchange Ratio is fixed, the number of Wausau Common Shares to be received by shareholders of Mosinee upon consummation of the Merger will depend only on the number of Mosinee Common Shares outstanding at the Effective Time, and will not be adjusted due to any increase or decrease in the market price of the Mosinee Common Shares or Wausau Common Shares, including any such increase or decrease after the date of this Joint Proxy Statement-Prospectus and after the dates of the Wausau Annual Meeting and the Mosinee Special Meeting.

     Effective Time. The Merger will become effective and the Effective Time will occur immediately following the filing of articles of merger or other appropriate documents (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, or at such other date and time specified in such filing.

EXCHANGE OF SHARES

     As of the Effective Time, Wausau will deposit with the exchange agent for the Merger (the "Exchange Agent") for the benefit of the holders of Mosinee Common Shares certificates representing the Wausau Common Shares (such certificates, together with cash in lieu of fractional shares and any dividends or distributions payable with respect thereto, the "Exchange Fund") issuable pursuant to the Merger Agreement in exchange for certificates formerly representing outstanding Mosinee Common Shares. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of certificates which immediately prior to the Effective Time represented outstanding Mosinee Common Shares (the "Certificates"), a letter of transmittal and instructions which are to be used to surrender of the Certificates in exchange for certificates representing Wausau Common Shares and cash in lieu of fractional shares. MOSINEE SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH A LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a duly executed letter of transmittal and such other documents as may be required pursuant to its instructions, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole Wausau Common Shares which such holder has the right to receive in respect of the Mosinee Common Shares formerly represented by such Certificate (after taking into account all Mosinee Common Shares then held by such holder), cash in lieu of fractional Wausau Common Shares to which such holder is entitled pursuant to the Merger Agreement and any dividends or other distributions to which such holder is entitled pursuant to the Merger Agreement, and the Certificate so surrendered will be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of Mosinee Common Shares which is not registered in the transfer records of Mosinee, a certificate representing the proper number of Wausau Common Shares may be issued to a transferee if the Certificate representing such Mosinee Common Shares is presented to the Exchange Agent accompanied by all documents required for such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered properly, each Certificate will be deemed to represent only the right to receive upon such surrender the certificate representing Wausau Common Shares, cash in lieu of any fractional shares and any dividends or other distributions, in each case as provided in the Merger Agreement.

     No dividends or other distributions declared or made after the Effective Time with respect to Wausau Common Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the Wausau Common Shares represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder surrenders properly the Certificate. Subject to applicable law, following surrender of a Certificate, there will be paid promptly to the holder of the certificate representing whole Wausau Common Shares issued in exchange therefor, without interest, cash in lieu of fractional shares and any dividends or other distributions with a record date after the Effective Time already paid with respect to such whole shares and on the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.

     Assumption of Share Awards. Mosinee has agreed to use its reasonable best efforts to assure that at the Effective Time, each outstanding option to purchase Mosinee Common Shares (each a "Mosinee Option") under the Mosinee employee and director stock option plans (the "Mosinee Stock Option Plans") will be deemed to constitute an option to acquire the same number of Wausau Common Shares as the holder would have been entitled to receive pursuant to the Merger had the holder exercised the Mosinee Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (each a "Substitute Option"). Each Substitute Option will otherwise be subject to the same terms and conditions as the corresponding Mosinee Option. The exercise price per share for each Substitute Option will be equal to the aggregate exercise price for the Mosinee Common Shares otherwise purchasable pursuant to such Mosinee Option divided by the number of Wausau Common Shares deemed purchasable pursuant to such Substitute Option in accordance with the Merger Agreement.

     Mosinee has also agreed to use its reasonable best efforts to ensure that at the Effective Time, similar treatment will be afforded with respect to outstanding stock appreciation rights with respect to Mosinee Common Shares under the Mosinee employee and director stock appreciation right and other incentive plans (the "Mosinee SAR Plans"), with such deemed stock appreciation rights (the "Substitute SARs") being subject to the same terms and conditions as were applicable to the Mosinee stock appreciation rights.

     It is the intention of Mosinee and Wausau that, at the Effective Time, the Mosinee Stock Option Plans and the Mosinee SAR Plans (the "Mosinee Stock Plans") will be assumed by and become an obligation of,

Wausau. Wausau has agreed to use its reasonable best efforts to register, under the Securities Act, immediately following the Effective Time, Wausau Common Shares issuable pursuant to all Substitute Options and Substitute SARs.

     The number of stock equivalent units that are credited as of the Effective Time, to each deferred stock account under the Mosinee Director Deferred Compensation Plan shall be afforded similar treatment as options and rights under the Mosinee Stock Plans. The Mosinee Director Deferred Compensation Plan will also be assumed by and become an obligation of Wausau.

MANAGEMENT OF WAUSAU-MOSINEE FOLLOWING THE MERGER

     Board of Directors. The Merger Agreement provides that Wausau will take action so that at the Effective Time, the number of members of the Wausau Board will be increased to allow it to comprise all persons who currently serve as members of either the Wausau or Mosinee Boards. See "DIRECTORS AND MANAGEMENT OF WAUSAU-MOSINEE FOLLOWING THE MERGER." However, Mr. King has advised Wausau that he will resign as a member of the Wausau Board following completion of the Merger. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Transition Benefit Agreement with CEO of Wausau."

     Certain Officers. The Merger Agreement provides that Wausau will take action so that at the Effective Time, Messrs. Richard L. Radt will become Vice Chairman and Mr. Daniel R. Olvey shall become the Chief Executive Officer and President of Wausau-Mosinee. Mr. San W. Orr, Jr. will continue to serve as Chairman of the Board of Wausau-Mosinee. See "DIRECTORS AND MANAGEMENT OF WAUSAU-MOSINEE FOLLOWING THE MERGER."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Wausau and Mosinee relating to, among other things, (1) organization and general corporate matters; (2) their respective capitalization; (3) authorization, execution, delivery, performance and enforceability of the Merger Agreement and certain related matters, and the absence of conflicts, violations and defaults under their respective articles and bylaws and certain other agreements and documents; (4) compliance with laws and governmental consents; (5) documents filed by them with the SEC and the accuracy of the information contained therein; (6) the absence of certain changes and events since the date of specified quarterly financial statements filed with the SEC; (7) certain employee benefit and labor matters; (8) accounting and tax treatment of the Merger; (9) litigation; (10) taxes and tax returns; and (11) environmental matters. In addition, Mosinee made representations with respect to certain amendments to the Rights Agreement dated as of July 1, 1996 (the "Rights Agreement") by and between Mosinee and Norwest Bank Minnesota, N.A., as Rights Agent. Wausau made representations with respect to Merger Sub and the ownership by Wausau of all of Merger Sub's outstanding capital stock.

CERTAIN COVENANTS

     Conduct Pending the Merger. Each of Wausau and Mosinee has agreed that between the date of the Merger Agreement and the Effective Time it will conduct its business and that of its subsidiaries only in the ordinary course of business. The Merger Agreement provides that Wausau and its subsidiaries and Mosinee and its subsidiaries, respectively, will not take any action outside of the parameters specified in the Merger Agreement, such as, among other things and with certain exceptions, amending its organizational documents; issuing, selling or encumbering any shares of capital stock or options to acquire any shares of such capital stock; selling, leasing or encumbering property or assets (except in the ordinary course of business); declaring or paying dividends in excess of specified rates or causing such payment except pursuant to customary past practices; or recapitalizing or redeeming its capital stock; making certain acquisitions or incurring certain indebtedness; amending any existing plan or program to provide, or adopt a new plan or program providing for the payment of additional compensation or benefits in connection with the Merger; or taking any action that

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

would prevent or impede the Merger from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of Code Section 368.

     Consents. Each of Wausau and Mosinee also agreed to coordinate and cooperate in determining whether any action by or filing with a governmental entity is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contract in connection with consummation of the Merger and each has also agreed to coordinate and cooperate in seeking to obtain any such action, consent, approval or waiver. The parties have also agreed to give prompt notice to the other with respect to consents; notices from governmental entities; suits, investigations or claims relating to consummation of the Merger; the occurrence of a default that with notice or lapse of time or both will become a material default under a material contract; and any change that is reasonably likely to result in a material adverse effect on Wausau or Mosinee or is likely to delay or impede the ability of either to consummate the transactions contemplated by the Merger Agreement.

     Access to Information. Each party agreed as to itself and its subsidiaries that, until the Effective Time, except as required pursuant to any applicable confidentiality or similar agreement or applicable law or regulation, it will, among other things, provide the other with access at reasonable times upon prior notice to its books and records and its officers, employees, agents, properties, offices and other facilities.

     Cooperation. Wausau and Mosinee have each agreed to use their reasonable best efforts to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, obtain any consents and permits, avoid any action by a governmental entity and make all necessary filings. The parties have also agreed to use their reasonable best efforts to obtain any government clearance required to complete the transactions, to respond to governmental requests for information, and to contest, resist and appeal any action or order that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by the Merger Agreement. The parties are not required to, and may not without the consent of the other, propose or negotiate, by consent decree or otherwise, the sale or divestiture, or take any action that limits its freedom of action with respect to business or product lines, assets or properties, which are material in the aggregate to Wausau and Mosinee taken together as a whole.

     Pooling. The parties have each agreed that between the date of the Merger Agreement and the Effective Time they will not knowingly (1) take any action that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (2) fail to take any action to preserve such treatment, and that they will take all reasonable action necessary to cause the Merger to be so treated if action taken by any party does jeopardize such treatment.

     Affiliate Agreements. Each of Wausau and Mosinee has agreed to use its reasonable best efforts to provide to the other party an affiliate letter, in customary form, executed by each person who, in the reasonable judgment of Wausau or Mosinee, as the case may be, is an affiliate within the meaning of Rule 145 under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such person, a "Pooling Affiliate").

     Indemnification; Insurance. Wausau and Mosinee have agreed to maintain certain indemnification provisions in the Mosinee Bylaws, to provide ongoing directors' and officers' insurance to certain individuals covered under Mosinee directors' and officers' liability insurance policies and to provide certain other indemnification. See "INTERESTS OF CERTAIN PERSONS IN THE
MERGER -- Indemnification and Insurance."

     Other. The Merger Agreement also contains certain other covenants including covenants relating to the preparation and distribution of this Joint Proxy Statement-Prospectus, listing of additional shares for trading on Nasdaq National Market, public announcements, and mutual notification of certain matters.

CONDITIONS TO THE MERGER

     In addition to the approvals of the shareholders of Wausau and Mosinee sought hereby in connection with the Merger, the obligations of Wausau and Mosinee to consummate the Merger are subject to the satisfaction of a number of other conditions, including the absence of any stop orders or proceedings seeking a stop order

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

with respect to the Wausau Registration Statement; the absence of any statute, order, judgment or injunction by any court or governmental entity that would prevent consummation of the Merger or any of the other transactions contemplated in the Merger Agreement, provided that each of Mosinee and Wausau use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; the approval of the issuance of Wausau Common Shares pursuant to the Merger Agreement for listing on the Nasdaq National Market; and the expiration of any waiting periods imposed by, any governmental entity necessary for the consummation of the Merger.

     Each party's obligations under the Merger Agreement are also conditioned upon the accuracy in all material respects of the representations and warranties made by the other party; the performance in all material respects by the other party of its covenants under the Merger Agreement; the receipt of an opinion of such party's special counsel as to the federal tax consequences of the Merger; and the receipt of an opinion of such party's independent public accountants, dated as of the Effective Time, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement.

     At any time prior to the Effective Time, to the extent legally allowed, Wausau or Mosinee, respectively, may waive compliance with any of the agreements or satisfaction of any of the conditions for the benefit of that company contained in the Merger Agreement.

GOVERNMENTAL APPROVALS

     Antitrust. Under the Merger Agreement, the obligations of each party to consummate the Merger are subject to, among other conditions, the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act. Such waiting period was terminated on October 2, 1997. See "THE PROPOSED MERGER -- HSR Act and Other Antitrust Matters."

     Other Approvals. The obligations of each party to consummate the Merger are also subject to all other material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any other governmental entity necessary for the Merger and the consummation of the transactions contemplated by the Merger Agreement, having been filed, expired or obtained. There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the timing of such regulatory approval or other action. Wausau and Mosinee are not aware of any other governmental approvals or actions that are required in order to consummate the Merger except in connection with the Securities Act, the filing of merger-related documents under the WBCL, compliance with applicable securities or "blue sky" laws of the various states or as described elsewhere in this Joint Proxy Statement-Prospectus.

LIMITATION ON NEGOTIATIONS

     The Merger Agreement provides that each of Wausau and Mosinee will not, directly or indirectly, and will cause its officers, directors, employees, agents, advisors, and other representatives not to, directly or indirectly, take any action to (1) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), (2) enter into or maintain or participate in any way in discussions or negotiate with any individual or entity in furtherance of such inquiries or to obtain a Competing Transaction, or (3) agree to or approve, recommend or endorse any Competing Transaction, or authorize or permit any of the officers, directors, employees or affiliates of such party or any of its subsidiaries, or any of such party's advisors or representatives, to take any such action. The parties have agreed to notify the other party promptly if any proposal or offer, or inquiry or contact with respect to any proposal or offer, regarding a Competing Transaction is made, and to provide the other with the identity of the party making such proposal and with a summary of its terms. The parties agreed not to release any third party from or waive any provision of any confidentiality or standstill agreement to which it is a party.

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

     Notwithstanding the foregoing, Wausau and Mosinee may furnish, pursuant to a customary confidentiality agreement, information to and participate in discussions or negotiations with any person that, unsolicited by it after the day of signing of the Merger Agreement, has submitted a written proposal relating to a Competing Transaction which Wausau or Mosinee, as the case may be, did not solicit and which did not otherwise result from a breach of the above-described provisions of the Merger Agreement. Such furnishing of information or participation in discussions or negotiations are limited to the extent that the Wausau Board or the Mosinee Board, as applicable, determines in good faith after consultation with legal counsel that it is necessary to do so to avoid a breach of its fiduciary duties to Wausau or Mosinee or to Wausau or Mosinee's shareholders, as the case may be, under applicable laws.

     A "Competing Transaction" is defined in the Merger Agreement as any of the following involving Wausau or Mosinee, respectively, other than the Merger: any proposed (1) merger, consolidation, share exchange, business combination or other similar transaction involving such party, (2) sale, lease exchange, transfer or other disposition, directly or indirectly, of 50% or more of the consolidated assets of such party and its subsidiaries, taken as a whole, or (3) transaction in which any person will acquire beneficial ownership of (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or the right to acquire beneficial ownership of, (whether itself, as a member of any "group" (as defined under the Exchange Act) or otherwise), 50% or more of the outstanding voting capital stock of Wausau or Mosinee, respectively.

AMENDMENT; WAIVER

     Amendment. The Merger Agreement may be amended in writing by action by or on behalf of the Wausau Board and the Mosinee Board at any time prior to the Effective Time except that, after approval of the Merger Agreement by the Mosinee shareholders, no amendment may be made which would reduce the amount or change the type of consideration into which the Mosinee Common Shares will be converted in the Merger.

     Waiver. At any time prior to the Effective Time, any party to the Merger Agreement may, in writing, (1) extend the time for the performance of any of the obligations of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or any documents delivered pursuant to the Merger Agreement and (3) waive compliance by the other party with any of the agreements or the conditions contained in the Merger Agreement.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by Mosinee shareholders or approval of the issuance of Wausau Common Shares by Wausau shareholders (1) by mutual consent of Wausau and Mosinee; (2) by either party (provided such party is not in breach of any material representation, warranty, covenant or other agreement contained in the Merger Agreement) if there has been a breach by the other party of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any such representation or warranty will have become untrue, in any such case such that the conditions to such party's obligation to effect the Merger will not be satisfied and such breach or condition has not been promptly cured within thirty days following receipt by such party of written notice of such breach; (3) by either party if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the Merger has become final and nonappealable; (4) by either party if the Merger is not consummated before June 30, 1998, unless the failure of the closing of the transactions contemplated by the Merger Agreement to occur by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe in all material respects the covenants and agreements of such party set forth in the Merger Agreement; or (5) after March 31, 1998, by either party if at the time of the termination either (i) the Merger Agreement shall not have been approved by the shareholders of Mosinee or (ii) the share issuance shall not have been approved by the shareholders of Wausau.

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

     Termination Fees. Mosinee has agreed to pay to Wausau a fee of $15 million if, in the event of termination of the Merger Agreement by either party after March 31, 1998 pursuant to the provisions described in clause (5)(i) above, or if the Merger Agreement is terminated at a time when Wausau was entitled to terminate the Merger Agreement pursuant to the provisions described in clause
(5)(i) above, if the following occurs: (1) prior to a termination of the Merger Agreement, a Competing Transaction with respect to Mosinee is proposed or a person's interest in effecting a Competing Transaction has otherwise been made known and (2) not later than the first anniversary of the termination of the Merger Agreement, (i) Mosinee enters into a definitive agreement with a third party (whether or not a person referred to in clause (1) above) providing for an acquisition of Mosinee or a majority of Mosinee's assets or voting securities by such third party or the consolidation or merger of Mosinee or (ii) any person (other than Wausau) acquires beneficial ownership of more than 50% of the outstanding voting securities of Mosinee.

     Wausau has agreed to pay to Mosinee a fee of $15 million if, in the event of termination of the Merger Agreement by either party after March 31, 1998 pursuant to the provisions described above in clause (5)(ii) above, or if the Merger Agreement is terminated at a time when Mosinee was entitled to terminate the Merger Agreement pursuant to the provisions described in clause (5)(ii) above, if the following occurs: (1) prior to a termination of the Merger Agreement, a Competing Transaction with respect to Wausau is proposed or such person's interest in effecting a Competing Transaction has otherwise been made known and (2) not later than the first anniversary of the termination of the Merger Agreement, (i) Wausau enters into a definitive agreement with a third party (whether or not a person referred to in clause (1) above) providing for an acquisition of Wausau or a majority of Wausau's assets or voting securities by such third party or the consolidation or merger of Wausau or (ii) any person (other than Mosinee) acquires beneficial ownership of more than 50% of the outstanding voting securities of Wausau.

    DESCRIPTION OF, AND CERTAIN DIFFERENCES IN, COMMON SHARES AND RIGHTS OF
                       SHAREHOLDERS OF MOSINEE AND WAUSAU

     Wausau and Mosinee are incorporated in the State of Wisconsin and the rights of their shareholders are governed by the WBCL and their respective articles of incorporation and bylaws. Upon consummation of the Merger, Mosinee shareholders will become shareholders of Wausau-Mosinee and their rights will be governed by the WBCL, the Wausau Charter and the Wausau Bylaws.

     The articles of incorporation and bylaws of Mosinee and Wausau are substantially similar in most material respects and, except to the extent described below, there are no material differences between the rights of shareholders of Mosinee and Wausau under the provisions of their respective articles of incorporation or bylaws. The following paragraphs describe some of the rights of the shareholders of both corporations and certain differences in those rights. This description and summary is qualified in its entirety by reference to the relevant portions of the WBCL, the Mosinee Charter and the Mosinee Bylaws, and the Wausau Charter and the Wausau Bylaws.

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of Mosinee consists of 30 million Mosinee Common Shares and 1 million shares of preferred stock, par value $1.00 per share ("Mosinee Preferred Shares"). With respect to the Mosinee Preferred Shares, the Mosinee Board is authorized, without shareholder approval, to designate classes or series of such shares and to determine the relative rights, preferences and limitations of any such class or series. As of the date of this Joint Proxy Statement-Prospectus, the Mosinee Board has designated a class of 330,000 shares of Series A Junior Participating Preferred Shares ("Series A Preferred Shares") which is reserved for issuance upon exercise of the Rights.

     The authorized capital stock of Wausau consists of 100 million Wausau Common Shares and 500,000 shares of preferred stock, par value $1.00 per share ("Wausau Preferred Shares"). With respect to the Wausau Preferred Shares, the Wausau Board is authorized, without shareholder approval, to designate classes or series of such shares and to determine the relative rights, preferences and limitations of any such class or

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

series. As of the date of this Joint Proxy Statement-Prospectus, no class or series of Wausau Preferred Shares have been designated by the Wausau Board.

     Holders of Wausau Common Shares and Mosinee Common Shares are entitled to dividends as and when declared by their respective Boards. Such shares have no preferential liquidation rights nor do they carry preemptive rights.

CERTAIN SHAREHOLDER VOTING REQUIREMENTS

     Except as described below under "-- Restriction on Business Combinations and Control Shares under WBCL" each Wausau and Mosinee Common Share is entitled to one vote on any matter presented for approval at any meeting of shareholders. The WBCL, as applied to Wausau and Mosinee, generally requires shareholder approval of amendments to the articles of incorporation, certain mergers, consolidations, and dissolutions, or sale of substantially all of a corporation's assets by the affirmative vote of two-thirds of each class of outstanding shares entitled to vote thereon. Adoption of any amendment to the Mosinee Charter or the Wausau Charter, or to the bylaws of either corporation, that would be inconsistent with current provisions that (1) provide for staggered boards of directors (as described below) and the filling of any vacancies or removal of directors, (2) require that certain "fair price" provisions be satisfied in connection with certain mergers, acquisitions, and other transactions involving an Interested Shareholder (as defined below under "-- Restrictions on Business Combinations and Other Transactions Under Charters and Bylaws -- Fair Price Provisions"), or (3) provide that specified procedural requirements be met in connection with certain mergers, consolidations and other transactions, must be approved by a specified vote in excess of two-thirds of the shares entitled to be cast on such amendments (see "-- Restrictions on Business Combinations and Other Transactions Under Charters and Bylaws").

DIRECTORS

     Number and Election. The Mosinee Charter and Mosinee Bylaws provide for a board of directors of not less than three and not more than ten members. The exact number of directors is set by resolution of the Mosinee Board, which currently provides for a six-member board of directors.

     The Wausau Charter and Wausau Bylaws provide for a board of directors of not less than three and not more than nine members. The exact number of directors is set by resolution of the Wausau Board, which currently provides for a five-member board of directors. If, at the Wausau Annual Meeting, the Wausau shareholders approve the proposals relating to the Merger that are described in this document, and the Merger is completed, the Wausau Board will take such steps as are necessary so that each of the directors of Mosinee shall become a member of the Wausau-Mosinee Board at the Effective Time. See "THE WAUSAU ANNUAL MEETING -- Matters to be Considered and Acted Upon" and "DIRECTORS AND MANAGEMENT OF WAUSAU-MOSINEE FOLLOWING THE MERGER."

     The WBCL permits a board of directors to be staggered if provided for in the corporation's articles of incorporation. The Mosinee and Wausau Charters each provide for a staggered board of directors. The boards of Mosinee and Wausau are each divided into three groups, with each group comprised of approximately one-third of the board of directors and one such group elected each year to serve for a period of three years. The act of the majority of the directors present at a meeting at which a quorum is present constitutes the vote of the board. The staggering of the boards may have the effect of discouraging a hostile acquiror from seeking to gain control of either Mosinee or Wausau through a proxy fight for board control, which could not be accomplished in any given year.

     The provisions of the Wausau Charter providing for a staggered board and the provisions regarding the majority vote required to constitute an act of the board may be amended by four-fifths of the shares of all classes of stock entitled to vote thereon, while the Mosinee Charter provision must be amended by four-fifths of the shares of each class entitled to vote on the amendment and four-fifths of all shares entitled to vote thereon.

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

     Removal. Shareholders may remove members of their respective boards only by the affirmative vote of four-fifths of the shares entitled to vote in the election of directors. The provisions of the Wausau Charter and Mosinee Charter regarding removal of directors may only be amended as set forth above for amendment of the provisions regarding staggered boards of directors.

     Vacancies. Vacancies in the respective boards may be filled only by the affirmative vote of a majority of the directors then in office. Amendment of Wausau's Charter with respect to filling vacancies on the Wausau Board requires the approval of four-fifths of all classes of shares entitled to vote in the election of directors voting as one class. Amendment of the provisions of the Mosinee Charter setting forth the vote required to fill vacancies on the Mosinee Board requires the affirmative vote of both (1) four-fifths of each class and the total of all shares entitled to vote thereon and (2) two-thirds of each class entitled to vote thereon as a class and the total shares entitled to vote thereon held by Independent Shareholders (as defined at "-- Restrictions on Business Combinations and Other Transactions Under Charters and Bylaws -- Fair Price Provisions").

SHAREHOLDER PROPOSALS AND NOMINATIONS

     Under the Mosinee and Wausau Bylaws, the nomination of individuals for election to the board of directors and the proposal of any business to come before any annual or special meeting of shareholders requires compliance with specific notice procedures set forth in the respective bylaws of each company. See "SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS" for a description of the general requirements under the Mosinee Bylaws and the Wausau Bylaws for submitting shareholder proposals.

RESTRICTIONS ON BUSINESS COMBINATIONS AND OTHER TRANSACTIONS UNDER CHARTERS AND BYLAWS

     General. The Mosinee and Wausau Charters and Bylaws each contain certain provisions which are designed to discourage a multi-step attempt to take over the corporation or one that is opposed by the board of directors, to assure that no sudden or surprise change in a majority of the board can occur, and to assure that the board could continue to carry on the business and affairs of the corporation under the circumstances of a takeover attempt which is opposed by the board. These provisions are in addition to the provisions for a staggered board of directors described under "-- Directors" and the Rights (as defined below) of Mosinee shareholders described under "-- Rights Agreement". These provisions may have the effect of discouraging a hostile takeover attempt of Mosinee or Wausau.

     "Fair Price" Provisions. As used throughout this discussion of the "fair price" provisions of the Wausau and Mosinee Charters, the term "Interested Shareholder" means any holder of more than 10% of the Voting Stock and includes all persons, corporations and other entities affiliated, associated, or acting with the Interested Shareholder or an affiliate or an associate thereof. The term "Voting Stock" means the outstanding capital stock of the corporation generally entitled to vote in the election of directors, currently, the Mosinee Common Shares and Wausau Common Shares, respectively. The term "Independent Shareholder" means any shareholder of either corporation who is not the Interested Shareholder who is seeking to acquire control of the corporation or who otherwise proposes a Business Combination, or an affiliate or an associate of, or a person acting in conjunction with, such Interested Shareholder, or an affiliate or associate thereof. The term "Business Combination" means any merger, consolidation or similar transaction which is specified in the fair price provision. The term "Continuing Director" means a member of the Wausau or Mosinee Board, as applicable, who (1) is unaffiliated with the Interested Shareholder who is seeking to effect a Business Combination and who was a member of the Board prior to the time that such Interested Shareholder became an Interested Shareholder and (2) any successor to a Continuing Director if that person is unaffiliated with an Interested Shareholder and was recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

     Under the Mosinee Charter and the Wausau Charter, as a condition for any Business Combination involving the corporation and any Interested Shareholder, certain minimum price and procedural requirements must be met or, in the alternative, either (1) two-thirds of the Voting Stock held by Independent Shareholders must be voted to approve such transaction, or (2) in the case of Wausau, a majority of the Continuing Directors shall have approved a memorandum of understanding with such Interested Shareholder with respect to and substantially consistent with such Business Combination or, in the case of Mosinee, a majority of the Mosinee Board shall have approved such a memorandum prior to the time such Interested Shareholder shall have become an Interested Shareholder. These Charter provisions make it more difficult for an Interested Shareholder to effect a takeover of the corporation even if a majority of the Voting Stock favors such a takeover.

     In a Business Combination in which cash or other consideration is paid to the corporation's shareholders, the fair price provisions of both the Mosinee and Wausau Charters require that the consideration be either cash or the same type of consideration previously paid by the Interested Shareholder for shares of such class of Voting Stock. In the case of payments to holders of the corporation's common stock, the fair market value (as calculated in accordance with the fair price provisions) per share of such payments would have to be at least equal in value to the highest of (1) the highest per share price paid by the Interested Shareholder in acquiring any shares of the corporation's common stock during the two years prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which the Interested Shareholder became an Interested Shareholder (whichever is higher), (2) the fair market value per share of common stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher, or (3) a price equal to the fair market value per share calculated pursuant to clause (2), above, multiplied by the ratio of (a) the highest per share price the Interested Shareholder has paid in acquiring any shares of the common stock during the two-year period immediately prior to the Announcement Date to (b) the fair market value per share of the common stock on the first date during such period that the Interested Shareholder acquired any shares of common stock.

     In addition to the fair price provisions, unless the Business Combination was approved by a majority of the Continuing Directors of Wausau or a majority of the Mosinee Board, as described above, or the Business Combination received the approval of at least two-thirds of the shares of Voting Stock held by Independent Shareholders, all of the following conditions must be met if the Business Combination is to be consummated: (1) the corporation shall not, after the Interested Shareholder became an Interested Shareholder and prior to the consummation of such Business Combination, fail to pay full quarterly dividends on any preferred stock which is then outstanding; fail to increase the annual rate of dividends paid on its common stock as necessary to reflect any reclassification, recapitalization or reorganization which reduces the number of outstanding shares of common stock; or reduce the annual rate of dividends paid on its common stock, unless such failure or reduction was approved by the members of the Board who constitute a majority of the Continuing Directors, (2) such Interested Shareholder shall not have acquired, directly from the corporation or otherwise, any additional shares of Voting Stock in any transaction subsequent to the transaction pursuant to which it became an Interested Shareholder, (3) the Interested Shareholder shall not have received, at any time after it became an Interested Shareholder, whether in anticipation of or in connection with the proposed Business Combination or otherwise, the benefit of any loans or other financial assistance or tax advantages provided by the corporation (other than proportionately as a shareholder), and (4) a proxy or information statement disclosing the terms and conditions of the proposed Business Combination and setting forth the information specified by the proxy rules promulgated under the Exchange Act shall be mailed to all shareholders of the corporation by the Interested Shareholder at least 30 days prior to the consummation of a Business Combination.

     Amendment of the "fair price" provisions of the Wausau Charter requires the approval of four-fifths of all classes of stock entitled to vote in the election of directors voting as one class. Amendment of the Mosinee Charter's "fair price" provisions requires both (1) the approval of four-fifths of each class and series entitled to vote thereon as a class and four-fifths of the total shares entitled to vote thereon and (2) two-thirds of the shares held by Independent Shareholders of each class and series entitled to vote as a class on the amendment and two-thirds of the total shares held by Independent Shareholders entitled to vote on the amendment.

     "Supermajority Vote" Provision. If a Restricted Shareholder (as defined below) seeks to affect a merger or consolidation with or into any other corporation, or cause the disposition of a substantial part of the assets of Mosinee or Wausau, the transaction must be approved by the affirmative vote of four-fifths of the shares entitled to vote in the election of directors unless, in the case of Wausau, the transaction has been approved by a resolution of a majority of the members of the Board who had been elected and were serving as Board members prior to the date in which such person became a Restricted Shareholder or, the case of Mosinee, the Board has approved a memorandum of understanding with the Restricted Shareholder, with respect to and consistent with such transaction, prior to the time such Restricted Shareholder became a Restricted Shareholder. For purposes of this provision, a "Restricted Shareholder" is any person who beneficially owns, directly, or through one or more other persons, corporations and other entities affiliated or associated with the person seeking to effect the transactions, 10% or more of all shares entitled to vote on such transactions. The "supermajority vote" provisions of the Wausau Charter may only be amended or repealed by the vote of four-fifths of all classes of stock entitled to vote in the election of directors voting as one class. The "supermajority vote" provisions of the Mosinee Charter may only be amended or repealed by the vote of four-fifths of each class of shares entitled to vote as a class and four-fifths of the total of all such shares.

     Preferred Shares. The authority of each Board to determine the designation, preferences and certain rights (including voting rights and rights of conversion) of the preferred shares authorized by the applicable charter (see "-- Authorized Capital Stock") means that such preferred stock could be used to create impediments to persons seeking to gain control of or to effect a merger, consolidation or other similar transactions with the corporation. Preferred shares issued would be considered as additional "Voting Stock" (with voting rights as designated by the Board at the time the series was authorized and issued) and would not vote by class on any proposed Business Combination for purposes of the "fair price" provisions of the Wausau Charter or the Mosinee Charter.

RESTRICTIONS ON BUSINESS COMBINATIONS AND CONTROL SHARES UNDER WBCL

     Section 180.1141 of the WBCL restricts certain business combinations between Wausau or Mosinee and an "interested stockholder" of such corporation. An "interested stockholder" includes any person who beneficially owns at least 10% of the voting power of the outstanding voting stock of the corporation and any person who is an affiliate or associate of the corporation and, within the last three years, beneficially owned at least 10% of the voting power of the then outstanding voting stock of the corporation. A "business combination" includes (1) a merger or share exchange with an interested stockholder or a corporation which is, or after a merger or share exchange would be, an affiliate or associate of an interested stockholder; (2) a sale, lease or other disposition to or with an interested stockholder or an affiliate or associate thereof of assets of the corporation which (i) represents at least 5% of the aggregate market value of the corporation's assets, (ii) has an aggregate market value equal to at least 5% of the value of the corporation's outstanding stock, or (iii) represents at least 10% of the earning power or income of the corporation; (3) the issuance or transfer of stock of the corporation which has an aggregate market value equal to at least 5% of the aggregate market value of all outstanding stock of the corporation to an interested stockholder or an affiliate or associate thereof; (4) a plan or proposal for liquidation or dissolution of the corporation pursuant to a proposal by or an agreement with an interested stockholder or any affiliate or associate thereof; and (5) certain other reclassifications, recapitalizations and certain loan, guarantees, financial assistance or other transactions for the benefit of the interested stockholder. For a period of three years after the date on which such interested stockholder first became an interested stockholder, no business combinations between the corporation and an interested stockholder may occur unless the corporation's board of directors had approved the business combination or the purchase by which the interested stockholder became an interested stockholder before the date of such purchase. At any time more than three years after the date on which an interested stockholder became an interested stockholder, no business combination may be consummated unless the purchase by which the interested stockholder became an interested stockholder was approved by the board of directors prior to the date on which the interested stockholder became an interested stockholder, the business combination meets certain "fair price" requirements set forth in the statute, or the business combination is approved by a majority of the shares entitled to vote which are not beneficially owned by the interested stockholder at a meeting called for that purpose.

     Section 180.1150 of the WBCL provides that, subject to certain exceptions, in any matters to be voted upon by the shareholders of Wausau or Mosinee, the voting power of shares held by any person in excess of

20% of the shares outstanding and entitled to vote in the election of directors is limited to 10% of the full voting power of those excess shares.

INDEMNIFICATION

     The Mosinee Bylaws and the Wausau Bylaws contain provisions under which the corporation will indemnify, to the fullest extent permitted by law, individuals who are made a party to an action or proceeding by virtue of the fact that such individual is or was a director, officer, employee or agent of the corporation or any subsidiary thereof. The WBCL generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe his conduct was lawful. Mosinee and Wausau may not provide the indemnification described above either (1) in connection with a proceeding by or in the right of the corporation where the individual is adjudged liable to the corporation or in connection with any other proceeding where the individual was adjudged liable on the basis that he received improper personal benefit or (2) if the expenses for which indemnification is sought were incurred as a result of the individual's willful misconduct or a knowing violation of law. The Mosinee Bylaws and Wausau Bylaws permit the indemnification described above in cases where the individual is adjudged liable to the corporation, but only to the extent that the court in which the action was brought determines that such individual is fairly and reasonably entitled to indemnity.

RIGHTS AGREEMENT

     Wausau has not adopted a shareholder rights plan.

     Mosinee has adopted the Rights Agreement and issued one Right for each outstanding Mosinee Common Share. In connection with the execution of the Merger Agreement, the Rights Agreement was amended to exempt the Merger and the transactions contemplated by the Merger Agreement from the operative provisions of the Rights Agreement.

     The following description of the Rights Agreement is qualified in its entirety by reference to the terms of the Rights Agreement. See "WHERE YOU CAN FIND MORE INFORMATION."

     Pursuant to the Rights Agreement, a right (a "Right") is attached to each Mosinee Common Share outstanding and entitles the registered holder thereof to purchase from Mosinee a unit (a "Unit") consisting of .00667 Series A Preferred Shares, at an initial purchase price of $66.67 per Unit (the "Purchase Price"), subject to adjustment.

     Series A Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share, when issued, will have a minimum preferential quarterly dividend of $5.00 per share, but will be entitled to an aggregate dividend of 150 times the Mosinee Common Share dividend. In the event of any liquidation, the holders of Series A Preferred Shares will be entitled to a minimum preferential liquidation payment of $150 per share but will be entitled to receive 150 times the amount received per Mosinee Common Share. Each Series A Preferred Share will have 150 votes, voting together with the Mosinee Common Shares and such other voting rights provided by law. Additionally, in the event of any merger, consolidation or other transaction in which the Mosinee Common Shares are exchanged, each Series A Preferred Share will entitle the holder thereof to receive the amount received per Mosinee Common Share. These rights are protected by customary antidilution provisions.

     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of the Mosinee Common Shares or (2) ten business days (or such later date as may be determined by action of the Mosinee Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of commencement of, or announcement of the intent to make, a tender or exchange offer, the consummation of which would result the beneficial ownership of 15% or more of outstanding Mosinee Common Shares (the earlier of (1) or (2), being referred to as the "Distribution Date"), the Rights will be evidenced, with respect to any Mosinee Common Share certificates, by such certificate with a copy of a summary of Rights attached thereto. Notwithstanding the foregoing definition, a Distribution Date will not occur as a result of the transaction contemplated by the Merger Agreement, and no person should be considered an Acquiring Person as a result of such transaction. Until the Distribution Date, (1) rights may be transferred (until earlier redemption or expiration of the Rights) with and only with such Mosinee Common Share certificates; (2) new Mosinee Common Share certificates (until earlier redemption or expiration of the Rights) will contain a notation incorporating the Rights Agreement by reference; and (3) the surrender for transfer of any certificates for Mosinee Common Shares outstanding will also constitute the transfer of Rights associated with the Mosinee Common Shares represented by such certificate. As soon as practicable after the Distribution Date, rights certificates (the "Rights Certificates") will be mailed to holders of record of the Mosinee Common Shares as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on July 10, 2006, unless earlier exercised by the holder thereof or redeemed or exchanged by Mosinee, as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Mosinee, including without limitation, the right to vote or to receive dividends. While the distribution of Rights will not be taxable to Mosinee or to its shareholders, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable.

     The Purchase Price payable, and the number of Series A Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares; (2) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares; or (3) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of Series A Preferred Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Mosinee Common Shares or a stock dividend on the Mosinee Common Shares payable in Mosinee Common Shares or subdivisions, consolidations or combinations of the Mosinee Common Shares occurring, in any case, prior to the Distribution Date.

     Each holder of a Right will have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring entity having a market value equal to two times the exercise price of the Right then in effect, if, after a person or group has become an Acquiring Person, (1) Mosinee is acquired in a merger or other business combination transaction, or (2) 50% or more of Mosinee's assets or earning power is sold or transferred. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Mosinee Common Shares having a market value equal to two times the exercise price of the Right.

     At any time after a person or group becomes an Acquiring Person and before the Acquiring Person acquires 50% or more of the outstanding Mosinee Common Shares, the Mosinee Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of .6667 Mosinee Common Share, per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series A Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the election of Mosinee, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding Mosinee Common Shares, the Mosinee Board may redeem the Rights in whole, but not in part, at a price of $.0067 per Right ("Redemption Price"). The redemption of the Rights may be made effective at such time and on such basis with such conditions as the Mosinee Board in its sole discretion may establish. When the Mosinee Board orders a redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Mosinee Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding Mosinee Common Shares then known to Mosinee to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

               INFORMATION RELATING TO THE WAUSAU ANNUAL MEETING

BENEFICIAL OWNERSHIP OF WAUSAU COMMON SHARES

     As of the Wausau Annual Meeting Record Date, 36,947,308 Wausau Common Shares were outstanding, including shares subject to options exercisable within 60 days. The following table sets forth, based on statements filed with the SEC or information otherwise known to Wausau, the number of Wausau Common Shares which may be deemed beneficially owned as of September 19, 1997, by each person known to Wausau to be the beneficial owner of more than 5% of the outstanding Wausau Common Shares.

                                                                     COMMON SHARES         PERCENT OF
                        NAME AND ADDRESS                           BENEFICIALLY OWNED        CLASS
-----------------------------------------------------------------  ------------------      ----------
Wilmington Trust Company.........................................       8,265,589(1)          22.64%
  Rodney Square North
  1100 N. Market Street
  Wilmington, DE 19890-0001
Trustees of David B. Smith Family Trust..........................       3,193,334(2)           8.75%
  1206 E. Sixth Street
  Merrill, WI 54452

     The following table sets forth the number of Wausau Common Shares beneficially owned as of the Wausau Annual Meeting Record Date, by each of the directors, each person nominated to become a director, each of the current executive officers of Wausau named in the summary compensation table and all directors and executive officers as a group.

                                                                          WAUSAU
                                                                      COMMON SHARES        PERCENT OF
                               NAME                                 BENEFICIALLY OWNED       CLASS
------------------------------------------------------------------  ------------------     ----------
San W. Orr, Jr....................................................         438,763(3)         1.20%
Daniel D. King....................................................         126,558(4)            *
David B. Smith, Jr................................................       2,447,229(5)         6.70%
Harry R. Baker....................................................           2,678               *
Gary W. Freels....................................................         444,683(6)         1.22%
Larry A. Baker....................................................          59,549(4)            *
Thomas J. Howatt..................................................          45,647(4)            *
Steven A. Schmidt.................................................          33,518(4)            *
D. Michael Wilson.................................................          20,500(4)            *
All directors and executive officers as a group (9 persons).......       3,619,125(7)         9.81%

---------------
 *  Less than 1%

(1) Held in a fiduciary capacity as trustee, including 8,223,277 shares held for the benefit of the descendants of A.P. Woodson and family.

(2) David B. Smith, Jr., Thomas P. Smith, Margaret S. Mumma and Sarah S. Miller are the co-trustees of the David B. Smith Family Trust (the "Trust") which owns 2,368,372 Wausau Common Shares. Including common stock which is beneficially owned by the trustees on an individual basis and common stock owned by the Trust, each of the trustees has sole or shared investment authority with respect to the following percentages of common stock: David
    B. Smith, Jr., 6.70%; Thomas P. Smith, 6.71%; Margaret S. Mumma, 7.48%; and Sarah S. Miller, 7.30%.

(3) Includes 163,763 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and shares which may be acquired through the exercise of options on or before 60 days.

(4) Includes shares which may be acquired through the exercise of options on or before 60 days.

(5) Includes 2,368,372 Wausau Common Shares held by the David B. Smith Family Trust of which Mr. Smith is a co-trustee. See note (2).

(6) Includes 442,883 Wausau Common Shares held by a charitable foundation of which Mr. Freels serves as President and a director.

(7) Includes shares described in notes (3), (4), (5) and (6).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Wausau's directors and officers and persons who own more than 10% of the Wausau Common Shares outstanding ("Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are also required by SEC regulations to furnish Wausau with copies of all forms filed by them with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on its review of the copies of the
Section 16(a) forms received by it or upon written representations from certain of these reporting persons as to compliance with the Section 16(a) regulations, Wausau is of the opinion that during the 1997 fiscal year all filing requirements applicable under Section 16(a) to all other reporting persons were satisfied.

ELECTION OF DIRECTORS

     The Wausau Charter provides that the number of directors shall be determined pursuant to the Wausau Bylaws and resolutions of the Wausau Board, but there shall be not less than three nor more than nine directors. Directors are to be divided into three classes so that each class has, to the extent possible, an equal number of directors. One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term. Vacancies caused by the death or resignation of a director are filled by the Wausau Board for the remainder of the unexpired term. The Wausau Board is now composed of three classes consisting of two Class I and Class II Directors, respectively, and one Class III Director. At the Effective Time, the size of the Wausau Board will be increased to eight members; see "DIRECTORS AND MANAGEMENT OF WAUSAU-MOSINEE FOLLOWING THE MERGER." No person may be elected a director if that person has attained age 70 as of the date of the election.

     The Executive Committee of the Wausau Board (the "Wausau Executive Committee") will consider nominating for directors individuals whose names are submitted by shareholders. Recommendations concerning nominations with pertinent background information should be directed to the Chairman of the Wausau Executive Committee, in care of Wausau. See "SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS" regarding the procedure which shareholders must follow if they wish to make nominations from the floor at the annual meeting to be held in 1998.

     At the Wausau Annual Meeting the nominees listed below will be candidates for reelection as Class I Directors. Each of the candidates has consented to serve if elected, but in the event either or both of the nominees is not a candidate at the Wausau Annual Meeting, it is the intention of the proxies to vote for such substitute as may be designated by the Wausau Board.

     The following information is furnished with respect to the nominees and all continuing directors:

                                                                          CLASS AND YEAR
                                             PRINCIPAL OCCUPATION           WHICH TERM       DIRECTOR
             NAME               AGE        AND OTHER DIRECTORSHIPS         WILL EXPIRE        SINCE
------------------------------  ---     ------------------------------    --------------     --------
NOMINEES
San W. Orr, Jr................  56      Chairman of the Board; also          Class I           1970
                                          Chief Executive Officer of           2000
                                          Wausau from July 1994 to
                                          December 1995; Advisor,
                                          Estates of A.P. Woodson and
                                          and family; also Chairman of
                                          the Board of Mosinee and a
                                          director of MDU Resources
                                          Group, Inc. and Marshall &
                                          Ilsley Corporation
David B. Smith, Jr............  59      Consultant; previously, Vice         Class I           1972
                                          President, Labor Relations,          2000
                                          Weyerhaeuser Company
CONTINUING DIRECTORS
Daniel D. King*...............  50      President and Chief Executive        Class II          1994
                                          Officer of Wausau since              1998
                                          December 1995; Mr. King was
                                          President and Chief
                                          Operating Officer, July 1994
                                          to December 1995, and
                                          managed Wausau's Printing
                                          and Writing Division from
                                          September 1990 to July 1994
Harry R. Baker................  64      President and Chief Executive        Class II          1992
                                          Officer, Marathon Electric           1998
                                          Manufacturing Corporation;
                                          also a director of Mosinee
Gary W. Freels................  48      President, Alexander                Class III          1996
                                        Properties, Inc. (investment           1999
                                          management); previously
                                          President, M&I First
                                          American Bank, 1992 to 1995,
                                          Executive Vice President of
                                          the Bank, 1989 to 1992

---------------
* Mr. King has advised Wausau that he will resign from the Wausau Board following completion of the Merger.

COMMITTEES AND COMPENSATION OF WAUSAU BOARD

  Committees and Meetings

     The Wausau Board appointed Audit and Executive Committees for the 1997 fiscal year. The Wausau Board does not have a standing nominating committee. The functions of a nominating committee are performed by the Wausau Executive Committee in accordance with a resolution of the Wausau Board (see "-- Election of Directors").

     The Audit Committee of the Wausau Board, consisting of Messrs. Orr, Baker and Freels, met twice during the last fiscal year. The Audit Committee reviews the scope of the audit engagement and the audit fees and nature of consulting fees.

     The Wausau Executive Committee consists of Messrs. Orr, Smith and King. The Wausau Executive Committee met six times during the last fiscal year. Its principal duties include review of Wausau's overall performance, the development and implementation of policies during intervals between Wausau Board meetings, the establishment, with management, of long- and short-term growth and performance goals and the establishment of management compensation programs. The Wausau Board does not have a separate compensation committee (see "--Committee's Report on Compensation Policies").

     During the last fiscal year the Wausau Board met ten times. Each of the directors attended at least 75% of the aggregate number of the meetings of the Wausau Board and the committees on which they served during the last fiscal year.

  Wausau Director Compensation

     Directors of Wausau, excluding Mr. King and members of the Wausau Executive Committee, are paid a retainer of $1,000 per month and $1,000 for each meeting of the Wausau Board attended. Members of the Wausau Executive Committee are considered employees of Wausau and participate in various retirement and welfare benefit plans available to all salaried employees. Mr. King receives no additional compensation for service on the Wausau Executive Committee; the other members of the Wausau Executive Committee are paid a salary of $40,000 per year. No other director received more than the standard arrangements described above.

     The Wausau Directors' Deferred Compensation Plan provides that directors may elect each year to defer fees otherwise payable in cash during the year. Amounts deferred become payable in a lump sum after the director's termination of service as a director or, if the participant elects (with the approval of Wausau), in quarterly installments over a period not in excess of ten years. In the event a director's service terminates because of a change of control of Wausau, as defined in the plan, payment of all deferred amounts will be made in a lump sum. During the period of deferral, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter at The Chase Manhattan Bank of New York or be converted into Wausau Common Shares equivalent units. If stock equivalent units are elected, the director's account is also credited with common stock equivalent units representing the Wausau Common Shares which could, hypothetically, have been purchased with the hypothetical cash dividends which would have been paid on the accumulated stock equivalent units had they been actual Wausau Common Shares. Upon distribution, stock equivalent units are converted to cash based upon the fair market value of the Wausau Common Shares at the time of distribution. During 1997, Messrs. Baker and Freels participated in the plan and deferred the director or meeting fees otherwise payable to them.

     Wausau's retirement policy for directors provides for the payment of specified retirement benefits for directors who have served on the Wausau Board for at least five years prior to their termination of service. A retired director's benefit is equal to the monthly retainer and meeting fees (based on the amount of such retainer or meeting fee in effect at his termination of service) and is paid for a period of time equal to the retired director's period of service on the Wausau Board. Retirement benefits terminate at death and are accelerated in the event of a change of control of Wausau, as defined in the policy.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The table below sets forth compensation awarded, earned or paid by Wausau and its subsidiaries for services in all capacities during the three years ended August 31, 1997, 1996 and 1995 to Wausau's Chief Executive Officer (the "Wausau CEO") in the last fiscal year and to each of the four most highly compensated executive officers of Wausau as of August 31, 1997, other than the Wausau CEO, whose total annual salary and bonus compensation for the 1997 fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                      ANNUAL COMPENSATION                         ------------
                                   --------------------------    OTHER ANNUAL       OPTIONS/        ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR   SALARY(1)   BONUS     COMPENSATION($)     SARS(#)+     COMPENSATION(2)
---------------------------------  ----   --------   --------   ---------------   ------------   ---------------
Daniel D. King;..................  1997   $291,218   $255,000             --         10,000         $   4,952
  President and CEO                1996   $252,770   $215,000             --          9,375         $   3,342
                                   1995   $216,566   $106,970             --         89,375(3)      $   3,230
Larry A. Baker;..................  1997   $184,814   $179,500             --          7,500         $   3,014
  Senior Vice President,           1996   $173,762   $171,000             --         18,750         $   2,848
  Administration                   1995   $164,283   $ 51,945             --          4,125(3)      $   2,835
Thomas J. Howatt;................  1997   $176,889   $162,196      $ 117,567(4)       7,500         $   2,937(5)
  Vice President/General Manager,  1996.. $163,950   $157,500      $ 105,017(4)      25,000         $ 137,352(5)
  Printing and Writing Division    1995   $154,187   $158,500      $  17,214(4)       4,125(3)      $ 127,317(5)
Steven A. Schmidt;...............  1997.. $141,340   $132,500             --          7,500         $   2,348
  Vice President, Finance,         1996   $126,597   $121,100             --         18,750         $   2,264
  Secretary and Treasurer          1995.. $116,852   $ 35,350             --          4,125(3)      $   1,742
D. Michael Wilson*;..............  1997   $154,069   $159,065      $  22,976(4)       7,500         $  55,684(6)
  Vice President/General Manager,  1996   $ 58,115   $ 50,000             --         15,000         $     909
  Technical Specialty Division

---------------
 *  Mr. Wilson resigned effective October 24, 1997.

 +  All grants indicated are options to acquire common stock.

(1) Includes compensation deferred by participants under the Salaried Savings and Investment Plan (401(k)). See note (2).

(2) Except with respect to Mr. Howatt and, for 1997, Mr. Wilson, contributions by Wausau under the Salaried Savings and Investment Plan.

(3) Options lapsed in fiscal 1995 with respect to Mr. King (6,875 shares) and Messrs. Baker, Howatt and Schmidt (4,125 shares) due to nonsatisfaction of Wausau performance criteria.

(4) Reimbursement for taxes under Wausau relocation policy.

(5) Includes contributions of $2,937, $2,900 and $2,235 in 1997, 1996, and 1995,
    respectively, under 401(k) plan and reimbursements of $134,452 and $125,082 in 1996 and 1995, respectively, under Wausau's relocation policy.

(6) Includes contributions in 1997 of $2,679 under 401(k) plan and reimbursement of $53,005 under Wausau's relocation policy.

     Stock Options and Stock Appreciation Rights

     GRANTS. Wausau maintains a stock appreciation rights ("SAR") plan and a stock option plan pursuant to which grants may be made to key employees. No SARS were granted in fiscal 1997. The following table sets forth information with respect to the grant in fiscal 1997 of stock options to executive officers named in the summary compensation table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                                 ALTERNATIVE
                      -------------------------------------------------------------------------       GRANT
                                        % OF TOTAL                       MARKET                     DATE VALUE
                                       OPTIONS/SARS                     PRICE OF                    ----------
                                        GRANTED TO      EXERCISE OR     STOCK ON                    GRANT DATE
                      OPTIONS/SARS     EMPLOYEES IN     BASE PRICE      DATE OF      EXPIRATION      PRESENT
        NAME           GRANTED(#)      FISCAL YEAR        ($/SH)         GRANT          DATE        VALUE $(2)
--------------------  ------------     ------------     -----------     --------     ----------     ----------
Mr. King............     10,000(1)         14.93%         $ 17.69        $19.69        10/15/16      $ 77,100
Mr. Baker...........      7,500(1)         11.19%         $ 17.69        $19.69        10/15/16      $ 57,825
Mr. Howatt..........      7,500(1)         11.19%         $ 17.69        $19.69        10/15/16      $ 57,825
Mr. Schmidt.........      7,500(1)         11.19%         $ 17.69        $19.69        10/15/16      $ 57,825
Mr. Wilson..........      7,500(1)         11.19%         $ 17.69        $19.69        10/15/16      $ 57,825

---------------
(1) Options were to become exercisable on the date audited financial statements for fiscal 1997 were first available as to one-third of grant if operating profit for fiscal 1997 was at least $75,354,000; two-thirds of the grant if operating profit was at least $79,320,000 and as to all shares covered by the grant if operating profit was at least $83,286,000. The options became exercisable on September 17, 1997 by Mr. King with respect to 7,000 shares and, with respect to all other executive officers, as to two-thirds of the shares subject to the option grants based on 1997 fiscal year performance of Wausau.

(2) Determined pursuant to Black-Scholes option pricing model. Does not include value of hypothetical shares credited to grantee under Wausau Dividend Equivalent Plan which assumes cash dividends are paid on a corresponding number of underlying shares and invested in Wausau Common Shares. The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include (a) an option term of 20 years; (b) an interest rate of 6.90% that represents the interest rate on long-term U.S. Treasury securities with maturity date corresponding to the option term on the grant date; (c) volatility of 33.9% calculated using daily stock prices for the one-year period prior to the grant dates; (d) dividends at the dividend rate as of the date of grant per share representing the annualized dividends paid with respect to a Wausau Common Share; and (e) reductions of approximately 40% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date (discounts do not take into consideration Wausau performance criteria which must be satisfied prior to vesting and which made vesting still more uncertain as of the grant date). The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Wausau Common Shares over the exercise price on the date the option is exercised. There is no assurance that the market price of Wausau Common Shares will increase as assumed for purposes of this pricing model, and no projections as to the actual future value of Wausau Common Shares are intended or made. See
    " -- Stock Based Compensation".

     EXERCISE AND YEAR-END VALUE. The following table sets forth information regarding the exercise of stock options or SARs in fiscal 1997 by each of the executive officers named in the summary compensation table and the August 31, 1997 value of unexercised stock options or SARs held by each such person.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                        SHARES                             NUMBER OF                     VALUE OF UNEXERCISED
                       ACQUIRED                       UNEXERCISED OPTIONS/             IN-THE-MONEY OPTIONS/SARS
                          ON         VALUE             SARS AT FY-END(#)                  AT FY-END ($)(2)(4)
                       EXERCISE     REALIZED     ------------------------------     -------------------------------
        NAME            (#)(1)       ($)(2)      EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
---------------------  --------     --------     -----------     --------------     ------------     --------------
Mr. King.............     --           --           30,556+              --           $551,004+               --
                                                   101,653*          10,000*(3)       $316,378*         $ 44,698*(3)
Mr. Baker............     --           --           14,789+              --           $296,297+               --
                                                    28,528*           7,500*(3)       $171,963*         $ 33,523*(3)
Mr. Howatt...........     --           --           22,183+              --           $444,472+               --
                                                    36,612*           7,500*(3)       $167,061*         $ 33,523*(3)
Mr. Schmidt..........     --           --           27,918*           7,500*(3)       $108,452*         $ 33,523*(3)
Mr. Wilson...........     --           --           15,000*           7,500*(3)       $  5,178*         $ 33,523*(3)

---------------
 *  Options.

 +  SARs exercisable only for cash.

(1) Number of shares as to which options or SARs were exercised.

(2) In cases of SAR exercise or valuation, includes the value of hypothetical shares credited to grantee under provision in SAR grant which assumes cash dividends are paid on underlying shares and invested in hypothetical Wausau Common Shares.

(3) Options became exercisable as to 7,000 shares for Mr. King and as to two-thirds of other shares indicated on September 17, 1997.

(4) Includes the value of hypothetical shares credited to grantee under provision in grant under Dividend Equivalent Plan which assumes cash dividends are paid on underlying shares and invested in hypothetical Wausau Common Shares.

     Pension Plan and Other Benefits

     WAUSAU RETIREMENT PLAN. The following table reflects illustrative estimated single life retirement benefits payable by the Retirement Plan on an annual basis to participants in selected remuneration and years of service classifications. The benefit amounts listed below are based on five-year average earnings, exclusive of bonuses, and are not subject to any deductions for Social Security benefits or other offset amounts. In estimating the annual benefit, it is assumed that average covered compensation and the factor for Social Security benefits for years after 1997 will be at the same level as 1997. Benefit amounts are subject to Code limitations on maximum compensation which can be used to determine such benefits.

                                                                       YEARS OF SERVICE
                        FINAL AVERAGE                          --------------------------------
                   EARNINGS (BASE SALARY)                        10          20           30
-------------------------------------------------------------  -------     -------     --------
$50,000......................................................  $ 6,000     $12,000     $ 18,000
$80,000......................................................  $11,000     $22,000     $ 33,000
$110,000.....................................................  $16,000     $32,000     $ 48,000
$140,000.....................................................  $21,000     $42,000     $ 63,000
$170,000.....................................................  $26,000     $52,000     $ 78,000
$200,000.....................................................  $31,000     $62,000     $ 93,000
$230,000.....................................................  $36,000     $72,000     $108,000

     At August 31, 1997, the credited years of service and the average covered compensation for the persons named in the summary compensation table were:
Messrs. King, 7 years, $224,000; Baker, 19 years, $157,000; Howatt, 17 years, $147,000; Schmidt, 5 years, $117,000; Wilson, 2 years $155,000.

     SUPPLEMENTAL RETIREMENT PLAN. Executive officers (defined as the President and all corporate Vice Presidents) of Wausau are covered by the Executive Officers' Deferred Compensation Retirement Plan. The plan provides that each employee of Wausau who attains age 55 and completes ten years of service as an executive officer will be entitled to a benefit determined under a formula similar to that used by the Wausau Retirement Plan described above. However, the formula used in the Deferred Compensation Retirement Plan assumes that each retiree had completed 30 years of service with Wausau, that the limitations on benefits imposed on qualified plans under the Code are not applicable, and that 100% of bonuses are included in the calculation of retirement benefits. The benefit payable under the plan is reduced by the participant's actual benefit from the Retirement Plan. Plan benefits become fully vested and payment is accelerated for certain classes of participants in the event of a change of control of Wausau, as defined in the plan. Assuming average compensation levels as of August 31, 1997 remained unchanged, the following annual benefits would be payable from the Deferred Compensation Retirement Plan upon retirement at age 65: Messrs. King, $112,000; Baker, $83,000; Howatt, $65,000; Schmidt, $49,000;
and Wilson, $52,000. As of August 31, 1997, no current executive officer other than Mr. Baker had acquired a vested right to a benefit.

     TRANSITION BENEFIT AGREEMENT. Wausau has entered into an agreement with Mr. King which will provide that Mr. King will receive an increase in his base salary effective December 1, 1997 and will be entitled to certain benefits upon his resignation from Wausau. The terms of the agreement are described under "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Transition Benefit Agreement with CEO of Wausau."

COMMITTEE'S REPORT ON COMPENSATION POLICIES

     The Wausau Executive Committee establishes and reviews base salaries of executive officers and is also responsible for the establishment and implementation of executive bonus and incentive programs and general compensation policies. Executive officers who serve on the Wausau Executive Committee do not participate in the Committee's determination of their own compensation. The salaries of Mr. Orr, for services as Chairman of the Board, and Mr. Smith, a member of the Committee, are paid in lieu of meeting or other director fees and are approved by the Wausau Board as a whole.

     Wausau's compensation program for executive officers may include various grants under Wausau's stock option, SAR and dividend equivalent plans. Wausau's plans are administered by separate committees appointed by the Wausau Board. The plan committees generally consider recommendations of the Wausau Executive Committee with respect to grants, but each committee has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the stock option, SAR and dividend equivalent plans, this report is a joint report of the Wausau Executive Committee and of each of the plan committees.

     This report describes the policies of the foregoing committees and Wausau as in effect for the 1997 fiscal year. As circumstances change and one or more of the committees deem it appropriate, policies in effect from time to time for years after 1997 may change.

  General

     Wausau's executive compensation policies are designed to attract and retain individuals who have experience in the paper industry or who otherwise have particular training or skills which will satisfy particular requirements of Wausau. These policies are also intended to reward job performance which results in superior Wausau performance. The total compensation paid to executive officers and the retirement and other fringe benefits provided by Wausau are designed to offer a level of compensation which is competitive with other companies in the paper industry. Some, but not all, of the companies used for purposes of compensation comparisons are included in the fifty-three companies which, in addition to Wausau, comprise the Media General MG Industry Group 381 index of paper companies' stock performance under the heading "Stock

Price Performance Graph." The Wausau Executive Committee makes compensation comparisons only with those companies whose operations are similar to Wausau or which have operating units which are similar to Wausau. Given the disparity in size between companies which operate in the paper industry and the difficulty in determining the precise duties of executive officers of other companies, it is difficult to draw exact comparisons with the compensation policies of other companies. The determination of executive compensation is, therefore, subjective.

     Wausau's overall compensation policy is designed so that a significant portion of each executive officer's compensation package is directly related to the annual performance of Wausau and the performance of the Wausau Common Shares. Executive officers participate in incentive bonus plans which are based primarily on Wausau's financial performance during the fiscal year, but also include incentives for individual performance. Executive officers also participate in stock based incentive programs, the value of which increases as the performance of the Wausau Common Shares on the Nasdaq National Market increases shareholder value as a whole.

     Wausau may not deduct as a business expense compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year to the extent the compensation paid to the individual officer exceeds $1 million annually. This limitation is subject to certain exceptions for compensation paid pursuant to performance-based plans and amounts received through the exercise of stock options and SARs provided certain requirements are met. None of the Wausau plans involving compensation paid in 1997 exceeded the deductible limit. The Wausau Executive Committee will continue to review this limit and its application to Wausau's compensation policies.

  Base Compensation

     The Wausau Executive Committee does not rely on specific salary and benefit comparisons, but does consider and review a general survey of paper industry compensation prepared by an independent compensation and benefit consultant in order to gauge the relationship of its executive officers' base salary and benefit levels to the levels of comparable operating units of larger paper companies. Annual increases in the base salary of each of Wausau's executive officers are determined in accordance with the Wausau Executive Committee's policy of maintaining competitive salary levels with other paper industry companies (as discussed above), more general factors such as the rate of inflation, and individual job performance. Individual job performance in the prior fiscal year is the most important factor considered by the Wausau Executive Committee in annual reviews and in determining appropriate increases in base salary.

  Incentive Compensation Based on Financial Performance of Wausau and Individual Performance

     Wausau maintains incentive reward plans for executive officers which provide for the payment of annual cash bonuses to participants if Wausau's annual financial and/or individual performance objectives are met. The criteria by which incentive awards are determined are based on the Wausau Executive Committee's assessment of the total cash compensation available to executive officers as base salary and under the incentive plans and are designed to provide total annual cash compensation which is comparable to other executive officers in the paper industry. The Wausau Executive Committee can modify performance objectives during a fiscal year under any of the plans if an unusual or nonrecurring event occurs which would have a significant effect on the stated performance goals.

     All executive officers with Wausau-wide responsibilities participate in the Wausau Corporate Management Incentive Plan under which participants are eligible to receive incentive awards of up to 100% of base salary based on Wausau's actual return on average equity as compared to a targeted return on average equity established by the Wausau Executive Committee. Wausau's actual return on equity is determined by net earnings before giving effect to bonus expense, adjustments for stock appreciation rights and certain other adjustments. Messrs. King, Baker and Schmidt participate in the plan. In addition, in the last fiscal year, individual performance objectives for each participant (other than Mr.
King) provided for a maximum aggregate bonus of $15,000.

     Executive officers with direct management responsibilities for Wausau's Printing and Writing and Technical Specialty Divisions participated in 1997 in plans which provided incentive compensation based upon the respective division's actual return on the division's total controllable assets (as defined by the plans) as compared to a targeted return established by the Wausau Executive Committee. In addition, individual performance objectives for each participant provided for a maximum aggregate bonus of $15,000. Messrs. Howatt and Wilson participate in their respective divisional incentive plans.

  Stock Based Compensation

     Executive officers of Wausau participate in stock option, SAR and dividend equivalent plans at various levels. The plans are administered by specific plan committees, each of which may impose restrictions as to exercise or vesting of grants under its respective plan. For example, certain of the options, SARs and dividend equivalents granted to executive officers in 1997 or in prior years can be exercised only if Wausau meets specified operating profit targets or are subject to the satisfaction of certain service requirements for vesting. None of the committees has established formal criteria by which the size of plan grants are determined, but each committee considers the amount and terms of each grant already held by an executive officer in determining the size and terms of any new grant. Options, SARs and dividend equivalents can be, but are not necessarily, granted on an annual basis.

     The value of these grants is principally related to the long-term performance of the Wausau Common Shares and, therefore, provide an identity of interests between Wausau's executive officers and its shareholders. In addition, grantees of SARs and dividend equivalents benefit from the increase in value of the underlying common stock and from the value of the hypothetical reinvested cash dividends which would be paid with respect to a share of stock to which the SAR or dividend equivalent relates. Therefore, executive officers who receive grants of options with an exercise price of less than current fair market value at the time of grant or who exercise SARs or who receive dividend equivalents will benefit from such grants even if there is no increase in the price of Wausau Common Shares. The value of any such grant will be enhanced by increases in the price of Wausau Common Shares and will be of maximum value to the executive officer only if such an increase occurs. It is the intention of Wausau that the hypothetical dividend features of the SARs and the dividend equivalents will place the executive officers in the same position as shareholders of Wausau, thereby enhancing the officer's long-term incentive and increasing the officer's identity with the shareholders.

  Committee Interlocks and Insider Participation

     Messrs. Orr, King and Smith are members of the Executive Committee and are considered employees of Wausau. Mr. Orr is Chairman of the Board and Mr. King is President and CEO of Wausau. See "Committees and Compensation of Wausau Board". Mr. Orr served as Chairman of the Board of Marathon Electric Manufacturing Corporation until March, 1997, and Mr. Baker, who is President and CEO of Marathon Electric, serves on the committees listed below. None of the members of the committees which administer the stock option, SAR and dividend equivalent plans is an officer of Wausau.

1991 Employee Stock Option Plan Committee
1990 SAR Plan Committee
1991 Dividend Equivalent Plan Committee
--------------------------------------------    Wausau Executive Committee
                                                --------------------------------------------
Harry R. Baker                                  San W. Orr, Jr.
Gary W. Freels                                  Daniel D. King
David B. Smith, Jr.                             David B. Smith, Jr.

STOCK PRICE PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on Wausau Common Shares for the five-year period beginning August 31, 1992 with two indices published by Media General Financial Services. The Media General Nasdaq Market Index indicates the performance of all stocks which have been traded on The Nasdaq Stock Market during the entire five-year period. The Media General MG Industry Group 381-Paper Products Index indicates the performance of fifty-four paper products industry stocks (including the Wausau Common Shares). The graph and table assume that the value of the investment in Wausau Common Shares and each index on August 31, 1992 was $100 and that all dividends were reinvested.

        Measurement Period             Wausau Paper      MG Nasdaq Market    MG Paper Industry
      (Fiscal Year Covered)            Mills Company           Index             Group 381
1992                                     100.00              100.00              100.00
1993                                     148.96              130.18              101.73
1994                                     134.99              142.24              126.19
1995                                     134.23              169.25              147.19
1996                                     130.27              190.05              152.61
1997                                     161.46              263.05              194.09

APPROVAL OF 1991 EMPLOYEE STOCK OPTION PLAN

     The following summary of the material features of Wausau's 1991 Employee Stock Option Plan does not purport to be complete and is qualified by reference to the text of the plan which is available upon request from the Corporate Secretary of Wausau.

     The Wausau Board recommends a vote FOR approval of the 1991 Employee Stock Option Plan.

     Background and Approval of the Plan

     In 1991, the shareholders of Wausau approved the Wausau Board's adoption of the 1991 Employee Stock Option Plan. In December, 1996, the Wausau Board adopted amendments to the plan which provided that the committee of the Wausau Board which administers the plan (the "Option Committee") could permit an optionee to transfer an option to a member of the optionee's immediate family and in September, 1997, further amended the plan to revise the provisions governing those directors who are eligible to serve on the Option Committee (see
"-- Purpose and Administration") and to set annual limits on the number of shares as to which options can be granted to any individual optionee. The plan as originally approved by the shareholders and subsequently amended by the Wausau Board in December, 1996, and September, 1997, is hereinafter referred to as the "1991 Plan".

     Under Code Section 162(m), Wausau may not deduct as a business expense compensation paid to the CEO as of the last day of the fiscal year or compensation paid to each of the four most highly-paid executive officers named in the summary compensation table who are officers on the last day of the fiscal year to the extent the compensation paid to the individual officer exceeds $1 million for such fiscal year. This limitation is subject to certain exceptions, including an exception for compensation recognized by the officer upon the exercise of stock options under a "performance-based" plan, provided certain requirements specified by Code Section 162(m) are met. Optionees who exercise non-qualified options under the 1991 Plan recognize taxable compensation to the extent the fair market value of the Wausau Common Shares acquired upon exercise exceeds the exercise price of the option (see "-- Federal Income Tax Consequences"). In order for the 1991 Plan to qualify as a "performance-based" plan under Code
Section 162(m) and for compensation recognized upon the exercise of an option granted under the 1991 Plan to be exempt from the limits on deductible compensation set forth in Code Section 162(m), the 1991 Plan must be approved by Wausau shareholders at the Wausau Annual Meeting.

     Purpose and Administration

     The purpose of the 1991 Plan is to attract and retain key executive employees through the granting of options to purchase Wausau Common Shares. The options are intended to furnish additional inducements to participating employees to continue with Wausau and increase their efforts to promote the best interests of Wausau and its shareholders.

     The 1991 Plan is administered by the Option Committee which is appointed by the Wausau Board. The Option Committee consists of not less than two members of the Board who may not be employees of Wausau and must satisfy other conditions prescribed for independent directors under SEC Rule 16b-3 and Code Section 162(m). Messrs. Baker and Freels currently serve on the Option Committee.

     The Option Committee is authorized, in its sole discretion, to select those eligible employees who will receive stock option grants, determine the number of shares covered by such grants (subject to the maximum number of options as set forth in the 1991 Plan), impose conditions on the exercise of options, and administer and interpret the plan.

     The 1991 Plan may be amended by the Wausau Board at any time, but no amendment which would change any material term (within the meaning of Code
Section 162(m)), may be made without approval of the Wausau shareholders. The 1991 Plan will terminate on June 18, 2001 unless action is taken by the Wausau Board to terminate the plan at an earlier date.

     Eligibility

     Approximately fifteen employees who are employed in management, administrative or professional capacities are eligible to participate in the 1991 Plan.

     New Plan Benefits

     As of the date hereof, options with respect to a total of 439,586 shares have been granted to key employees and are outstanding under the 1991 Plan. No other option grants are under consideration by the Option Committee as of the date of this Joint Proxy Statement-Prospectus. The Option Committee has, in each of the last several years, granted options which became vested only upon attainment by Wausau of certain specified operating results.

     Shares Subject to Options

     The maximum aggregate number of Wausau Common Shares with respect to which options may be granted under the 1991 Plan, including options now outstanding and subsequently exercised, may not exceed 892,224 shares. As of the date of this Joint Proxy Statement-Prospectus, options with respect to 452,638 shares are available under the 1991 Plan. The number of shares as to which options may be granted is subject to adjustment for future stock splits, stock dividends or other similar increases in the number of Wausau Common Shares outstanding. If any option granted terminates without having been exercised in full, the number of Wausau Common Shares as to which such option was not exercised will remain available for future option grants under the 1991 Plan. No employee may be granted options with respect to more than 50,000

Wausau Common Shares (subject to adjustment for future stock splits, stock dividends or other similar increases in the number of Wausau Common Shares outstanding) in any fiscal year.

     Options Generally

     Options granted to employees under the 1991 Plan may be either qualified incentive stock options ("ISOs") under Code Section 422 or options which do not satisfy the requirements of the Code for ISOs ("non-qualified options").

     All options must be granted at an option price which is not less than the fair market value of the Wausau Common Shares on the date the option is granted. As of November 13, 1997, the closing market price of the Wausau Common Shares on the Nasdaq National Market, was $21 1/16. See "MARKET PRICES AND DIVIDENDS." No option will qualify as an ISO to the extent the aggregate fair market value of the shares for which the option is exercisable for the first time during a calendar year exceeds $100,000 (or such other limit which may be imposed under the Code).

     No consideration is received by Wausau for the granting of an option. Upon exercise, Wausau will receive consideration equal to the exercise price in the form of cash or, with the consent of the Option Committee, Wausau Common Shares having a fair market value equal to the exercise price.

     The exercise of an option may be subject to such limitations on exercise as the Option Committee deems appropriate. All ISOs must be exercised within ten years of their date of grant. Non-qualified options must be exercised within twenty years of their date of grant. All options granted under the 1991 Plan must also be exercised by the optionee within 90 days of termination of employment or, in the case of the death of the optionee, by the optionee's estate or personal representative within twelve months of the optionee's death. The Option Committee may extend the period within which options must be exercised if the optionee would otherwise be prevented from exercise by reason of the application of federal securities laws to the optionee or Wausau.

     Federal Income Tax Consequences

     The following is a summary of the principal federal income tax consequences associated with the issuance of options under the 1991 Plan. It does not describe all federal income tax consequences of such options nor does it describe state, local or foreign tax consequences.

     No optionee will recognize any income for federal tax purposes at the time an ISO is granted. If the underlying shares are disposed of in a taxable transaction within two years of the date of grant of an ISO and within one year of the date of exercise of the ISO (the "minimum holding periods"), any gain on the difference between the exercise price and the disposition price will be treated as long-term capital gain. If disposition of ISO shares occurs prior to the expiration of the minimum holding periods, the optionee will recognize ordinary income on the lesser of (1) the difference between the exercise price and the fair market value of the shares on the date of exercise or (2) the difference between the exercise price and the disposition price. Wausau receives no income tax deduction with respect to the granting or exercise of an ISO to or by an optionee if the shares are held for the minimum holding periods. If the shares are disposed of prior to the expiration of the minimum holding periods, the amount realized by the optionee as ordinary income will be deductible by Wausau in the year of disposition of the Wausau Common Shares by the optionee.

     No income for federal tax purposes is required to be recognized by an optionee at the time a non-qualified option is granted. Upon exercise of a non-qualified option, the optionee will recognize ordinary income in an amount in excess of the fair market value of the shares on the date of exercise over the option price. Upon exercise of a non-qualified option by an optionee, Wausau is entitled to a deduction equal to the amount of the ordinary income realized by the optionee.

     Vote Required for Approval of the 1991 Plan

     In order to be approved by Wausau shareholders, a majority of the Wausau Common Shares represented and voted at the Wausau Annual Meeting must be voted for the approval of the 1991 Plan. Abstentions and broker non-votes are not counted as votes cast either for or against the approval of the 1991 Plan.

     All shareholders are requested to specify their vote on the enclosed form of proxy. If no specification is made, the proxy will be voted for approval of the 1991 Plan. Copies of the 1991 Plan may be obtained upon request to the Corporate Secretary of Wausau.

     For the reasons set forth above, the Wausau Board recommends that the shareholders vote FOR the approval of the 1991 Plan.

APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     Shareholders will present to the Wausau Annual Meeting a resolution that the shareholders approve the appointment of the firm of Wipfli Ullrich Bertelson LLP as independent auditors to audit the books, records and accounts of Wausau for the fiscal year ending August 31, 1998. Representatives of Wipfli Ullrich Bertelson LLP will be present at the Wausau Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions.

                                    EXPERTS

     The consolidated financial statements of Mosinee as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 31, 1996, incorporated by reference in this Joint Proxy Statement-Prospectus to the Mosinee 1996 10-K, have been incorporated herein in reliance on the report of Wipfli Ullrich Bertelson LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Wausau as of August 31, 1997 and August 31, 1996, and the related consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended August 31, 1997, incorporated by reference in this Joint Proxy Statement-Prospectus to Wausau's Annual Report on Form 10-K for the year ended August 31, 1997, have been incorporated herein in reliance on the report of Wipfli Ullrich Bertelson LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Representatives of Wipfli Ullrich Bertelson LLP are expected to be present at the Wausau Annual Meeting and the Mosinee Special Meeting. These representatives will have an opportunity to make statements at these meetings if they so desire and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

     Certain legal matters relating to the Wausau Common Shares to be issued pursuant to the Merger will be passed upon for Wausau by Ruder, Ware & Michler, A Limited Liability S.C., Wausau, Wisconsin.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

     Any Wausau shareholder desiring to make a proposal to be acted upon at the annual meeting of Wausau shareholders to be held in 1998 (the "1998 Annual Meeting") must present the proposal to the Wausau Corporate Secretary, whose address is P.O. Box 1408, Wausau, Wisconsin 54402-1408, no later than July 1, 1998, in order for the proposal to be considered for inclusion in Wausau's proxy statement for that meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     The Wausau Bylaws specify the procedure that a shareholder must follow to nominate directors or to bring other business before a shareholder meeting. To nominate a candidate for director at the 1998 Annual Meeting, a shareholder must give a notice of nomination to the Corporate Secretary no earlier than September 17, 1998, but no later than October 17, 1998. The notice must describe various matters relating to the nominee, including his or her name, address, occupation and the number of Wausau Common Shares he or she holds. To bring other business before the 1998 Annual Meeting, a shareholder must give notice to the Corporate Secretary no earlier than September 17, 1998, but no later than October 17, 1998, and must include in the notice a description of the proposed business, the reasons for such business, and other specified matters. However, if the shareholder wishes the proposal to be included in Wausau's proxy statement for the 1998 Annual Meeting, the notice must be presented, in the manner described above, no later than July 1, 1998. Wausau shareholders can receive a copy of the Wausau Charter and the Wausau Bylaws free of charge by writing to the Corporate Secretary of Wausau at the above address.

     Following the contemplated consummation of the Merger, Wausau intends to change its fiscal year-end to December 31. If such change is made, the 1998 annual meeting of Wausau shareholders is expected to be held in April, 1998 (the "Alternative 1998 Annual Meeting"). In that event, the Wausau Bylaws require that the notice of proposed shareholder nominations and notice of a shareholder's intention to present business described in the preceding paragraph must be delivered to Wausau not earlier than the 90th day prior to the Alternative 1998 Annual Meeting and not later than the later of (1) the close of business on the 60th day prior to the Alternative 1998 Annual Meeting or (2) the 10th day following the date on which public announcement of the date of the Alternative 1998 Annual Meeting is first made. If a shareholder wishes to include a proposal in the proxy statement to be used by Wausau in connection with Alternative 1998 Annual Meeting, notice of such proposal must be received by Wausau within a reasonable period prior to the date Wausau solicits proxies for such meeting.

     Due to the contemplated consummation of the Merger, Mosinee does not currently expect to hold an annual meeting of shareholders in 1998 because Mosinee voting shares will not be publicly traded after the Merger. In the event that the Merger is not consummated and such a meeting is held, proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must have been received by Mosinee no later than November 17, 1997 to be eligible for inclusion in the Mosinee proxy statement and proxy relating to that meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Wausau and Mosinee file annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The companies' public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     Wausau has filed the Wausau Registration Statement to register with the SEC the Wausau Common Shares to be issued to Mosinee shareholders in connection with the Merger. This Joint Proxy Statement-Prospectus is a part of the Wausau Registration Statement and constitutes a prospectus of Wausau, as well as a proxy statement of Wausau for the Wausau Annual Meeting and a proxy statement of Mosinee for the Mosinee Special Meeting.

     As allowed by SEC rules, this Joint Proxy Statement-Prospectus does not contain all the information that shareholders can find in the Wausau Registration Statement or the exhibits to the Wausau Registration Statement.

     The SEC allows Wausau and Mosinee to "incorporate by reference" information into this Joint Proxy Statement-Prospectus, which means that the companies can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement-Prospectus, except for any information superseded by information contained directly in the Joint Proxy Statement-Prospectus. This Joint Proxy Statement-Prospectus incorporates by reference the documents set forth below that Wausau and Mosinee have previously filed with the SEC. These documents contain important information about each of the companies and their financial condition.

    WAUSAU SEC FILINGS (FILE NO. 0-7574)                           PERIOD
--------------------------------------------    --------------------------------------------
     Annual Report on Form 10-K.............    Year ended August 31, 1997

     Description of the Wausau Common Shares contained in Wausau's Registration Statement on Form 10 dated December 10, 1973, as amended by the description set forth under "Amendment of Restated Articles of Incorporation" in Wausau's Form 10-Q for the period ended February 29, 1992 and under Item 5 of Wausau's Form 10-Q for the period ended November 30, 1995 including any amendment or report filed for the purpose of updating such description. See "DESCRIPTION OF, AND CERTAIN DIFFERENCES IN, COMMON SHARES AND RIGHTS OF SHAREHOLDERS OF MOSINEE AND WAUSAU."

   MOSINEE SEC FILINGS (FILE NO. 0-1732)                           PERIOD
--------------------------------------------    --------------------------------------------
     Annual Report on Form 10-K.............    Year ended December 31, 1996
     Quarterly Reports on Form 10-Q.........    Quarters ended March 31, 1996, June 30, 1997
                                                  and September 30, 1997
     Current Reports on Form 8-K............    Dated August 24, 1997

     Description of the Mosinee Common Shares contained in Mosinee's Registration Statement on Form 10 dated September 24, 1965, as amended by the description set forth in Exhibit 99(a) to Mosinee's Form 10-Q for the period ended June 30, 1995, including any amendment or report filed for the purpose of updating such description.

     Additional documents that Wausau or Mosinee may file with the SEC between the date of this Joint Proxy Statement-Prospectus and the date of the Wausau Annual Meeting and the Mosinee Special Meeting are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Wausau has supplied all information contained or incorporated by reference in this Joint Proxy Statement-Prospectus relating to Wausau, and Mosinee has supplied all such information relating to Mosinee.

     Shareholders may have received some of the documents incorporated by reference. Copies of any of these documents may be obtained from their respective company or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from the company without charge, excluding all exhibits unless the company has specifically incorporated by reference an exhibit in this Joint Proxy Statement-Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:
                            Wausau Paper Mills Company
                            One Clark's Island
                            P.O. Box 1408
                            Wausau, Wisconsin 54402-1408
                            Telephone: (715) 845-5266

                            Mosinee Paper Corporation
                            1244 Kronenwetter Drive
                            Mosinee, Wisconsin 54455-9099
                            Telephone: (715) 693-4470

     Please request documents by December 10, 1997 to ensure receipt before the applicable meeting of shareholders described herein. Incorporated documents requested by shareholders will be mailed by first class mail, or other equally prompt means, within one business day of receipt of your request.

     SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT-PROSPECTUS TO VOTE THEIR SHARES AT THE MOSINEE SPECIAL MEETING OR THE WAUSAU ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS. THIS JOINT PROXY STATEMENT-PROSPECTUS IS DATED NOVEMBER 14, 1997. SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT-PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF WAUSAU COMMON SHARES IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

1997 P/E Ratios............................     33
1998 Annual Meeting........................     84
1998 P/E Ratios............................     33
A.G. Edwards...............................     15
A.G. Edwards Opinion.......................     22
Acquiring Person...........................     67
Alternative 1998 Annual Meeting............     84
Announcement Date..........................     65
Articles of Merger.........................     56
Blair Opinion..............................     27
Business Combination.......................     64
Certificates...............................     57
Change of Name Proposal....................     53
Code.......................................     19
Competing Transaction......................     61
Continuing Director........................     64
Determination Date.........................     65
D.F. King..................................     52
Distribution Date..........................     67
DOJ........................................     37
EBIT.......................................     23
EBITDA.....................................     20
Effective Date.............................     36
Effective Time.............................     37
Engagement Letter..........................     35
EPS........................................     23
Exchange Act...............................     61
Exchange Agent.............................     56
Exchange Fund..............................     56
Exchange Ratio.............................     16
Fort Howard................................     29
FTC........................................     37
GAAP.......................................     23
Goldman Sachs..............................     15
Historical Exchange Ratios.................     30
HSR Act....................................     37
IBES.......................................     33
Independent Shareholder....................     64
Initial Proposal...........................     15
Interested Shareholder.....................     64
IRS........................................     36
ISOs.......................................     82
James River................................     29
Large-Capitalization Companies.............     25
LTM........................................     25
Market-Based Exchange Ratio................     24
Merger.....................................     18
Merger Agreement...........................     18
Merger Proposal............................     51
Merger Sub.................................     18
Mid-Capitalization Companies...............     25
minimum holding periods....................     82
Mosinee....................................     15
Mosinee 1996 10-K..........................     50
Mosinee Board..............................     15
Mosinee Bylaws.............................     49
Mosinee Charter............................     49
Mosinee Common Shares......................     15
Mosinee Option.............................     57
Mosinee Plans..............................     52
Mosinee Preferred Shares...................     62
Mosinee SAR Plans..........................     57
Mosinee Special Committee..................     15
Mosinee Special Meeting....................     27
Mosinee Special Meeting Record Date........     40
Mosinee Stock Option Plans.................     57
Mosinee Stock Plans........................     57
non-qualified options......................     82
Option Committee...........................     80
Orr Plan...................................     47
P/E Multiple...............................     31
Pooling Affiliate..........................     59
Precedent Transactions.....................     25
Pro Forma EPS..............................     34
Proposals..................................     53
Public Companies...........................     23
Purchase Price.............................     67
Redemption Price...........................     69
Reporting Persons..........................     71
Restricted Shareholder.....................     66
Right......................................     67
Rights Agreement...........................     58
Rights Certificates........................     68
SAR........................................     75
SEC........................................     39
Securities Act.............................     39
Selected Commodity Companies...............     33
Selected Companies.........................     33
Selected Comparable Companies..............     29
Selected Pro Forma Data....................     12
Selected Tissue Companies..................     33
Series A Preferred Shares..................     62
SFAS.......................................     46
Share Issuance Proposal....................     53
SRP........................................     47
Substitute Option..........................     57
Substitute SARs............................     57
Surviving Corporation......................     56
Trust......................................     70
U.S. Person................................     36
Unaudited Pro Forma Information............     41
Unit.......................................     67
Voting Stock...............................     64
Wachtell Lipton............................     15
Wausau.....................................     15
Wausau Annual Meeting......................     17
Wausau Annual Meeting Record Date..........     40
Wausau Board...............................     15
Wausau Bylaws..............................     54
Wausau CEO.................................     73
Wausau Charter.............................     17
Wausau Common Shares.......................     15
Wausau Executive Committee.................     71
Wausau Plans...............................     55
Wausau Preferred Shares....................     62
Wausau Registration Statement..............     52
Wausau Special Committee...................     15
Wausau-Mosinee.............................     18
Wausau-Mosinee Board.......................     47
Wausau-Mosinee Common Shares...............     40
WBCL.......................................     53
William Blair..............................     15

                                                                      APPENDIX A

     AGREEMENT AND PLAN OF MERGER, dated as of August 24, 1997 (this "Agreement"), among Wausau Paper Mills Company, a Wisconsin corporation ("Parent"), WPM Holdings, Inc., a Wisconsin corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Mosinee Paper Corporation, a Wisconsin corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law (the "WBCL");

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.2. Effective Time. No later than two business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (together with a plan of merger, which shall consist of this Agreement) (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of, the WBCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

     SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCL.

     SECTION 1.4. Articles of Incorporation; By-laws. At the Effective Time, the Articles of Incorporation and the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-laws of the Surviving Corporation, respectively, until thereafter changed or amended as provided therein or in accordance with applicable law.

     SECTION 1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall become at the Effective Time the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall at the Effective Time be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

     (a) Each share of common stock, no par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and other than shares of Company Common Stock with respect to which dissenters' rights, if any, under the WBCL are duly exercised and not withdrawn ("Dissenting Shares")) shall be converted, subject to Section 2.2(e), into a number of duly authorized, validly issued, fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL) shares of common stock, no par value ("Parent Common Stock"), of Parent equal to the Exchange Ratio (as defined below). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof. For purposes of this Agreement, the term "Exchange Ratio" shall mean 1.4.

     (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (c) Each share of common stock, no par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, subject to Section 180.0622(2)(b) of the WBCL.

     SECTION 2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company mutually acceptable to the Company and Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares, if any), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

     (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined below), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Parent. In lieu thereof any holder of shares of Company Common Stock otherwise entitled hereunder to receive fractional shares of Parent Common Stock but for this Section 2.2(e) will be entitled hereunder to receive instead a cash payment in lieu thereof, without interest, in an amount equal to the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled times the average closing price of a share of Parent Common Stock on the Nasdaq National Market (the "NASDAQ") over the 10 trading days ending two trading days prior to the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to
Section 2.2(c), in each case, without any interest thereon.

     (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

     (i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

     (j) Dissenters' Rights. Holders of Company Common Stock shall be entitled to dissenters' rights only to the extent required by the applicable provisions of the WBCL. The Company shall give Parent prompt notice of any demands for appraisal of shares received by the Company.

     (k) Scrip. In the event that at any time after the Effective Time any holder of scrip in respect of shares of Company Common Stock shall duly present such scrip to the Surviving Corporation, Parent and the Surviving Corporation will cooperate to assure that each such holder receives upon surrender thereof a number of shares of Parent Common Stock equal to the product of the Exchange Ratio and the number of whole shares of Company Common Stock which may be issuable in respect of such scrip (with payment in accordance with Section 2.2(e) in lieu of any fractional interest therein).

     SECTION 2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.2(c).

     SECTION 2.4. Stock Options and Other Equity Awards. (a) The Company shall use its reasonable best efforts to assure that at the Effective Time, each then outstanding option to purchase Company Common Stock (a "Company Option") under the employee and director stock option plans of the Company (the "Company Stock Option Plans"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Company Common Stock otherwise purchasable pursuant to such Company Option divided by (z) the number of whole shares of Parent Common Stock deemed purchasable pursuant to such Substitute Option in accordance with the foregoing.

     (b) The Company shall use its reasonable best efforts to assure that at the Effective Time, each then outstanding stock appreciation right with respect to Company Common Stock (a "Company SAR") under the employee and director stock appreciation right and other incentive plans of the Company (the "Company SAR Plans" and, together with the Company Stock Option Plans, the "Company Stock Plans"), whether vested or unvested, shall be assumed by and become an obligation of Parent, and shall be deemed to constitute a stock appreciation right, on the same terms and conditions as were applicable under such Company SAR, with respect to the same number of shares of Parent Common Stock as the holder of such Company SAR would have been entitled to receive pursuant to the Merger had such holder been the owner, as of the Effective Time, of a number of shares of Company Common Stock equal to the number of such shares covered by such Company SAR (a "Substitute SAR"), with an exercise price per share equal to
(y) the aggregate exercise price for the Company Common Stock otherwise covered by such Company SAR divided by (z) the number of whole shares of Parent Common Stock deemed to be covered by such Substitute SAR in accordance with the foregoing.

     (c) The Company shall use its reasonable best efforts to make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options and Company SARs by Parent pursuant to this Section and Parent shall use its reasonable best efforts, immediately following the Effective Time, to register under the Securities Act on Form S-8 or other appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof) shares of Parent Common Stock issuable pursuant to all Substitute Options and Substitute SARs. Effective at the Effective Time, Parent shall assume each Company Option and Company SAR in accordance with the terms of the Company Stock Plan under which it was issued and the stock option or stock appreciation right agreement by which it is evidenced and all other obligations of the Company to issue Company Common Stock.

     (d) At the Effective Time, the number of Stock Equivalent Units that is credited, as of the Effective Time, to each Deferred Stock Account under the Mosinee Paper Corporation Deferred Compensation Plan for Directors (the "Director Deferred Compensation Plan") (as those terms are defined in the Director Deferred Compensation Plan) shall be adjusted to equal a number of Stock Equivalent Units equal to the same number of shares of Parent Common Stock as a holder of a number of shares of Company Common Stock equal to the number of such Stock Equivalent Units would have been entitled to receive pursuant to the Merger ("Substitute Stock Equivalent Units"), and from and after the Effective Time, all obligations of the Company under the Director Deferred Compensation Plan shall be assumed by and become an obligation of Parent, and all such Stock Equivalent Units, as so adjusted, shall be deemed to be based upon shares of Parent Common Stock.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement and making specific reference to the Section hereof as to which exception is made (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent as follows:

     SECTION 3.1. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" means any change or effect that is, or is reasonably likely to be, materially adverse to the business, properties, assets or financial condition of the Company and the Company Subsidiaries taken as a whole.

     SECTION 3.2. Articles of Incorporation and By-laws. The copies of the Company's Restated Articles of Incorporation (the "Company's Articles") and Restated By-laws (the "Company's By-laws"), in each case, as amended, delivered to Parent are complete and correct copies thereof. The Company's Articles and the Company's By-laws are in full force and effect. The Company is not in violation of any of the provisions of the Company's Articles or the Company's By-laws.

     SECTION 3.3. Capitalization. The authorized capital stock of the Company consists of (a) 30 million shares of Company Common Stock and (b) 1 million shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). As of the date hereof, 15,201,715 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL), and free of preemptive rights. As of the date hereof, (i) 442,900 shares of Company Common Stock were reserved for issuance upon exercise of Company Options granted pursuant to the Company Stock Plans and upon exercise of future grants of stock options, (ii) 330,000 shares of the Company Preferred Stock were designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Preferred Share Purchase Rights (as defined in the Rights Agreement (the "Rights Agreement"), dated as of July 1, 1996, by and between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent")), and (iii) no shares of Company Preferred Stock were issued and outstanding or held in the treasury of the Company. Except for the foregoing matters in this
Section 3.3, the Company Options granted pursuant to the Company Stock Plans, shares issuable upon exercise of Preferred Share Purchase Rights and agreements or arrangements described in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or securities convertible into or exchangeable or exercisable for such capital stock or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock, or securities convertible into or exchangeable or exercisable for such capital stock of, or other equity interests in, the Company or any Company Subsidiary. Since the date hereof, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable or exercisable for such capital stock, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 and except as set forth in Section 3.3 of the Company Disclosure Schedule or as permitted pursuant to
Section 5.1. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL), and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL), and free of preemptive rights, and, except for preferred stock of the Company Subsidiaries, is owned by the Company or another Company Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.4. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no other shareholder votes are necessary to authorize this Agreement or to consummate such transactions (other than, with respect to the Merger, the approval of this Agreement by the requisite vote of the holders of shares of Company Common Stock). The Board of Directors of the Company has approved the Merger, approved and adopted this Agreement and directed that this Agreement be submitted to the Company's shareholders for approval at a meeting of such shareholders. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 3.5. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) (assuming the shareholder approval set forth in Section 3.4 is obtained) conflict with or violate any provision of the Company's Articles or the Company's By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 3.5(b) have been obtained and all filings and obligations described in
Section 3.5(b) have been made, conflict with or violate any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as set forth in Section
3.5 of the Company Disclosure Schedule, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or amendment of, acceleration or cancellation of any obligation or benefit under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit (as defined in Section 3.6) or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a Company Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by the Company.

     (b) Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental, administrative, judicial or regulatory authority ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the NASDAQ, state takeover laws, premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filing and recordation of the Articles of Merger as required by the WBCL and as otherwise set forth in Section
3.5 of the Company Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Merger, or (B) individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.6. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Filings (as defined herein) filed prior to the date hereof and as it is now being conducted (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (a) have a Company Material Adverse Effect nor (b) prevent or materially delay the performance of this Agreement by the Company, and, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (x) have a Company Material Adverse Effect nor (y) prevent or materially delay the performance of this Agreement by the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property, asset or operation of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Company Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by the Company.

     SECTION 3.7. SEC Filings; Financial Statements. (a) The Company has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1995 (collectively, the "Company SEC Filings"). The Company SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act) and each presented fairly in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of June 30, 1997 included in the Company's Form 10-Q for the period ended June 30, 1997, including the notes thereto, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business that would neither, individually or in the aggregate, (i) have a Company Material Adverse Effect nor (ii) prevent or materially delay the performance of this Agreement by the Company.

     SECTION 3.8. Absence of Certain Changes or Events. Since June 30, 1997, except as contemplated by or as disclosed in this Agreement, as set forth in
Section 3.8 of the Company Disclosure Schedule or as disclosed in any Company SEC Filing filed prior to the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(a) any Company Material Adverse Effect or an event or development (other than in connection with the Merger) that would, individually or in the aggregate, have a Company Material Adverse Effect, or (b) any action taken by the Company or any of the Company Subsidiaries during the period from July 1, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

     SECTION 3.9. Employee Benefit Plans; Labor Matters. (a) Neither the Company nor any Company Subsidiary is subject to any dispute or controversy under federal or state labor laws other than any such controversy that would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent a true and complete copy as of the date hereof of each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the

Company or any Company Subsidiary could incur material liability under section 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans").

     (b) With respect to each Company Benefit Plan which is subject to Title IV of ERISA, (A) the accrued benefit obligations under such Company Benefit Plan, calculated in accordance with FAS 87 based upon the actuarial assumptions used in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (B) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan for which the 30-day notice requirement has not been waived, except where such reportable event would not have a Company Material Adverse Effect, and (C) no condition exists which would subject the Company or any Company Subsidiary to any fine under Section 4071 of ERISA, except where such condition would not have a Company Material Adverse Effect. No Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in section 3(37) of ERISA).

     (c) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which, individually or in the aggregate, would have a Company Material Adverse Effect. Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code, except where a violation of any such law, rule or regulation would not have a Company Material Adverse Effect. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, except where such loss of qualification would not have a Company Material Adverse Effect. Except as set forth in Section
3.9 of the Company Disclosure Schedule or in Company SEC Filings filed prior to the date hereof, no Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA),
(iii) deferred compensation benefits accrued as liabilities on the books of the Company or any Company Subsidiary or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary). All contributions or other amounts payable by the Company or any Company Subsidiary as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and
Section 412 of the Code. Except as set forth in Section 3.9 of the Company Disclosure Schedule or in any Company SEC Filing made prior to the date hereof, as of the date hereof, no Company Benefit Plan nor any agreement between the Company or any Company Subsidiary and any employee provides for the payment of any additional compensation or benefits on account of termination of employment in contemplation of or after, or otherwise in connection with, the transactions contemplated by this Agreement.

     SECTION 3.10. Accounting and Tax Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable U.S. accounting rules, including, without limitation, GAAP and applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under the accounting rules and section 368(a) of the Code and, as of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

     SECTION 3.11. Litigation. Except as disclosed in the Company SEC Filings filed prior to the date hereof or in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary by or before any Governmental Entity that individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Filings filed prior to the date hereof or in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

     SECTION 3.12. Taxes. (a) Except for such matters as would not have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have timely filed or will timely file all Tax Returns (as defined below) with respect to Taxes (as defined below) for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, (ii) all Tax Returns filed, or to be filed, by the Company and the Company Subsidiaries are, or will be, complete and accurate in all material respects, (iii) all Taxes that are shown due on a Tax Return or are otherwise due prior to the Effective Time have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iv) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries which deficiency has not been paid other than any deficiency being contested in good faith, (v) the Company and the Company Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, and whether or not being contested, and (vi) all material Taxes which the Company or any Company Subsidiary are required by law to withhold or collect for payment have been duly withheld. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges, and (ii) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     (b) To the Company's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been given or requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Company Material Adverse Effect.

     (c) There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Company Material Adverse Effect.

     SECTION 3.13. Environmental Matters. Except as set forth in Company SEC Filings filed prior to the date hereof, neither the Company nor any Company Subsidiary is the subject of any governmental investigation, or since January 1, 1995 has received any notice or claim, or has entered into any negotiations or agreements with any other persons relating to any noncompliance, liability or remedial action, under any environmental Laws except for any of the foregoing that would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect. Except as set forth in Company SEC Filings filed prior to the date hereof, there are no pending, or, to the knowledge of the Company, threatened actions, suits or proceedings against the Company, any Company Subsidiary or any of their respective properties, assets or operations asserting any such noncompliance or liability, or seeking any remedial action, in connection with any environmental Laws, except for any of the foregoing that would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect.

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

     SECTION 3.14. Rights Agreement. The Board of Directors of the Company has approved an amendment to the Rights Agreement to provide that a Distribution Date (as defined in the Rights Agreement) shall not occur or be deemed to occur and no person shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of, or the consummation of any of the transactions contemplated by, this Agreement. At the Effective Time, such amendment will be in full force and effect.

     SECTION 3.14. Opinion of Financial Advisor. William Blair & Company, L.L.C. ("Blair") has delivered to the Special Committee of the Board of Directors of the Company and to the Board of Directors of the Company its written opinion dated the date hereof, a copy of which opinion has been delivered to Parent, that, as of such date, the Exchange Ratio is fair from a financial point of view to the shareholders of the Company.

     SECTION 3.15. Brokers. No broker, finder or investment banker (other than Blair and Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement and making specific reference to the Section hereof as to which exception is made (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     SECTION 4.1. Organization and Qualification; Subsidiaries. Each of Parent, Merger Sub and each other subsidiary of Parent (collectively, the "Parent Subsidiaries") has been duly organized, is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent, Merger Sub and the other Parent Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means any change or effect that is, or is reasonably likely to be, materially adverse to the business, properties, assets or financial condition of Parent and the Parent Subsidiaries taken as a whole.

     SECTION 4.2. Articles of Incorporation and By-laws. The copies of Parent's and Merger Sub's Articles of Incorporation and By-laws, in each case as amended, delivered to the Company are complete and correct copies thereof. Such Articles of Incorporation and By-laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles or By-laws.

     SECTION 4.3. Capitalization. The authorized capital stock of Parent consists of (a) 100 million shares of Parent Common Stock and (b) 500,000 shares of preferred stock, no par value (the "Parent Preferred Stock"). As of the date hereof, (i) 36,514,972 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL), and free of preemptive rights,
(ii) 463,586 shares of Parent Common Stock were reserved for issuance upon exercise of options under Parent's employee and director stock option plans ("Parent Options") and upon exercise of future grants of stock options under such plans, and (iii) no shares of Parent Preferred Stock were issued or outstanding. Except for the foregoing and except as set forth in Section 4.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commit-

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

ments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or securities convertible into or exchangeable or exercisable for such capital stock, or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock, or securities convertible into or exchangeable or exercisable for such capital stock, of, or other equity interests in, Parent or any Parent Subsidiary. Since the date hereof, Parent has not issued any shares of its capital stock, or securities convertible into or exchangeable or exercisable for such capital stock, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3, as set forth in Section 4.3 of the Parent Disclosure Schedule or as permitted pursuant to Section 5.2. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL), and free of preemptive rights. Except as set forth in this Section 4.3 or in Section
4.3 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (i) restricting the transfer of,
(ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL), and free of preemptive rights, is owned by Parent or another Parent Subsidiary, and is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL), and will not be issued in violation of any preemptive rights.

     SECTION 4.4. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by Parent. Each of (i) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions, (ii) and the issuance (the "Share Issuance") of shares of Parent Common Stock pursuant to the Merger or the Substitute Options, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub and no other shareholder votes are necessary to authorize this Agreement or to consummate such transactions other than the requisite vote of the holders of shares of Parent Common Stock. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent's shareholders for approval at a meeting of such shareholders. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     SECTION 4.5. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) (assuming the shareholder approval set forth in Section 4.4 is obtained) conflict with or violate any provision of the Articles of Incorporation or By-laws of Parent or Merger Sub or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made, conflict with or violate any foreign or domestic Law applicable to Parent, Merger Sub or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (iii) except as set forth in Section 4.5 of the Parent Disclosure Schedule, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or amendment of, acceleration or cancellation of any obligation or benefit under, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note,

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

bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit (as defined in Section 4.6), other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a Parent Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Parent and Merger Sub.

     (b) Except as set forth in Section 4.5 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity, except (i) for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the NASDAQ, state takeover laws, premerger notification requirements of the HSR Act, filing and recordation of the Articles of Merger as required by the WBCL and as otherwise set forth in Section 4.5 of the Parent Disclosure Schedule and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Merger, or (B) individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 4.6. Permits; Compliance. Each of Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for Parent or any Parent Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Parent SEC Filings (as defined herein) filed prior to the date hereof and as it is now being conducted (the "Parent Permits"), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would neither, individually or in the aggregate, (a) have a Parent Material Adverse Effect nor
(b) prevent or materially delay the performance of this Agreement by Parent, and, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would neither, individually or in the aggregate, (x) have a Parent Material Adverse Effect nor
(y) prevent or materially delay the performance of this Agreement by Parent. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any Parent Subsidiary or by which any property, asset or operation of Parent or any Parent Subsidiary is bound or affected or (ii) any Parent Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Parent Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Parent.

     SECTION 4.7. SEC Filings; Financial Statements. (a) Parent has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1995 (collectively, the "Parent SEC Filings"). The Parent SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange
Act) and each presented fairly in all material respects the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of May 31, 1997 included in Parent's Form 10-Q for the period ended

May 31, 1997 including the notes thereto, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business that would neither, individually or in the aggregate, (i) have a Parent Material Adverse Effect nor (ii) prevent or materially delay the performance of this other than Agreement by Parent.

     SECTION 4.8. Absence of Certain Changes or Events. Since May 31, 1997, except as contemplated by or as disclosed in this Agreement, as set forth in
Section 4.8 of the Parent Disclosure Schedule or as disclosed in any Parent SEC Filing filed prior to the date hereof, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Parent Material Adverse Effect or an event or development (other than in connection with the Merger) that would, individually or in the aggregate, have a Parent Material Adverse Effect, or (b) any action taken by Parent or any of the Parent Subsidiaries during the period from June 1, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

     SECTION 4.9. Employee Benefit Plans; Labor Matters. (a) Neither Parent nor any Parent Subsidiary is subject to any dispute or controversy under federal or state labor laws other than any such controversy that would not be reasonably likely to have a Company Material Adverse Effect. Parent has made available to the Company a true and complete copy as of the date hereof of each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of ERISA, maintained or contributed to by Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary could incur material liability under section 4069, 4212(c) or 4204 of ERISA (the "Parent Benefit Plans").

     (b) Except as set forth in Section 4.9 of the Parent Disclosure Schedule, with respect to each Parent Benefit Plan which is subject to Title IV of ERISA,
(A) the accrued benefit obligations under such Parent Benefit Plan, calculated in accordance with FAS 87 based upon the actuarial assumptions used in the most recent actuarial report prepared by such Parent Benefit Plan's actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (B) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Benefit Plan for which the 30-day notice requirement has not been waived, except where such reportable event would not have a Parent Material Adverse Effect, and
(C) no condition exists which would subject Parent or any ERISA Affiliate to any fine under Section 4071 of ERISA, except where such condition would not have a Parent Material Adverse Effect. Except as set forth in Section 4.9 of the Parent Disclosure Schedule, no Parent Benefit Plan is a "multiemployer pension plan" (as such term is defined in section 3(37) of ERISA).

     (c) With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any Parent Subsidiary could be subject to any liability under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable Law which, individually or in the aggregate, would have a Parent Material Adverse Effect. Each of the Parent Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code, except where a violation of any such law, rule or regulation would not have a Parent Material Adverse Effect. Each of the Parent Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, except where such loss of qualification would not have a Parent Material Adverse Effect. Except as set forth on Section 4.9 of the Parent Disclosure Schedule or in Parent SEC Filings filed prior to the date hereof, no Parent Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Parent or any Parent Subsidiary, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary). All contributions or other amounts payable by Parent or any Parent Subsidiary as of the Effective Time with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code. Except as set forth in Section
4.9 of the Parent Disclosure Schedule or in any Parent SEC Filing filed prior to the date hereof, as of the date hereof, no Parent Benefit Plan nor any agreement between Parent or any Parent Subsidiary and any employee provides for the payment of any additional compensation or benefits on account of termination of employment in contemplation of or after, or otherwise in connection with, the transactions contemplated by this Agreement.

     SECTION 4.10. Accounting and Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment under applicable U.S. accounting rules, including, without limitation, GAAP and applicable SEC accounting standards, or would prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under the accounting rules and section 368(a) of the Code and, as of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

     SECTION 4.11. Litigation. Except as disclosed in Parent SEC Filings filed prior to the date hereof or in Section 4.11 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary by or before any Governmental Entity that individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Filings filed prior to the date hereof or in
Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

     SECTION 4.12. Taxes. (a) Except for such matters as would not have a Parent Material Adverse Effect, (i) Parent and the Parent Subsidiaries have timely filed or will timely file all Tax Returns with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Parent and the Parent Subsidiaries, (ii) all Tax Returns filed, or to be filed, by Parent and the Parent Subsidiaries are, or will be, complete and accurate in all material respects, (iii) all Taxes that are shown due on a Tax Return or are otherwise due prior to the Effective Time have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iv) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any of the Parent Subsidiaries which deficiency has not been paid other than any deficiency being contested in good faith, (v) Parent and the Parent Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, and whether or not being contested, and (vi) all material Taxes which Parent or any Parent Subsidiary are required by law to withhold or collect for payment have been duly withheld.

     (b) To Parent's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon Parent, or any of the Parent Subsidiaries, nor has Parent or any of the Parent Subsidiaries been given or requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Parent Material Adverse Effect.

     (c) There are no Tax liens upon any property or assets of Parent or any of the Parent Subsidiaries except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Parent Material Adverse Effect.

     SECTION 4.13. Ownership of Merger Sub; No Prior Activities. (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

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

     (b) As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Parent. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

     (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 4.14. Environmental Matters. Except as set forth in Parent SEC Filings filed prior to the date hereof, neither Parent nor any Parent Subsidiary is the subject of any governmental investigation, or since January 1, 1995 has received any notice or claim, or has entered into any negotiations or agreements with any other persons relating to any noncompliance, liability or remedial action, under any environmental Laws except for any of the foregoing that would not reasonably be expected individually or in the aggregate to have a Parent Material Adverse Effect. Except as set forth in Parent SEC Filings filed prior to the date hereof, there are no pending, or, to the knowledge of Parent, threatened actions, suits or proceedings against Parent, any Parent Subsidiary or any of their respective properties, assets or operations asserting any such noncompliance or liability, or seeking any remedial action, in connection with any environmental Laws, except for any of the foregoing that would not reasonably be expected individually or in the aggregate to have a Parent Material Adverse Effect.

     SECTION 4.15. Opinion of Financial Advisor. A. G. Edwards & Sons, Inc. ("Edwards") has delivered to the Special Committee of the Board of Directors of Parent and to the Board of Directors of Parent its written opinion dated the date hereof that, as of such date, the Exchange Ratio is fair from a financial point of view to the shareholders of Parent.

     SECTION 4.16. Brokers. No broker, finder or investment banker (other than Edwards and Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business. By way of amplification and not limitation, except as set forth in Section 5.1 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, the Company shall not (unless required by applicable Laws or NASDAQ regulations) cause or permit the Company or any Company Subsidiary, or any of their officers, directors, employees and agents, to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

     (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable or exercisable securities, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or
(ii) other than in the ordinary course of business and in a manner consistent with past practice, any property or assets of the Company or any Company Subsidiary, except (A) the issuance of Company Common Stock upon the exercise of Company Options, the grant of options to purchase up to an additional 50,000 shares of Company Common Stock under the Company Stock Plans and the issuance of shares upon exercise thereof, (B) pursuant to contracts or agreements in force at the date of this Agreement, or (C) that the Company may amend the Rights Agreement; provided that no such amendment shall result in Parent or any of its affiliates or associates becoming an "Acquiring Person" thereunder as a result of the transactions contemplated hereby or otherwise exempt any third person from the definition of "Acquiring Person";

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than regular quarterly cash dividends at a rate not in excess of $.07 per share of Company Common Stock declared and paid in accordance with past practice and dividends paid by Company Subsidiaries to the Company or to other Company Subsidiaries in the ordinary course or dividends in respect of preferred stock of a Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than any preferred stock of a Company Subsidiary);

     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof (other than a wholly owned Company Subsidiary or any preferred stock of a Company Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business;
(ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for
(A) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted under this Section 5.1,
(B) indebtedness incurred to refinance any existing indebtedness or (C) other indebtedness for borrowed money under existing credit facilities; or (iii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e);

     (f) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

     (g) take any action that would prevent or impede the Merger from qualifying
(A) for "pooling-of-interests" accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Code;

     (h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

     (i) amend any existing plan or program to provide, or adopt a new plan or program providing, for the payment to any class of employees of any additional compensation or benefits in connection with the transactions contemplated by this Agreement; or

     (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

     SECTION 5.2. Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Company shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business. By way of amplification and not limitation, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, Parent shall not (unless required by applicable Laws or NASDAQ regulations) cause or permit Parent or any Parent Subsidiary, or any of their officers, directors, employees and agents, to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

     (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of Parent or any Parent Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable or exercisable securities, or any other ownership interest (including, without limitation, any phantom interest) of Parent or any Parent Subsidiary or (ii) other than in the ordinary course of business and in a manner consistent with past practice, any property or assets of Parent or any Parent Subsidiary, except (A) the issuance of Parent Common Stock upon the exercise of Parent Options, the grant of options to purchase up to an additional 50,000 shares of Parent Common Stock under the existing Parent stock option plans and the issuance of shares upon exercise thereof, (B) pursuant to contracts or agreements in force at the date of this Agreement and (C) that Parent may adopt and amend a share purchase rights plan of the type created by the Rights Agreement, with such terms and provisions as Parent may determine (except that any such plan and amendment shall exempt the transactions contemplated by this Agreement);

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except (i) for regular quarterly cash dividends at a rate not in excess of $.0625 per share of Parent Common Stock declared and paid in accordance with past practice, and (ii) for dividends paid by any Parent Subsidiary to Parent or a Parent Subsidiary in the ordinary course) or enter into any agreement with respect to the voting of its capital stock;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof (other than a wholly owned Parent Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted under this Section 5.2, (B) indebtedness incurred to refinance any existing indebtedness or (C) other indebtedness for borrowed money under existing credit facilities; or (iii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2(e);

     (f) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

     (g) take any action that would prevent or impede the Merger from qualifying
(A) for "pooling-of-interests" accounting treatment or (B) as a reorganization within the meaning of Section 368 of the Code;

     (h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

     (i) amend any existing plan or program to provide, or adopt a new plan or program providing, for the payment to any class of employees of any additional compensation or benefits in connection with the transactions contemplated by this Agreement; or

     (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

     SECTION 5.3. Cooperation. The Company and Parent shall coordinate and cooperate in connection with (i) the preparation of the Registration Statement and the Proxy Statement (as such terms are defined below), (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts or agreements of Parent, the Company or any of their respective subsidiaries, in connection with the consummation of the Merger and (iii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Proxy Statement and timely seeking to obtain any such actions, consents, approvals or waivers.

     SECTION 5.4. Notices of Certain Events. Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Company, any Company Subsidiary, Parent or any Parent Subsidiary that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a material default under any material contracts or agreements of Parent, the Company or any of their respective subsidiaries; and (v) any change that is reasonably likely to result in any Parent Material Adverse Effect or a Company Material Adverse Effect or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the meetings of the Company's shareholders and Parent's shareholders to be held in connection with the Merger and the related transactions (together with any amendments thereof or supplements thereto, the "Proxy Statement") and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Merger. Each of Parent and the Company will use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the Share Issuance. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

     (b) As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Proxy Statement to its respective shareholders. The Proxy Statement shall include the recommendation of the Board of Directors of each of Parent and the Company in favor of the Share Issuance and this Agreement, respectively, unless otherwise required by the applicable fiduciary duties of the respective directors of Parent and the Company, as determined by such directors in good faith after consultation with legal counsel. No modification or withdrawal of such recommendation shall relieve the Company of its obligation to submit this Agreement to the Company's shareholders for their approval or Parent of its obligation to submit the Share Issuance to Parent's shareholders for their approval.

     (c) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent and the Company, (iii) the time of each of the Shareholders' Meetings (as defined below), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (e) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company and Parent, (iii) the time of each of the Shareholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.2. Shareholders' Meetings. The Company shall call and hold a meeting of its shareholders (the "Company Meeting") and Parent shall call and hold a meeting of its shareholders (the "Parent Meeting" and, together with the Company Meeting, the "Shareholders' Meetings") as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Share Issuance, respectively. Parent may elect to combine such meeting with its next Annual Meeting of Shareholders.

     SECTION 6.3. Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (a) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and (b) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Subject to applicable law, the parties shall maintain the confidentiality of such information.

     SECTION 6.4. No Solicitation of Transactions. (a) Each of the Company and Parent will not, directly or indirectly, and will cause its officers, directors, employees, subsidiaries, affiliates, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Committee of its Board of Directors) not to, directly or indirectly, take any action to (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), (ii) enter into or maintain or participate in any way in discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or (iii) agree to or approve, recommend or endorse any Competing Transaction, or authorize or permit any of the officers, directors, employees or affiliates of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries or any Committee of the Board of Directors of such party, to take any such action. The Company shall notify Parent and Parent shall notify the Company promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made and each shall provide the other with the identity of the party making such proposal and with a summary of the terms thereof and each shall keep the other reasonably apprised of the status thereof. Each of the Company and Parent agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

     (b) Notwithstanding anything to the contrary in Section 6.4(a), the Board of Directors of each of the Company and Parent may cause Parent or the Company to furnish, pursuant to a customary confidentiality agreement, information to, and may participate in discussions or negotiations with, any person that, unsolicited by it after the day of the signing of this Agreement, has submitted a written proposal to it relating to a Competing Transaction which was not solicited by it or which did not otherwise result from a breach of Section 6.4(a), to the extent that the Board of the Company or Parent (as applicable) determines in good faith after consultation with legal counsel that it is necessary to do so to avoid a breach of its fiduciary duties to the Company or its shareholders or Parent or its shareholders under applicable Laws. Such furnishing of information and participation in discussions or negotiations in accordance with this Section 6.4(b) shall not constitute a breach of this Agreement by such party; provided that neither the Company nor Parent shall have any right to terminate this Agreement or otherwise cease performance of its obligations hereunder except pursuant to Article VIII hereof.

     (c) Subject to Section 6.1(b) and Section 6.2, nothing contained in this
Section 6.4 shall prohibit either party hereto from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of its Board of Directors, failure so to disclose would result in a violation of applicable Law.

     (d) A "Competing Transaction" with respect to the Company or Parent, respectively, means any of the following involving the Company or Parent, respectively, other than the Merger: any proposed (i) merger, consolidation, share exchange, business combination or other similar transaction involving such party, (ii) sale, lease, exchange, transfer or other disposition directly or indirectly of 50% or more of the consolidated assets of such party and its subsidiaries, taken as a whole, or (iii) transaction in which any person would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership, of (whether itself, as a member of any "group" (as such term is defined under the Exchange
Act) or otherwise), 50% or more of the outstanding voting capital stock of the Company or Parent, respectively.

     SECTION 6.5. Appropriate Action; Consents; Filings. (a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, obtaining shareholder approvals contemplated hereby, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Company shall be required to (and neither shall without the consent of the other) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or otherwise take any action that limits its freedom of action with respect to or its ability to retain, businesses, product lines, assets or properties, which are material in the aggregate to Parent and the Company taken together as a whole. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) Each of the parties hereto agrees, and shall cause each of its respective subsidiaries to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for completion of the transactions (including through compliance with the HSR Act and any applicable foreign governmental reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

     SECTION 6.6. Pooling. From and after the date hereof and until the Effective Time, none of Parent, Merger Sub, the Company, or any of their respective subsidiaries or other affiliates over which they exercise control, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, each of Parent, Merger Sub and the Company shall take all reasonable actions necessary to cause the Merger to be characterized as a pooling of interests for accounting purposes if such a characterization shall be jeopardized by action taken by Parent, Merger Sub or the Company prior to the Effective Time.

     SECTION 6.7. Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto by written update to its Disclosure Schedule of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.8. Pooling Affiliates. (a) The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an affiliate letter, in customary form, executed by each person who, in the Company's reasonable judgment, is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, a "Pooling Affiliate") of the Company.

     (b) Parent shall use its reasonable best efforts to deliver or cause to be delivered to the Company, prior to the Effective Time, an affiliate letter, in customary form, executed by each person who, in Parent's reasonable judgment, is a Pooling Affiliate of Parent.

     SECTION 6.9. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the NASDAQ or the National Association of Securities Dealers, Inc.

     SECTION 6.10. NASDAQ Listing. Parent shall promptly prepare and submit to the NASDAQ a listing application covering the shares of Parent Common Stock to be issued in the Share Issuance, and shall use its reasonable best efforts to cause such shares to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

     SECTION 6.11. Indemnification of Directors and Officers. (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Articles and the Company's By-laws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or its subsidiaries. Parent shall assume, be jointly and severally liable for, and honor, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each indemnification agreement to which any officer or director of the Company or Parent is a party as of immediately prior to the Effective Time without limit as to time.

     (b) Without limiting Section 6.11(a), after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, employee or agent of Parent, each Parent Subsidiary, the Company and each Company Subsidiary and each such person who served at the request of Parent, each Parent Subsidiary, the Company or each Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Parent and the Surviving Corporation shall pay the fees and expenses of counsel selected by any Indemnified Party promptly after statements therefor are received and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter.

     (c) For six years from the Effective Time, the Surviving Corporation shall provide to Parent's and the Company's current directors and officers liability insurance protection of the same kind and scope as that currently provided by Parent's and the Company's directors' and officers' liability insurance policies.

     (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.11.

     (e) The obligations of the Surviving Corporation and Parent under this
Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 6.11 applies without the consent of such affected director, officer, employees, agents or other persons (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section
6.11 applies shall be third-party beneficiaries of this Section 6.11).

     SECTION 6.12. Plan of Reorganization. The Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

     SECTION 6.13. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.14.  Parent's Board of Directors and Chief Executive
Officer. (a) Parent's Board of Directors will take action to cause the number of directors comprising the full Board of Directors of Parent at the Effective Time to be comprised of all persons currently members of the Board of Directors of either the Company or Parent (unless any such individual shall as a result of death, disability or otherwise be unable or unwilling to serve), each to hold office in accordance with the Articles of Incorporation and By-laws of Parent, and Parent shall cause the size of its Board of Directors to be increased accordingly.

     (b) The parties hereto intend that at the Effective Time Mr. San W. Orr, Jr. shall continue to serve as the Chairman of the Board of Directors of Parent, Mr. Daniel R. Olvey shall become Chief Executive Officer and President of Parent, and Mr. Daniel D. King and Mr. Richard L. Radt shall each serve as Vice Chairman of the Board of Directors of Parent (in each case, in accordance with the Articles of Incorporation and By-laws of Parent).

                                  ARTICLE VII

                               CLOSING CONDITIONS

     SECTION 7.1. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable
Law:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

     (b) Shareholder Approval. This Agreement shall have been approved by the requisite vote of the shareholders of the Company and the Share Issuance shall have been approved by the requisite vote of the shareholders of Parent.

     (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (and none of the foregoing shall otherwise be in effect), in any case which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

     (d) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

     (e) NASDAQ. The shares of Parent Common Stock issuable to the Company's shareholders in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

     SECTION 7.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any update to the Company Disclosure Schedule under Section 6.7, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) Tax Opinion. Parent shall have received the opinion of Sidley & Austin, special counsel to Parent, in form and substance reasonably satisfactory to Parent, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization, (ii) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (iii) no gain or loss will be recognized by the shareholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time, which opinion shall be reasonably satisfactory in form and substance to the Parent. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and certain shareholders of Parent and the Company.

     (d) Pooling Opinion. Parent shall have received the opinion of Wipfli, Ullrich Bertelson LLP, dated as of the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

     SECTION 7.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement, without giving effect to any update to the Parent Disclosure Schedule under Section 6.7, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date.

     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) Tax Opinion. The Company shall have received the opinion of Foley & Lardner, in form and substance reasonably satisfactory to the Company based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization, (ii) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (iii) no gain or loss will be recognized by the shareholders of the Company who exchange their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, the Company and certain shareholders of Parent and the Company.

     (d) Pooling Opinion. The Company shall have received the opinion of Wipfli, Ullrich Bertelson LLP, dated as of the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company or approval of the Share Issuance by the shareholders of Parent:

     (a) by mutual consent of Parent and the Company;

     (b) (i) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that
Section 7.2(a) or Section 7.2(b) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach;

     (ii) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that
Section 7.3(a) or Section 7.3(b) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by Parent of written notice of such breach;

     (c) by either Parent or the Company if after the date hereof any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

     (d) by either Parent or the Company if the Merger shall not have been consummated before June 30, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; or

     (e) after March 31, 1998, by either Parent or the Company if at the time of termination either (i) this Agreement shall not have been approved by the requisite vote of the shareholders of the Company or (ii) the Share Issuance shall not have been approved by the requisite vote of the shareholders of Parent.

     SECTION 8.2. Effect of Termination. (a) In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent or the Company, other than in respect of the provisions of Section 6.3, this Section 8.2 and Section 8.5, and except to the extent that such termination results from the willful and material breach by a party of any of its covenants or agreements set forth in this Agreement.

     (b) If this Agreement is terminated by either party pursuant to clause (i) of Section 8.1(e) or at a time when Parent was entitled to terminate this Agreement pursuant to clause (i) of Section 8.1(e) and if a Company Trigger Event (as defined herein) shall occur, the Company shall make payment to Parent (without any requirement of demand and simultaneously with the occurrence of the Company Trigger Event) by wire transfer of immediately available funds of a breakup fee in the amount of $15 million (the "Company Breakup Fee"). A "Company Trigger Event" shall be deemed to have occurred if, (i) prior to termination of this Agreement a proposal relating to a Competing Transaction with respect to the Company shall have been made or a person's interest in effecting a Competing Transaction shall have otherwise been made known and (ii) not later than the first anniversary of termination of this Agreement, (A) the Company shall have entered into a definitive agreement with a third party (whether or not a person referred to in clause (i) above) providing for the acquisition of the Company or a majority of the Company's assets or voting securities by such third party or the consolidation or merger of the Company or (B) any person (other than Parent) shall have acquired beneficial ownership of more than 50% of the outstanding voting securities of the Company.

     (c) If this Agreement is terminated by either party pursuant to clause (ii) of Section 8.1(e) or at a time when the Company was entitled to terminate this Agreement pursuant to clause (ii) of Section 8.1(e) and if a Parent Trigger Event (as defined herein) shall occur, Parent shall make payment to the Company (without any requirement of demand and simultaneously with the occurrence of the Parent Trigger Event) by wire transfer of immediately available funds of a breakup fee in the amount of $15 million (the "Parent Breakup Fee"). A "Parent Trigger Event" shall be deemed to have occurred if, (i) prior to the termination of this Agreement a proposal relating to a Competing Transaction with respect to Parent shall have been made or a person's interest in effecting a Competing Transaction shall have otherwise been made known and (ii) not later than the first anniversary of termination of this Agreement (A) Parent shall have entered into a definitive agreement with a third party (whether or not a person referred to in clause (i) above) providing for the acquisition of Parent or a majority of Parent's assets or voting securities by such third party or the consolidation or merger of Parent or (B) any person (other than the Company) shall have acquired beneficial ownership of more than 50% of the outstanding voting securities of Parent.

     SECTION 8.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.4. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     SECTION 8.5. Fees and Expenses. Subject to Section 8.2, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the

Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Parent or Merger Sub, addressed to it at:

        One Clark's Island
        Wausau, WI 54402

        with a copy to:

        Chairman of the Special Committee
        c/o Wausau Paper Mills Company
        One Clark's Island
        Wausau, WI 54402

     (b) If to the Company, addressed to it at:

        1244 Kronenwetter Drive
        Mosinee, WI 54455

        with a copy to:

        Chairman of the Special Committee
        c/o Mosinee Paper Corporation
        1244 Kronenwetter Drive
        Mosinee, WI 54455

     SECTION 9.3. Certain Definitions. For purposes of this Agreement, the term:

     (a) "good standing" shall only be deemed to apply to the extent applicable under governing corporate law.

     (b) "knowledge" will be deemed to be present when any executive officer of Parent or the Company, as the case may be, is actually aware of the matter in question;

     (c) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

     (d) "subsidiary" or "subsidiaries" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity;

     SECTION 9.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.6. Entire Agreement. This Agreement (together with the Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 9.7. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 2.4 or 6.11 or the right to receive the consideration payable in the Merger pursuant to Article II, (which are intended to and shall create third party beneficiary rights) is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Wisconsin, without giving effect to the conflict of law rules thereof.

     SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          WAUSAU PAPER MILLS COMPANY

                                          By: /s/ DANIEL D. KING
                                            ------------------------------------
                                            Name: Daniel D. King
                                           Title: President and
                                               Chief Executive Officer

                                          WPM HOLDINGS, INC.

                                          By: /s/ DANIEL D. KING
                                            ------------------------------------
                                            Name: Daniel D. King
                                            Title: President

                                          MOSINEE PAPER CORPORATION

                                          By: /s/ DANIEL R. OLVEY
                                            ------------------------------------
                                           Name: Daniel R. Olvey
                                            Title: President and
                                               Chief Executive Officer

                     [A.G. EDWARDS & SONS, INC. LETTERHEAD]

                                                                      APPENDIX B

                                                               November 14, 1997

Special Committee of the Board of Directors and The Board of Directors
Wausau Paper Mills Company
One Clark's Island
Wausau, WI 54401-1408

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of the outstanding shares of common stock, without par value ("Company Common Stock"), of Wausau Paper Mills Company (the "Company") of the Exchange Ratio of 1.40 shares of Company Common Stock for each share of common stock, without par value ("Mosinee Common Stock") of Mosinee Paper Corporation ("Mosinee") in the proposed merger (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of August 24, 1997, among the Company, Mosinee, and Mosinee Acquisition Co., a wholly owned subsidiary of the Company (the "Agreement").

     A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to the Agreement and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We are not aware of any present or contemplated relationship between A.G. Edwards, the Company, the Company's directors and officers or its shareholders, or Mosinee, which in our opinion would affect our ability to render a fair and independent opinion in this matter.

     In connection with this opinion, we have, among other things:

          (i) reviewed the Agreement and related documents;

          (ii) reviewed the Company's and Mosinee's historical audited financial statements, certain unaudited interim financial statements and financial projections;

          (iii) held discussions with management of the Company and Mosinee regarding the past and current business operations, financial condition and future prospects of the Company and Mosinee, respectively, including information relating to the strategic, financial and operational benefits anticipated from the Merger;

          (iv) reviewed the pro forma impact of the Merger on the sales, operating income, earnings per share and shareholders' equity of Wausau;

          (v) compared certain financial and stock market information for the Company and Mosinee with similar information and stock market information for certain other companies, the securities of which are publicly traded;

          (vi) reviewed the historical trading activity of the Company Common Stock and the Mosinee Common Stock;

          (vii) reviewed the financial terms of certain recent business combinations in the forest products industry; and

          (viii) completed such other studies and analyses that we considered appropriate.

     In preparing our opinion, A.G. Edwards has assumed and relied upon the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company and Mosinee. We have not been engaged to, and therefore we have not verified, the accuracy or completeness of any such information. A.G. Edwards has been informed and assumed that financial projections supplied to, discussed with or otherwise made available to us reflect the best currently available estimates and judgments of the managements of the Company and Mosinee as to the expected future financial performance of the Company and Mosinee, in each case on a stand-alone basis and after giving effect to the Merger, including, without limitation, the projected cost savings and operation synergies resulting from the Merger. A.G. Edwards has not independently verified such information or assumptions nor do we express any opinion with respect thereto. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Mosinee, nor have we been furnished with any such appraisals.

     In rendering our opinion, A.G. Edwards has also assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and that the Merger will be consummated on the terms contained in the Agreement, without any waiver of any material terms or conditions by the Company.

     A.G. Edwards' opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, to the Shareholders, of the Exchange Ratio of 1.40 shares of Company Common Stock for each share of Mosinee Common Stock, pursuant to the Agreement.

     It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company and does not constitute a recommendation as to how any holder of the Company Common Shares should vote with respect to the Transaction. This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent, except that this opinion may be included in its entirety in the proxy materials to be distributed to the Shareholders regarding the Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the Shareholders.

                                          Very truly yours,

                                          A.G. EDWARDS & SONS, INC.

                                          By: /s/ Douglas E. Reynolds

                                            ------------------------------------
                                            Douglas E. Reynolds
                                            Managing Director

                                                                      APPENDIX C
                      [WILLIAM BLAIR & COMPANY LETTERHEAD]

                                                               November 14, 1997

Special Committee of the Board of Directors
Board of Directors
Mosinee Paper Corporation
1244 Kronenwetter Drive
Mosinee, WI 54455-9099

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders (collectively the "Stockholders") of Mosinee Paper Corporation (the "Company") of the Exchange Ratio (as defined below) to be used in connection with the merger pursuant to the terms of the Agreement and Plan of Merger dated as of August 24, 1997 (the "Merger Agreement") by and among Wausau Paper Mills Company ("Wausau"), a wholly-owned subsidiary of Wausau, and the Company. Pursuant to the terms of the Merger Agreement, the Company will be merged with a wholly-owned subsidiary of Wausau (the "Merger"). The Merger Agreement provides, among other things, that each share of common stock of the Company, no par value per share will be converted into 1.40 shares (the "Exchange Ratio") of Wausau common stock, no par value.

     In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) audited historical financial statements of the Company for each of the five fiscal years ended December 31, 1996 and of Wausau for each of the five fiscal years ended August 31, 1997; (c) the unaudited financial statements of the Company for the nine months ended September 30, 1997; (d) certain internal financial information and forecasts for the Company and Wausau, prepared by the respective companies' managements including the amount and timing of cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and Wausau; and (e) certain other publicly available information on the Company and Wausau. We have also held discussions with members of the senior management of the Company and Wausau to discuss the foregoing, and have considered other matters which we have deemed relevant to our inquiry.

     Although we have no reason to believe that any of the financial or other information on which we have relied is not accurate or complete, we have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets of the Company or Wausau. With respect to financial forecasts and the Expected Synergies, we have assumed that such forecasts and the Expected Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Wausau's managements, as the case may be, as to the respective future financial performance of the Company and Wausau and the Expected Synergies. Our opinion herein is based upon circumstances existing and disclosed to us and which can be evaluated as of November 14, 1997. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including (a) historical revenues, operating earnings, operating cash flows, net income and capitalization, as to the Company, Wausau and certain publicly held companies; (b) the current financial position and results of operations of the Company and Wausau; (c) the historical market prices and trading volumes of the common stocks of the Company and Wausau; (d) financial information concerning selected actual and proposed business combinations which we believe to be relevant; (e) the Expected Synergies and (f) the general condition of the securities markets. We were not requested to, nor did we, seek alternative participants for the proposed Merger.

     William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee and indemnify us against certain liabilities.

     This opinion is for the use and benefit of the Company's Special Committee and Board of Directors of the Company. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Company of the Exchange Ratio in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in a proxy statement mailed to the Stockholders by the Company with respect to the Merger.

     We are not expressing any opinion herein as to the prices at which the Company's shares will trade following the date hereof, which may vary depending upon, among other factors, changes in interest rates, currency exchange rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Stockholders of the Company.

                                        Very truly yours,

                                        LOGO
                                        ----------------------------------------
                                        WILLIAM BLAIR & COMPANY, L.L.C.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Pursuant to sections 180.0850 to 180.0859 of the WBCL, and subject to the limitations stated therein, the Registrant is required to indemnify any director or officer against liability and reasonable expenses (including attorneys' fees) incurred by such person in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding in which such person is made a party by reason of being or having been a director or officer of the Registrant, unless liability was incurred because such person breached or failed to perform a duty owed to the Registrant which constituted (1) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which such person has a material conflict of interest; (2) a violation of criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which such person derived an improper personal profit; or (4) willful misconduct. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights or indemnification to which a person may be entitled under the Registrant's articles of incorporation or bylaws, or any written agreement, vote of shareholders or disinterested directors, or otherwise.

     Section 180.0859 of the Wisconsin statutes provides that it is the public policy of the State of Wisconsin that such indemnification provisions apply, to the extent applicable to any other proceeding, to, among other things, the offer, sale or purchase of securities in any proceeding involving a state or federal statute.

     Sections 10.1-10.2 of the Registrant's bylaws are substantially similar to the provisions of sections 180.0850 to 180.0859 of the Wisconsin statutes. The Registrant's bylaws extend coverage to directors or officers serving in a fiduciary or administrative capacity and also set forth procedures to be followed in obtaining indemnification. Officers and directors of the Registrant are also insured, subject to certain specified exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective offices, which include claims under the Securities Act of 1933, as amended.

     The Registrant has in effect insurance polices which, among other things, insure directors and officers of the Registrant against certain claims which are not indemnified by the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS.  See Exhibit Index.

 (B) FINANCIAL STATEMENT SCHEDULES.  None.

 (C) REPORT, OPINION OR APPRAISAL.  Not Applicable.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned the Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned the Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wausau, State of Wisconsin, on November 14, 1997.

                                          WAUSAU PAPER MILLS COMPANY

                                          By /s/ DANIEL D. KING

                                          --------------------------------------
                                          Daniel D. King
                                          President and Chief Executive Officer
                                          and a Director

     Each person whose signature appears below constitutes and appoints San W. Orr, Jr. and Steven A. Schmidt, and each of them, his true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------


/s/ SAN W. ORR, JR.                            Chairman of the Board         November 14, 1997
---------------------------------------------
San W. Orr, Jr.

/s/ STEVEN A. SCHMIDT                          Vice President -- Finance,    November 14, 1997
---------------------------------------------  Secretary and Treasurer
Steven A. Schmidt
(Principal Financial and Accounting Officer)

/s/ HARRY R. BAKER                             Director                      November 14, 1997
---------------------------------------------
Harry R. Baker

/s/ GARY W. FREELS                             Director                      November 14, 1997
---------------------------------------------
Gary W. Freels

/s/ DAVID B. SMITH, JR.                        Director                      November 14, 1997
---------------------------------------------
David B. Smith, Jr.

                                 EXHIBIT INDEX

     Exhibits required by Item 601 of Regulation S-K:

  EXHIBIT
  NUMBER                                  EXHIBIT DESCRIPTION
  ------   ----------------------------------------------------------------------------------
    2.1    Agreement and Plan of Merger, dated as of August 24, 1997, among Wausau Paper
           Mills Company ("Wausau"), WPM Holdings, Inc. and Mosinee Paper Corporation
           ("Mosinee") included as Appendix A to the Joint Proxy Statement-Prospectus
           included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
    3.1    Form of Amendment to the Registrant's Restated Articles of Incorporation.
    5.1    Opinion of Ruder, Ware & Michler, A Limited Liability S.C. as to the legality of the shares being issued (including consent).
    8.1    Opinion of Sidley & Austin regarding the federal income tax consequences of the
           Merger (including consent).
    8.2    Opinion of Foley & Lardner regarding the federal income tax consequences of the
           Merger (including consent).
   23.1    Consent of Wipfli Ullrich Bertelson LLP relating to the audited financial statements of Wausau Paper Mills Company.
   23.2    Consent of Wipfli Ullrich Bertelson LLP relating to the audited financial statements of Mosinee Paper Corporation.
   23.3    Consent of Ruder, Ware & Michler, A Limited Liability S.C. (included in Exhibit
           5.1).
   23.4    Consent of Sidley & Austin (included in Exhibit 8.1).
   23.5    Consent of Foley & Lardner (included in Exhibit 8.2).
   99.1    Form of Proxy Card of Wausau Paper Mills Company.
   99.2    Form of Proxy Card of Mosinee Paper Corporation.
   99.3    Consent of Richard L. Radt to being named as about to become a director of the
           Registrant.
   99.4    Consent of Daniel R. Olvey to being named as about to become a director of the
           Registrant.
   99.5    Consent of Richard G. Jacobus to being named as about to become a director of the
           Registrant.
   99.6    Consent of Walter Alexander to being named as about to become a director of the
           Registrant.
   99.7    Consent of A.G. Edwards & Sons, Inc.
   99.8    Consent of William Blair & Company, L.L.C.
   99.9    Consent of Goldman, Sachs & Co.